    As filed with the Securities and Exchange Commission on August 28, 1998
                                                        Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                -----------------------------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                -----------------------------------------------

                        FIRSTPLUS FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                       6141                   75-2561085
(State or other jurisdiction of    (Primary Standard          (I.R.S. Employer
incorporation or organization)         Industrial            Identification No.)
                                  Classification No.)

                                 1600 VICEROY
                              DALLAS, TEXAS 75235
                                (214) 599-6400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              RONALD M BENDALIN
                               GENERAL COUNSEL
                           1600 VICEROY, 4TH FLOOR
                             DALLAS, TEXAS 75235
                               (214) 599-6400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPIES TO:
       RONALD J. FRAPPIER                           JOSEPH G. PASSAIC, JR.
      JENKENS & GILCHRIST,                           PATTON BOGGS, L.L.P.
   A PROFESSIONAL CORPORATION                        2550 M. STREET, N.W.
  1445 ROSS AVENUE, SUITE 3200                     WASHINGTON, D.C.  20037-1350
       DALLAS, TEXAS 75202                              (202) 457-6000
         (214) 855-4500

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger of Life Financial Acquisition, Inc. ("LFA") with and into LIFE Financial Corporation ("LIFE") pursuant to the Agreement and Plan of Merger, dated March 11, 1998, as amended, among the Registrant, LFA and LIFE, described in the enclosed Proxy Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
     Title of each class of                                                 Proposed maximum
       securities to be          Amount to be       Proposed maximum       aggregate offering         Amount of
           registered            registered (1)  offering price per unit        price (2)        Registration Fee (2)
---------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par value      4,400,000               N/A                $116,864,000             $34,475
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Based upon the estimated number of shares that may be issued in the transaction described herein.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of shares of FIRSTPLUS Financial Group, Inc. on August 24, 1998 ($26.56) reported on the New York Stock Exchange, Inc. multiplied by the maximum number of such shares (4,400,000) that may be exchanged for the common stock, $.01 par value, of LIFE Financial Corporation pursuant to the merger transaction described herein.

                              --------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                           LIFE FINANCIAL CORPORATION
                      10540 NORTH MAGNOLIA AVENUE, SUITE B
                        RIVERSIDE, CALIFORNIA  92505-1814
                                                              ___________, 1998

TO THE STOCKHOLDERS OF
LIFE FINANCIAL CORPORATION:

     You are cordially invited to attend a Special Meeting of Stockholders (the "LIFE Meeting") of LIFE Financial Corporation ("LIFE") to be held on ______________, 1998 at 10:00 a.m. (San Bernardino, California time) at Arrowhead Country Club, 3433 North Parkside Drive, San Bernardino, California 92404.

     At the LIFE Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 11, 1998, as amended, by and among LIFE, FIRSTPLUS Financial Group, Inc. ("FP") and Life Financial Acquisition, Inc. ("LFA"), a wholly owned subsidiary of FP, pursuant to which LFA will be merged with and into LIFE, with LIFE becoming a wholly owned subsidiary of FP (the "Merger"). A copy of the Merger Agreement is attached to the accompanying Proxy Statement/Prospectus as Appendix A.

     Upon the consummation of the Merger on the date and time of filing of a Certificate of Merger with the Secretary of State of Delaware (the "Effective Time"), each share of common stock, par value $0.01 per share, of LIFE (the "LIFE Common Shares") will be converted into the right to receive such fraction of a share of voting common stock, par value $0.01 per share, of FP (the "FP Common Stock") as is equal to the number determined by dividing (i) $20 (which number represents the deemed per share dollar value of the LIFE Common Shares) by (ii) the FP Share Value (as defined below) (the "Exchange Ratio"). The "FP Share Value" shall be a number equal to the per share dollar value of the average closing sale price of the FP Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") for the thirty consecutive trading days immediately preceding the second business day prior to the Effective Time; provided, however, that the FP Share Value shall in no event be less than $30 nor greater than $40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500). No scrip or fractional shares of FP Common Stock will be issued in the Merger, but rather each LIFE stockholder will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value.

     As of August 20, 1998, the closing price of the FP Common Stock on the NYSE was $25.50 per share. The $20 deemed per share dollar value of LIFE Common Shares for purposes of determining the Exchange Ratio represents a 33.4% premium over the average closing price for LIFE Common Shares for the 30 trading days immediately preceding the public announcement of the Merger Agreement.

     Enclosed are a Notice of Special Meeting of Stockholders and a Proxy Statement/Prospectus that describes the Merger and the background of the transaction. You are urged to read all of these materials carefully. The board of directors of LIFE (the "LIFE Board") has fixed the close of business on __________, 1998 as the record date for the LIFE Meeting. Accordingly, only stockholders of record on that date will be entitled to notice of, and to vote at, the LIFE Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the LIFE Common Shares outstanding and entitled to vote is necessary to approve and adopt the Merger Agreement.

     THE LIFE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     BECAUSE OF THE SIGNIFICANCE OF THE PROPOSED MERGER TO LIFE, YOUR PARTICIPATION IN THE LIFE MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE LIFE MEETING OR FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER
AGREEMENT.   ACCORDINGLY, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY
PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS BEEN PROVIDED TO YOU FOR YOUR CONVENIENCE. IF YOU ATTEND THE LIFE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

     The Board and I urge you to vote "FOR" the Merger Agreement and each of the transactions contemplated thereby.

     Thank you, and we look forward to seeing you at the meeting.

                                   Sincerely,

                                   Daniel L. Perl
                                   President and Chief Executive Officer
Riverside, California
_____________, 1998

                           LIFE FINANCIAL CORPORATION
                      10540 NORTH MAGNOLIA AVENUE, SUITE B
                        RIVERSIDE, CALIFORNIA 92505-1814


                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ___________, 1998


TO THE STOCKHOLDERS OF
LIFE FINANCIAL CORPORATION:

You are cordially invited to attend a Special Meeting of Stockholders (the "LIFE Meeting") of LIFE Financial Corporation ("LIFE") to be held at Arrowhead Country Club, 3433 North Parkside Drive, San Bernardino, California 92404 at 10:00 a.m. (San Bernardino, California time) on _____________, 1998, for the following purposes:

     1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 11, 1998, as amended, by and among LIFE, FIRSTPLUS Financial Group, Inc., a Nevada corporation ("FP"), and Life Financial Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of FP ("LFA"), pursuant to which LFA will be merged with and into LIFE, with LIFE becoming a wholly owned subsidiary of FP, upon the terms and subject to the conditions set forth in the Merger Agreement, as more fully described in the accompanying Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Appendix A to the accompanying Proxy Statement/Prospectus.

     2. To consider and vote upon a proposal to give authority to the proxies named in the form of proxy accompanying the Proxy Statement/Prospectus to adjourn the LIFE Meeting in order to permit further solicitation of proxies.

     3. To transact such other business as may properly be brought before the LIFE Meeting or any adjournment(s) thereof.

     Holders of record of shares of LIFE common stock, par value $0.01 per share, at the close of business on _________, 1998 will be entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                        By order of the Board of Directors,




                                        Daniel L. Perl
                                        President and Chief Executive Officer

Riverside, California
_____________, 1998

     WHETHER OR NOT YOU PLAN TO ATTEND THE LIFE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE LIFE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1998

                        LIFE FINANCIAL CORPORATION
                              PROXY STATEMENT
                         FOR A SPECIAL MEETING OF
                               STOCKHOLDERS
                       ________________________________

                        FIRSTPLUS FINANCIAL GROUP, INC.
                                   PROSPECTUS
                                 FOR 4,400,000
                             SHARES OF COMMON STOCK

     This Proxy Statement/Prospectus is being furnished to holders of the shares of common stock, par value $0.01 per share ("LIFE Common Shares"), of LIFE Financial Corporation, a Delaware corporation ("LIFE"), in connection with the solicitation of proxies by LIFE's Board of Directors (the "LIFE Board") for use at the Special Meeting of Stockholders of LIFE (the "LIFE Meeting") to be held on ___________, 1998, at Arrowhead Country Club, 3433 North Parkside Drive, San Bernardino, California 92404, at 10:00 a.m. (San Bernardino, California time) and any adjournments thereof.

     LIFE stockholders will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 11, 1998, as amended, providing for the merger (the "Merger") of Life Financial Acquisition, Inc. ("LFA"), a Delaware corporation and a wholly owned subsidiary of FIRSTPLUS Financial Group, Inc., a Nevada corporation ("FP"), with and into LIFE, with LIFE continuing as the surviving corporation (the "Surviving Corporation") and becoming a wholly owned subsidiary of FP.

     This Proxy Statement/Prospectus also constitutes a prospectus of FP included as part of a registration statement on Form S-4 (No. 333-_______) filed with the Securities and Exchange Commission (the "Commission") with respect to the shares of voting common stock, par value $0.01 per share, of FP ("FP Common Stock") to be issued to stockholders of LIFE pursuant to the terms of the Merger Agreement, as more fully described in this Proxy Statement/Prospectus and the Merger Agreement. The Merger Agreement is attached hereto as Appendix A. Under the terms of the Merger Agreement, (i) LFA will be merged with and into LIFE, (ii) LIFE will become a wholly owned subsidiary of FP and (iii) each outstanding LIFE Common Share will be converted into the right to receive such number of shares of FP Common Stock as is equal to the number determined by dividing (x) $20 (which number represents the deemed per share dollar value of the LIFE Common Shares) by
(y) the FP Share Value (as defined below) (the "Exchange Ratio"). The "FP Share Value" will be a number equal to the per share dollar value of the average closing sale price of the FP Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") for the thirty consecutive trading days immediately preceding the second business day prior to the date the Merger is consummated pursuant to the terms of the Merger Agreement (the "Effective Time"); provided, however, that the FP Share Value shall in no event be less than $30 nor greater than $40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500).

     No scrip or fractional shares of FP Common Stock will be issued in the Merger, but rather each LIFE stockholder will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value. The shares of FP Common Stock to be issued to LIFE stockholders in connection with the Merger sometimes are referred to herein as the "Merger Consideration."

     Had the Effective Time been August 21, 1998, the FP Share Value would have been $37.82, which equals the average of the closing prices for the FP Common Stock on the NYSE for July 9, 1998 through August 19, 1998.
Therefore, the Exchange Ratio would have been 0.53, had the Effective Time been August 21, 1998. This Exchange Ratio makes the pro forma equivalent per share value of each LIFE Common Share approximately $20 as of August 21, 1998. See "Summary--Market Price Data." LIFE stockholders are reminded, however, that they will not know with certainty at the time they vote the number of shares of FP Common Stock they will receive in the Merger and that the actual value of the Merger Consideration and the number of shares of FP Common Stock that actually will be issued to LIFE stockholders may differ from the example above, given that the actual value and number of shares to be issued will not be determined until two days prior to the Effective Time.

     IN EVALUATING THE MERGER, LIFE STOCKHOLDERS SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROXY STATEMENT/PROSPECTUS.

     FP Common Stock is traded on the NYSE under the symbol "FP." The closing sales price of shares of FP Common Stock was $39.125 on March 11, 1998 (the last trading day prior to the public announcement of the Merger) and $25.50 on August 20, 1998. LIFE Common Shares are traded on the Nasdaq National Market under the symbol "LFCO." The closing sales price of shares of LIFE was $18.00 on March 11, 1998 (the last trading day prior to the public announcement of the Merger) and $9.375 on August 20, 1998.

     THESE SECURITIES ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BY ANY OTHER GOVERNMENTAL AGENCY, OR OTHERWISE.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Proxy Statement/Prospectus, the foregoing Notice of Special Meeting of Stockholders (the "Notice of Special Meeting") and the accompanying form of proxy are first being mailed to the stockholders of LIFE on or about ___________, 1998.

    THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS _________________, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FP, LFA OR LIFE. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES COVERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY TO OR FROM ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION ABOUT FP, LFA OR LIFE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

     FP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such materials and other information concerning FP can be inspected at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

     FP has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with respect to the shares of FP Common Stock issuable in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement, including any amendments, schedules, and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information filed electronically with the Commission. The address of the site is http://www.sec.gov.

                      NOTE ON FORWARD-LOOKING INFORMATION

     CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT, AND SECTION 21E OF THE EXCHANGE ACT, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS IN "RISK FACTORS" CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                     (ii)

                    INFORMATION INCORPORATED BY REFERENCE

FIRSTPLUS FINANCIAL GROUP, INC.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY
STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

                        FIRSTPLUS Financial Group, Inc.
                            1600 Viceroy, 4th Floor
                              Dallas, Texas 75235
                   Attention:  John Hauge, Investor Relations
                             Phone:  (214) 599-6400
                              Fax: (214) 599-7673

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN ___________, 1998. SUCH DOCUMENTS WILL BE SENT TO THE REQUESTING PARTY BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

     The following FP documents are incorporated by reference herein:

          (1) FP's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, filed with the Commission;

          (2) FP's Quarterly Report on Form 10-QT/A for the transition period ended December 31, 1997, filed with the Commission;

          (3) FP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed with the Commission;

          (4) FP's Current Reports on Form 8-K and Form 8-K/A filed with the Commission on May 29, 1998, May 5, 1998, March 12, 1998, February 5, 1998, December 23, 1997, December 22, 1997 and December 19, 1996; and

          (5) Description of the FP Common Stock set forth in the Registration Statement on Form 8-A, dated January 5, 1998, including any amendment or report filed for the purpose of updating such description.

     All documents filed with the Commission by FP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and prior to the date of the LIFE Meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                     (iii)

                     INFORMATION INCORPORATED BY REFERENCE

LIFE FINANCIAL CORPORATION

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS THERETO, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY
STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE
FOLLOWING:

                           Life Financial Corporation
                      10540 North Magnolia Avenue, Suite B
                       Riverside, California  92505-1814
                           Attention:  Jeffrey Blake
                             Phone:  (909) 637-4096
                              Fax: (909) 637-4296

     IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, A REQUEST MUST BE RECEIVED NO LATER THAN ___________, 1998. SUCH DOCUMENTS WILL BE SENT TO THE REQUESTING PARTY BY FIRST CLASS MAIL OR OTHER EQUALLY PROMPT MEANS WITHIN ONE BUSINESS DAY OF RECEIPT OF SUCH REQUEST.

     The following LIFE documents are incorporated by reference herein:

          (1) LIFE's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Commission;

          (2) LIFE's Quarterly Reports on Form 10-Q/A and Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, filed with the Commission;

          (3) LIFE's Current Report on Form 8-K filed with the Commission on March 25, 1998; and

          (5) Description of the LIFE Common Stock set forth in the Registration Statement on Form 8-A, dated June 6, 1997, including any amendment or report filed for the purpose of updating such description.

     All documents filed with the Commission by LIFE pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part and prior to the date of the LIFE Meeting are incorporated herein by reference and such documents will be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Proxy Statement/Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                                     (iv)

                               TABLE OF CONTENTS

                                                                                 PAGE
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  The Parties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
  The Meeting; Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
  Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
  Conversion of Shares; Conversion Ratio . . . . . . . . . . . . . . . . . . . . . .3
  Stock Options. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
  Recommendation of the Board of Directors of LIFE . . . . . . . . . . . . . . . . .4
  Opinion of LIFE's Financial Advisor. . . . . . . . . . . . . . . . . . . . . . . .4
  The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
  Conditions to the Merger; Termination of the Merger Agreement. . . . . . . . . . .4
  Fees; Expenses; Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . .5
  Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . .5
  Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .5
  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  Operations After the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  Certificate of Incorporation and Bylaws of Surviving Corporation . . . . . . . . .6
  Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . .6
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
  Comparison of Stockholder Rights . . . . . . . . . . . . . . . . . . . . . . . . .6
  Market Price Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
  Selected Historical and Pro Forma Per Share Data . . . . . . . . . . . . . . . . .8
  Summary Consolidated Financial Data. . . . . . . . . . . . . . . . . . . . . . . 10

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  Liquidity and Capital Resources. . . . . . . . . . . . . . . . . . . . . . . . . 13
  Credit Risk Associated with Borrowers. . . . . . . . . . . . . . . . . . . . . . 14
  Credit Risk Associated with High LTV Loans . . . . . . . . . . . . . . . . . . . 15
  I/O Strips Risks . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  Ability of FP to Continue Growth Strategy; Possible Adverse Consequences from
  Recent Growth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  Consolidation of Operations of Acquisitions. . . . . . . . . . . . . . . . . . . 17
  Concentration of Operations in California. . . . . . . . . . . . . . . . . . . . 17
  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  Concentration of Correspondent Lenders . . . . . . . . . . . . . . . . . . . . . 18
  Limited Operating History. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  Delinquencies; Right to Terminate Servicing; Negative Impact on Cash Flows . . . 18
  Impact of Regulation and Litigation. . . . . . . . . . . . . . . . . . . . . . . 18
  Concentration of Voting Control in Management. . . . . . . . . . . . . . . . . . 19
  Dependence on Key Personnel. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
  Events of Default Under Certain Financing Facilities . . . . . . . . . . . . . . 20
  Effect of Certain Antitakeover Provisions. . . . . . . . . . . . . . . . . . . . 20
  Securities Trading; Possible Volatility of Prices. . . . . . . . . . . . . . . . 20
  Impact of Year 2000. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

THE LIFE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  Voting Rights of LIFE Stockholders . . . . . . . . . . . . . . . . . . . . . . . 21
  Solicitation and Revocation of Proxies; Quorum . . . . . . . . . . . . . . . . . 22

                                     (v)

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  Listing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
  Conversion of Shares; Exchange Ratio . . . . . . . . . . . . . . . . . . . . . . 23
  Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  Recommendation of the LIFE Board; LIFE's Reasons for the Merger. . . . . . . . . 25
  Opinion of LIFE's Financial Advisor. . . . . . . . . . . . . . . . . . . . . . . 26
  The Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . 35
  Current and Post-Merger Employment of Daniel C. Perl . . . . . . . . . . . . . . 35
  Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . 36
  Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Management After the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  Governmental and Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . 37
  Certain Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . 37
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  Consequences Under Federal Securities Laws . . . . . . . . . . . . . . . . . . . 38
  Resale of FP Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

PRICE RANGES OF STOCK AND DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . 40

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . 41

COMPARISON OF STOCKHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . 50
  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  Stockholder Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  Voting Limitation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  Amendments to Articles of Incorporation, Certificate of Incorporation and
    Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  Certain Antitakeover Provisions. . . . . . . . . . . . . . . . . . . . . . . . . 52

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

LEGAL AND TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53

APPENDIX A     AGREEMENT AND PLAN OF MERGER, AS AMENDED

APPENDIX B     OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                                     (vi)

                                    SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN SIGNIFICANT MATTERS DISCUSSED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. STOCKHOLDERS ARE URGED TO READ THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES HERETO.
 EXCEPT AS OTHERWISE NOTED HEREIN, ALL INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS RELATING TO FP'S CAPITAL STOCK HAS BEEN ADJUSTED TO REFLECT SPLITS OF THE FP COMMON STOCK OF 67-FOR-ONE AND TWO-FOR-ONE IN JULY 1995 AND NOVEMBER 1996, RESPECTIVELY.

THE PARTIES

     FP. FIRSTPLUS Financial Group, Inc. is a specialized consumer finance company that originates, purchases, services and sells consumer finance receivables. FP's primary loan product is a line of debt consolidation or home improvement loans secured by second liens on residential real property, and to a lesser extent first liens, with loan-to-value ratios typically exceeding 100% ("High LTV Loans"). FP also originates, purchases and sells a variety of other loans, including non-conforming home equity loans ("B/C Loans"), conforming first lien loans and personal consumer loans. FP sells substantially all of its High LTV Loans through its securitization program, retaining the rights to service these loans, and sells all of its B/C Loans and conforming first lien loans on a whole basis, servicing released.

     FP relies principally on the creditworthiness of the borrower for repayment of High LTV Loans. FP's borrowers typically have limited access to consumer financing for a variety of reasons, primarily insufficient home equity values. FP uses its own credit evaluation criteria to classify its applicants as "A+" through "D." FP currently makes loans only to borrowers it classifies as "C+" or better. FP's credit evaluation criteria include, as a significant component, a credit evaluation scoring methodology developed by Fair, Isaac and Company, a consulting firm specializing in creating default-predictive models through scoring mechanisms ("FICO").

     FP's wholesale origination channel is its network of regional independent correspondent lenders ("Correspondents"). Correspondents are typically commercial banks, thrifts or finance companies that do not have the infrastructure to hold and service portfolios of High LTV Loans. FP's Correspondents originate loans ("Correspondent Loans") using FP's underwriting criteria and sell these loans to FP. During fiscal 1996, fiscal 1997, the three-month transition period ended December 31, 1997 (the "Transition Period") and the six months ended June 30, 1998, FP purchased $1.1 billion, $2.9 billion, $0.7 billion and $1.2 billion, respectively, representing 96.0%, 79.2%, 62.8% and 52.1%, respectively, of its total High LTV Loan originations through the Correspondent origination channel. Of the $1.2 billion purchased in the six months ended June 30, 1998, approximately $210.5 million was purchased from LIFE at market rates.

     FP continues to expand its origination channels through the use of telemarketing, direct mail, national advertising and a nationwide retail branch operation to originate loans directly to qualified borrowers ("Direct to Consumer Loans"). FP is pursuing this strategy to continue to increase its Direct to Consumer Loan originations because FP believes that this origination channel should prove to be more profitable and allow FP to have better control over the quality of FP's production. To achieve this goal, FP is building national recognition of the FIRSTPLUS brand name through increased national advertising, the use of celebrity spokespersons, such as Dan Marino, a professional football player with the Miami Dolphins, and the sponsorship of other sports-related entities, such as the FIRSTPLUS NASCAR Racing Team. FP employs innovative direct mail marketing techniques and currently mails approximately 1,000,000 pieces of mail per day. FP processes Direct to Consumer Loan originations through its telemarketing centers, 45 retail branches and centralized processing centers. During fiscal 1996, fiscal 1997, the Transition Period and the six months ended June 30, 1998, FP originated $45.1 million, $765.3 million, $411.2 million and $1.1 billion, respectively, representing 4.0%, 20.8%, 37.2% and 47.9%, respectively, of High LTV Loan originations through the Direct to Consumer Loan origination channel.

     FP sells substantially all of the High LTV Loans it originates and purchases through its securitization program and generally retains rights to service such loans. FP earns servicing fees on a monthly basis primarily at a rate of 0.75% of the unpaid balance for loans it services. At June 30, 1998, the principal amount of loans serviced by FP (the "Serviced Loan Portfolio") was $7.5 billion, which includes $1.8 billion of loans held for sale, on which servicing is not earned.

     FP is a Nevada corporation that was formed in October 1994. FP's principal offices are located at 1600 Viceroy, Dallas, Texas 75235, and its telephone number is (214) 599-6400.

     LIFE. LIFE Financial Corporation is a unitary thrift holding company that was organized in 1997 under the laws of the State of Delaware for the primary purpose of holding all of the outstanding shares of Life Bank, a federal savings bank. Life Bank is a federally chartered stock savings bank that is supervised and regulated by the Office of Thrift Supervision ("OTS") and, to a lesser extent, the Federal Deposit Insurance Corporation ("FDIC").

     LIFE originates, purchases, sells, securitizes and services primarily non-conventional mortgage loans principally secured by first and second mortgages on one- to four-family residences. LIFE makes Liberator Series loans, which are for the purchase or refinance of residential real property by borrowers who generally would not qualify for Federal National Mortgage Association ("FNMA") or Federal Home Loan Mortgage Corporation ("FHLMC") loans, and Portfolio Series loans, which are debt consolidation loans for borrowers whose credit history qualifies them for FNMA and FHLMC loans with loan-to-value ratios of up to 125%. While LIFE currently emphasizes the origination of Portfolio Series loans, it intends to market both products as demand permits. Liberator Series and Portfolio Series loans are LIFE's "core products." In addition, to a much lesser extent, LIFE originates multi-family residential and commercial loans.

     Life Bank was originally chartered in 1983 as a stock savings and loan association under the laws of the state of California and became a federally chartered stock savings bank in 1991. Life Bank's primary business is the origination and sale of High LTV Loans and sub-prime one- to four-family residential mortgage loans and, to a much lesser extent, multi-family residential and commercial mortgage loans. The deposits of Life Bank are insured by the FDIC up to applicable limits. Life Bank services its customers through three full service banking facilities located in San Bernardino, California, Riverside, California and Redlands, California.

     The executive offices of both LIFE and Life Bank are located at 10540 Magnolia Avenue, Suite B, Riverside, California 92505-1814, and the telephone number at that address is (909) 637-4000. See "Business of LIFE."

     LFA. LFA is a Delaware corporation and a wholly owned subsidiary of FP, organized solely for the purpose of facilitating the Merger. Upon consummation of the Merger and the transactions associated therewith, LFA will merge with LIFE and LIFE will continue as the Surviving Corporation and a wholly owned subsidiary of FP. The mailing address of LFA's principal executive offices is 1600 Viceroy, 4th Floor, Dallas, Texas 75235, and its telephone number is (214) 599-6400.

THE MEETING; VOTE REQUIRED

     The LIFE Meeting will be held on ___________, 1998 at 10:00 a.m. (San Bernardino, California time) at Arrowhead Country Club, 3433 North Parkside Drive, San Bernardino, California. At the LIFE Meeting, stockholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. The affirmative vote of a majority of the outstanding LIFE Common Shares entitled to vote is required to approve the Merger Agreement. Holders of record of LIFE Common Shares as of the close of business on ___________, 1998 will be entitled to cast one vote for each LIFE Common Share held as of such date. At such date, there were __________ LIFE Common Shares outstanding and entitled to vote. THE LIFE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE MERGER AGREEMENT.

     As of July 31, 1998, the directors of LIFE and the executive officers of LIFE and their affiliates, in the aggregate, held or had the right to vote 522,025 LIFE Common Shares or approximately 7.96% of the outstanding LIFE Common Shares. Such persons have indicated to LIFE that they presently intend to vote in favor of the Merger Agreement. In addition, each member of the LIFE Board has entered into an agreement with FP to vote his LIFE Common Shares in favor of the Merger (a "Voting Agreement").

RISK FACTORS

     LIFE stockholders should carefully consider certain risk factors in evaluating the Merger. See "Risk Factors."

THE MERGER

     Stockholders of LIFE will vote on the Merger Agreement. The approval of FP stockholders is not required to consummate the Merger. Upon consummation of the Merger, LFA will merge with and into LIFE, with LIFE becoming a wholly owned subsidiary of FP. LIFE will continue its corporate existence under the laws of the State of Delaware. See "The Merger."

EFFECTIVE TIME

     Following the satisfaction or waiver of all conditions contained in the Merger Agreement, the Merger will be consummated on the date and time of filing of a Certificate of Merger with the Secretary of State of Delaware. See "The Merger--Effective Time."

CONVERSION OF SHARES; CONVERSION RATIO

     Pursuant to the Merger Agreement, each issued and outstanding LIFE Common Share will be converted into the right to receive such fraction of a share of FP Common Stock as is equal to the number determined by dividing (i) $20 (which number represents the deemed per share dollar value of the LIFE Common Shares) by (ii) the FP Share Value (as defined below) (the "Exchange Ratio"). The "FP Share Value" will be a number equal to the per share dollar value of the average closing sale price of the FP Common Stock as reported on the NYSE for the thirty consecutive trading days immediately preceding the second business day prior to the Effective Time; provided, however, that the FP Share Value shall in no event be less than $30 nor greater than $40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500). No scrip or fractional shares of FP Common Stock will be issued in the Merger, but rather each LIFE stockholder will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value.

     The Merger Agreement contains a collar mechanism based upon the FP Share Value. Under this collar mechanism, if the calculated FP Share Value falls between $30 and $40, then the actual FP Share Value will be used, if the calculated FP Share Value exceeds $40, then $40 will be the FP Share Value, and if the calculated FP Share Value falls below $30, then $30 will be the FP Share Value.

     Set forth below is a table that provides certain information with respect to the formula determining the Merger Consideration. Pursuant to the collar mechanism described above, the prices specified under "Assumed FP Share Value at the Effective Time" represent the range of possible prices for the FP Share Value as of the Effective Time. See "Risk Factors--Securities Trading; Possible Volatility of Prices."

                                                  TOTAL NUMBER OF
                  ASSUMED FP                       SHARES OF FP
                SHARE VALUE AT        EXCHANGE     COMMON STOCK
              THE EFFECTIVE TIME       RATIO        ISSUED (3)
              ------------------      --------    ---------------
                   $ 30.00(1)          0.667        4,372,783

                     35.00             0.571        3,743,416

                     40.00(2)          0.500        3,277,948

--------------------

(1)  Lowest possible FP Share Value given the collar mechanism.
(2)  Highest possible FP Share Value given the collar mechanism.
(3)  Based on 6,555,896 LIFE Common Shares outstanding as of August 14, 1998.

STOCK OPTIONS

     At the Effective Time, FP will assume all of LIFE's rights and obligations with respect to certain options outstanding under LIFE's 1997 Stock Option Plan and 1996 Stock Option Plan (the "LIFE Stock Option Plans"). At the Effective Time, each outstanding option will be substituted for new options to be granted by FP, with vesting terms and conditions substantially similar to those contained in the existing options at the Effective Time. Each such new option will thereafter evidence the right to purchase the number of shares of FP Common Stock equal to the product of (i) the number of LIFE Common Shares covered by such option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. The per share exercise price of the new options will be equal to the quotient obtained by dividing (i) the per share exercise price for the existing options immediately prior to the Effective Time by (ii) the Exchange Ratio.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF LIFE

     The LIFE Board has unanimously approved the Merger Agreement. The LIFE Board also has determined that the terms of the proposed Merger are fair to and in the best interests of the LIFE stockholders and unanimously recommends that the LIFE stockholders vote "for" the Merger Agreement. In connection with the Merger Agreement, each member of the LIFE Board has entered into a Voting Agreement to vote his LIFE Common Shares in favor of the Merger. See "The Merger--Background of and Reasons for the Merger."

OPINION OF LIFE'S FINANCIAL ADVISOR

     Keefe, Bruyette & Woods, Inc. ("KBW"), has rendered its opinion to the LIFE Board that the consideration to be received by LIFE stockholders pursuant to the Merger is fair to the LIFE stockholders from a financial point of view. See "The Merger--Opinion of LIFE's Financial Advisor" and Appendix B hereto.

THE MERGER AGREEMENT

     The Merger Agreement sets forth the principal terms by which the Merger will be consummated and the rights of holders of LIFE Common Shares to receive FP Common Stock pursuant to the Merger. The Merger Agreement contains representations, warranties and agreements of the parties, and provides specific conditions to the consummation of the Merger and terms under which the Merger may be terminated or abandoned. See "The Merger--The Merger Agreement."

CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT

     Consummation of the Merger is subject to certain conditions, including:
(i) the approval of the Merger Agreement by the affirmative vote of the requisite number of stockholders of LIFE; (ii) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part;
(iii) the Registration Statement not being subject to any stop order, and no action, suit, proceeding or investigation by the Commission to suspend the effectiveness of the Registration Statement having been initiated and be continuing, or having been threatened or be unresolved; (iv) approval of the Merger by the applicable regulatory authorities, including the OTS; (v) receipt by LIFE of an opinion of LIFE's counsel as to the tax-free nature of the Merger for Federal income tax purposes; (vi) receipt by LIFE and FP of a letter from Deloitte & Touche LLP, LIFE's independent auditors, stating that LIFE is an entity that qualifies for "pooling of interests" accounting treatment, and receipt by LIFE and FP of a letter from Ernst & Young, LLP, FP's independent accountants, stating that the transactions effected pursuant to the Merger Agreement will qualify for "pooling of interests" accounting treatment; (vii) the absence of any statute, rule, regulation, executive order, decree, injunction or other order of any governmental body of competent jurisdiction, legal restraint or instituted or threatened legal proceeding prohibiting consummation of the Merger; (viii) early termination or expiration of any filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (ix) certain other customary closing conditions. There can be no assurance as to when and if the conditions to consummation of the Merger will be satisfied (or, where permissible, waived) or that the Merger will be consummated.

     The Merger Agreement is subject to termination by one or more parties at any time prior to the Effective Time upon the occurrence of certain events, including failure of the LIFE stockholders to approve the Merger, a breach of representations, warranties or covenants specified in the Merger Agreement by any party (if not cured within a specified cure period), and the failure of certain other conditions specified in "The Merger--The Merger Agreement--Conditions to the Merger." See "--The Merger--The Merger Agreement--Amendment of Merger Agreement," "--Extension; Waiver" and "--Termination."

FEES; EXPENSES; TERMINATION FEE

     All Expenses (as that term is defined in "The Merger--The Merger Agreement--Fees; Expenses; Termination Fee") incurred by FP and LIFE will be borne solely and entirely by the party that has incurred the same, except that the parties will share equally the payment of out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus and all Commission, NYSE and other regulatory filing and listing fees incurred in connection with the Merger Agreement.

     Under certain circumstances, upon termination of the Merger Agreement, LIFE is required to pay a termination fee (the "Termination Fee") of $7,000,000. See "The Merger--The Merger Agreement--Fees; Expenses; Termination Fee."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of LIFE's management and the LIFE Board may be deemed to have certain interests in the Merger that are in addition to their interests generally as stockholders of LIFE. At July 31, 1998, seven directors and executive officers of LIFE held or had the right to vote, in the aggregate, 522,025 shares, or approximately 7.96% of the outstanding LIFE Common
Shares. Such shares have an aggregate value of approximately $7.5 million as of July 31, 1998, based on a market price of $14.38.

     As a condition to the Merger, Daniel L. Perl, President and Chief Executive Officer of LIFE and Life Bank, will terminate his present employment agreement with LIFE, thereby forfeiting his contractual right to receive bonuses based on LIFE's net income for the next three years, which bonuses have historically ranged between $900,000 and $1,000,000 annually.
In consideration for the termination of his employment contract, Mr. Perl will receive a new, three-year employment agreement (the "Perl Employment Agreement") providing Mr. Perl with a $300,000 annual base salary and reduced, fixed bonus amounts of $494,667, $524,347 and $558,808 for fiscal years 1999, 2000 and 2001, respectively, and a one-time-lump sum payment of $1,990,000. The Perl Employment Agreement also will provide for Mr. Perl to receive options to acquire 60,000 shares of FP Common Stock. In the event of Mr. Perl's termination, Mr. Perl will continue to receive his fixed bonus amounts through 2001 in exchange for his ongoing consulting services. In addition, Mr. Perl will covenant not to compete with LIFE for a period of one year following termination of the Perl Employment Agreement in consideration for his receipt of a lump sum payment of $1,500,000.

     All persons who are employees of LIFE or its subsidiaries (the "LIFE Subsidiaries") immediately prior to the Effective Time shall continue as employees following the Effective Time at the discretion of FP. FP has agreed that any employee benefit plans of FP, under which employees of LIFE who continue in the employment of FP shall be covered following the Effective Time, shall give appropriate credit to such employees for services completed prior to the Effective Time under the existing employee benefit plans of LIFE.

     The LIFE Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "The Merger--Interests of Certain Persons in the Merger" and "-- Management After the Merger."

EXCHANGE OF STOCK CERTIFICATES

     As soon as practicable after the Effective Time, each LIFE stockholder whose LIFE Common Shares are converted in the Merger into FP Common Stock will be entitled to receive, upon surrender of certificates formerly representing LIFE Common Shares, certificates representing the FP Common Stock to which such holder is entitled as a result of the conversion of such shares. Instructions regarding the surrender of certificates, together with a letter of transmittal to be used for this purpose, will be forwarded to the former LIFE stockholders by ChaseMellon Shareholder Services, LLC, as exchange agent (the "Exchange Agent"), as promptly as practicable following the Effective Time. Each stockholder should surrender such certificates only with an accompanying letter of transmittal. See "The Merger--Exchange of Stock Certificates."

FRACTIONAL SHARES

     No fractional shares of FP Common Stock will be issued as a result of
the Merger.   Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying the fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value. See "The Merger--Fractional Shares."

OPERATIONS AFTER THE MERGER

     As a result of the Merger, LFA will be merged with and into LIFE, and FP will own all of the outstanding shares of LIFE. Accordingly, after the Merger, FP will own the business of LIFE and LIFE will be a wholly owned subsidiary of FP. The current directors and executive officers of LFA will remain directors and executive officers of the Surviving Corporation. The current directors and executive officers of Life Bank will remain directors and executive officers of Life Bank following the Merger. See "The Merger--Management After the Merger."

CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION

     As a result of the merger, the Surviving Corporation will be controlled by the Certificate of Incorporation and the Bylaws of LFA.

REGULATORY MATTERS

     Under applicable regulatory laws, the Merger must be approved by the OTS, as primary regulator of LIFE. See "The Merger--Governmental and Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the Merger will be treated as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, (i) no gain or loss will be recognized by LIFE as a result of the Merger; (ii) in general, holders of LIFE Common Shares will not recognize gain or loss to the extent that they receive FP Common Stock in exchange for LIFE Common Shares (except with respect to cash received in lieu of a fractional share interest in FP Common Stock); and (iii) the aggregate tax basis of the FP Common Stock received by stockholders of LIFE pursuant to the Merger will be the same as the aggregate tax basis of the LIFE Common Shares surrendered in exchange therefore (reduced by any amount allocable to a fractional share interest for which cash is received). LIFE will receive, as of the Effective Date, an opinion from Patton Boggs, L.L.P, counsel to LIFE, to the effect that the Merger will be treated as a tax-free "reorganization" under Section 368(a) of the Code. Consummation of the Merger is conditioned upon receipt by LIFE of such an opinion confirming the tax treatment of the Merger. See "The Merger--Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     The Merger is intended to be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP"). Consummation of the Merger is subject to the condition that LIFE and FP receive a letter from Deloitte & Touche LLP, stating that LIFE is an entity that qualifies for "pooling of interests" accounting treatment. Consummation of the Merger is also subject to the condition that LIFE and FP receive a letter from Ernst & Young LLP stating that the transactions to be effected pursuant to the Merger Agreement will qualify for "pooling of interests" accounting treatment. See "The Merger--Accounting Treatment."

COMPARISON OF STOCKHOLDER RIGHTS

     As a result of the Merger, LIFE stockholders will become stockholders of FP, whose rights will be governed by the Amended and Restated Articles of Incorporation of FP, as amended (the "FP Articles"), the Amended and Restated Bylaws of FP, as amended (the "FP Bylaws") and the Nevada General Corporation Law (the "NGCL"). There are certain differences between the rights of holders of LIFE Common Shares and holders of FP Common Stock. For example, the FP Articles provide that stockholders may propose business at annual meetings only upon compliance with specified procedures. The FP Articles also provide certain procedures that a FP stockholder must follow to nominate directors. The Bylaws of LIFE (the "LIFE Bylaws") also provide certain procedures that a LIFE stockholder must follow to nominate directors.

     The FP Bylaws allow voting by proxy, but specify that such proxy is valid only until six (6) months from the date of its execution, unless certain other conditions exist. Neither the Certificate of Incorporation of LIFE (the "LIFE Certificate") nor the LIFE Bylaws contain such a provision. However, the Delaware General Corporate Law (the "DGCL") specifies that no proxy is valid after the expiration of three (3) years from the date of its execution unless otherwise provided in the proxy.

     The FP Bylaws provide that the holders of not less than 50% of all shares entitled to vote may call a special meeting of stockholders, while the LIFE Certificate and LIFE Bylaws permit a special meeting of stockholders to be called only by a majority of the total number of directors that LIFE would have if there were no vacancies on the LIFE Board. FP also is subject to provisions of the NGCL that prohibit a publicly-held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of a corporation's outstanding voting shares for three years after the person became an interested stockholder, unless the business combination is approved in the prescribed manner. The LIFE Certificate and DGCL contain similar provisions.
 See "Comparison of Stockholder Rights."

MARKET PRICE DATA

     FP completed its initial public offering on February 2, 1996. FP Common Stock was traded on the Nasdaq National Market ("Nasdaq") under the symbol "RACF" from February 1996 until March 1997 and under the symbol "FPFG" from March 1997 until January 7, 1998. Since that time, FP Common Stock has traded on the NYSE under the symbol "FP." LIFE completed its initial public offering on June 27, 1997 and LIFE Common Shares began trading on Nasdaq under the symbol "LFCO" on June 30, 1997.

     The table below sets forth the high and low closing prices for shares of FP Common Stock for the periods indicated:

                                                                 HIGH     LOW
                                                                ------   ------
Year ended September 30, 1996 (beginning February 2, 1996)...   $22.81   $ 9.25
Year ended September 30, 1997................................   $56.13   $20.50
Transition period............................................   $60.13   $27.00
Year ending December 31, 1998 (through August 20, 1998)......   $54.88   $25.50

     The table below sets forth the high and low closing prices for LIFE Common Shares for the periods indicated:

                                                             HIGH       LOW
                                                            ------     ------
 From June 30, 1997 through December 31, 1997............   $21.88     $11.75
 From January 1, 1998 through August 20, 1998............   $25.38     $ 9.38

     The following table sets forth the closing price of the FP Common Stock and the equivalent per share price of LIFE Common Shares giving effect to the Merger on March 11, 1998 (the last trading day prior to the public announcement of the proposed Merger) and August 20, 1998 (the latest practicable trading day before the printing of this Proxy
Statement/Prospectus):

                                                  CLOSING SALES PRICE
                                         ----------------------------------------
                                                                    PRO FORMA
                                                          LIFE      EQUIVALENT
                                              FP         COMMON      PER LIFE
                                         COMMON STOCK    STOCK    COMMON STOCK(1)
                                         ------------    ------   ---------------
Market value per share:
    March 11, 1998....................      $39.13       $18.00       $19.99
    August 20, 1998...................      $25.50       $ 9.38       $17.09

-------------
(1) Equivalent market value per LIFE Common Share represents the closing sale price of the FP Common Stock, as reported on the NYSE, on each specified date, multiplied by the assumed Exchange Ratio, which has been calculated assuming that the Merger closed on March 11, 1998 (assumed Exchange Ratio of .51) and August 20, 1998 (assumed Exchange Ratio of .67), respectively.

     Stockholders are advised to obtain current market quotations for the FP Common Stock. No assurance can be given as to the market price of the FP Common Stock either at the Effective Time or after the Effective Time. Because the market price of the FP Common Stock is subject to fluctuation, the value of the FP Common Stock that holders of LIFE Common Shares will receive in the Merger may increase or decrease prior to and following the Merger.

SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA

     The following table presents (i) the selected comparative per share data for each of FP and LIFE on a historical basis; (ii) the selected unaudited pro forma combined per share data, reflecting the consummation of the Merger; and (iii) the selected equivalent pro forma per share data that have been calculated by multiplying the corresponding pro forma combined amounts per share of FP Common Stock by the Exchange Ratio, as determined on August 21, 1998. The unaudited pro forma combined per share data assume the Merger had been consummated at the beginning of the periods presented. The unaudited pro forma data have been prepared giving effect to the Merger as a pooling of interests.

     The unaudited pro forma basic earnings per share and diluted earnings per share data do not reflect any expenses associated with the Merger such as investment banking, accounting, legal and regulatory filing fees and other merger related expenses.

     FP and LIFE expect that the combined company will achieve benefits from the Merger in the form of synergies and cost savings. However, the unaudited pro forma comparative per share data do not reflect any synergies and cost savings which are expected to result from the consolidation of operations of FP and LIFE, and therefore, do not purport to be indicative of the results of future operations.

     The information shown below should be read in conjunction with the consolidated historical financial statements of FP and LIFE, including the respective notes thereto, incorporated by reference in this Proxy Statement/Prospectus. The pro forma financial information below is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisitions been consummated during the periods or as of the dates for which such pro forma financial information is presented. Historical earnings per share information has been restated to conform with Statement of Financial Accounting Standard No. 128 "Earnings Per Share."

                                                                                  SIX MONTHS ENDED
                                           YEAR ENDED SEPTEMBER 30,                    JUNE 30,
                                           ------------------------  TRANSITION   ----------------
                                            1995     1996    1997      PERIOD      1997      1998
                                           ------   ------  ------     ------     ------    ------
Basic earnings per share
    FP Historical (1) ..................   $0.28    $1.38   $ 4.12     $ 0.31      $2.01    $ 1.25
    Pro forma combined .................    0.29     1.37     4.17       0.41       2.01      1.15

    LIFE Historical (1) ................   $0.28    $0.63   $ 2.60     $ 0.76      $1.17    $ 0.74
    Equivalent pro forma (2) ...........    0.15     0.72     2.21       0.22       1.07      0.61

Diluted earnings per share
    FP Historical (1) ..................   $0.28    $1.33   $ 3.57     $ 0.29      $1.79    $ 1.13
    Pro forma combined .................    0.29     1.31     3.64       0.37       1.80      1.04

    LIFE Historical (1) ................   $0.28    $0.63   $ 2.49     $ 0.73      $1.17    $ 0.71
    Equivalent pro forma (2) ...........    0.15     0.70     1.93       0.20       0.95      0.55

Dividends declared per common share
    FP Historical (1) ..................   $ -      $ -     $  -       $ -         $ -      $  -
    Pro forma combined .................     -        -        -         -           -         -

    LIFE Historical (1) ................   $ -      $ -     $  -                   $ -      $  -

    Equivalent pro forma (2) ...........     -        -        -         -


Book value per common share at period end
    FP Historical (1) ..................                             $11.54                 $13.20
    Pro forma combined (3) .............                              11.90                  13.31

    LIFE Historical (1) ................                             $ 8.37                 $ 9.11
    Equivalent pro forma (2) ...........                               6.31                   7.06

(1) On December 15, 1997, the FP Board approved a change in FP's fiscal year end from September 30 to December 31, to be effective beginning January 1, 1998. LIFE has a fiscal year ending December 31. Accordingly, the unaudited pro forma combined statements of income for the three years in the period ended September 30, 1997 combine each company's historical results using their respective year ends. For the Transition Period, the results of operations for LIFE have been restated to conform to FP's Transition Period. For the six-month periods ended June 30, 1997 and 1998, the results of operations combine the interim results for each entity.
(2) The equivalent pro forma amounts are computed by multiplying the pro forma amounts by a factor of 0.53 to reflect the Exchange Ratio.
(3) The pro forma book value per common share was determined by combining the common equity of FP and LIFE, including pro forma adjustments, and dividing the result by the total number of shares of FP Common Stock and LIFE Common Shares outstanding at June 30, 1998, adjusted to equivalent shares of FP Common Stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain historical financial data for each of FP and LIFE as of and for each of the periods indicated. The following data should be read in conjunction with the selected financial data and management's discussion and analysis of financial condition and results of operations of FP and LIFE incorporated by reference herein. The income statement and balance sheet data for the five years in the period ended September 30, 1997 and as of the end of each period are derived from the consolidated audited financial statements of FP. The income statement and balance sheet data for the Transition Period and the six months ended June 30, 1997 and 1998 and as of the end of each period are derived from the unaudited interim financial statements of FP. The income statement and balance sheet data of LIFE for the five years in the period ended December 31, 1997 and as of the end of each period are derived from the consolidated audited financial statements of LIFE. The income statement and balance sheet data of LIFE for the six months ended June 30, 1997 and 1998 and as of the end of each period are derived from the unaudited interim financial statements of LIFE.

                           FIRSTPLUS FINANCIAL GROUP, INC.

                                                                                                            FOR THE SIX MONTHS
                                                YEAR ENDED SEPTEMBER 30,                                      ENDED JUNE 30,
                                    ----------------------------------------------------     TRANSITION   -----------------------
                                      1993       1994      1995       1996        1997         PERIOD       1997          1998
                                    --------   --------  --------  ---------    --------     ----------   --------      ---------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Net gain on securitized
   loan sales ..................    $ 17,115   $ 27,671  $ 20,690  $  94,036    $288,215       $28,799    $146,505      $ 85,340
 Interest income ...............         145      1,845     2,860     25,727     172,734        64,353      85,166       142,899
 Interest only strips
      interest income ..........          --         --        --      5,115      26,920        18,358      11,225        48,627
 Servicing income ..............          --         72     1,049      4,008      21,122         9,392      10,044        23,906
 Origination income ............          --         --       553      7,242      41,537        23,480      21,845        77,036
 Whole loan sales ..............          --         --     4,517     11,091      30,086         4,521      14,789        14,157
 Insurance and other
   income ......................          54        252       321      2,441      10,826         3,396       2,899        10,863
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
   Total revenues ..............      17,314     29,840    29,990    149,660     591,440       152,299     292,473       402,828
Expenses:
 Salaries and employee
   benefits ....................       7,265     17,054    10,110     36,402     107,558        36,909      50,860        82,432
 Interest expense ..............          28      1,041     2,660     16,892      93,514        33,996      47,095        73,413
 Other operating expense .......       2,632      6,465     6,964     29,938     120,581        48,511      55,957       136,937
 Provision for possible
   credit losses ...............          --        125       513     11,247      45,307        14,047      25,779        33,137
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
Total expenses .................       9,925     24,685    20,247     94,479     366,960       133,463     179,691       325,919
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
Income before income taxes .....       7,389      5,155     9,743     55,181     224,480        18,836     112,782        76,909
Provision for income taxes .....          --         --    (3,903)   (20,969)    (85,311)       (7,158)    (42,857)      (29,225)
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
NET INCOME .....................    $  7,389   $  5,155  $  5,840  $  34,212    $139,169     $  11,678    $ 69,925      $ 47,684
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
                                    --------   --------  --------  ---------    --------     ---------    --------      --------

PER SHARE DATA:
Net income per share of
 common stock:
 Basic .........................    $   0.47   $   0.31  $   0.28  $    1.38    $   4.12     $    0.31    $   2.01      $   1.25
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
 Diluted .......................    $   0.47   $   0.31  $   0.28  $    1.33    $   3.57     $    0.29    $   1.79      $   1.13
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
Weighted average common
 and common equivalent
 shares outstanding:
 Basic .........................      15,597     16,277    20,297     24,712      33,753        37,487      34,825        38,017
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
 Diluted .......................      15,597     16,277    20,297     26,148      39,932        43,570      39,987        43,613
                                    --------   --------  --------  ---------    --------     ---------    --------      --------
                                    --------   --------  --------  ---------    --------     ---------    --------      --------

                                           As of September 30,
                                ------------------------------------------     As of December 31,   As of June 30,
                                  1994     1995        1996        1997               1997              1998
                                -------   -------    --------   ----------         ----------        ----------
                                                  (IN THOUSANDS)
 BALANCE SHEET DATA:
 Loans held for sale, net ....  $ 6,105   $19,435    $430,812   $1,400,446         $1,760,512        $1,808,013
 Interest only strips, net ...       --    29,744     132,973      456,123            482,271           547,720
 Total assets ................   12,141    61,341     656,127    2,447,206          2,648,810         2,920,527
 Warehouse financing .........    4,995    18,530     354,481    1,238,156          1,361,967         1,423,516
 Term lines ..................       --     9,249      57,465      211,751            275,692           246,393
 Time deposits ...............       --        --          --      120,025            133,146           291,713
 Notes payable and other
     borrowings ..............       --     8,003       8,969       39,321             39,714            40,440
 Convertible subordinated
     notes ...................       --        --     100,000       69,920             69,920            69,920
 Total liabilities ...........    7,821    49,607     561,558    2,017,061          2,205,525         2,414,514
 Stockholders' equity ........    4,321    11,734      94,569      430,145            443,285           506,013


                           LIFE FINANCIAL CORPORATION

                                                                                                                For the Six Months
                                                                   For the Year Ended December 31,                 Ended June 30,
                                                        ---------------------------------------------------     ------------------
                                                         1993       1994        1995        1996      1997        1997       1998
                                                        ------     ------      ------      ------   -------     -------    -------
OPERATING DATA:                                              (In thousands, except per share amounts)
Interest income .....................................   $5,445     $4,824      $5,825      $6,929   $21,127      $6,456    $19,471
Interest expense ....................................    3,045      2,721       3,448       3,766    12,830       4,021     10,894
                                                        ------     ------      ------      ------   -------     -------    -------
Net interest income .................................    2,400      2,103       2,377       3,163     8,297       2,435      8,577
Provision for estimated loan losses .................      404      1,306       1,194         963     1,850         500      1,630
                                                        ------     ------      ------      ------   -------     -------    -------
Net interest income after provision for estimated
     loan losses ....................................    1,996        797       1,183       2,200     6,447       1,935      6,947
Net gains from mortgage financing operations ........    1,144      1,428       3,575       8,352    29,785       9,069      9,925
Other non-interest income ...........................      253        260         445         760     1,500         414      3,330
Non-interest expense:
  Compensation and benefits .........................    1,403      1,575       2,544       5,233     9,210       3,057      5,527
  Net loss on foreclosed real estate ................      228        280          53         158       126          69        186
  SAIF special assessment ...........................       --         --          --         448        --          --         --
  Other expense .....................................    1,562      1,601       1,792       2,842     6,654       1,845      6,027
                                                        ------     ------      ------      ------   -------     -------    -------
  Total non-interest expense ........................    3,193      3,456       4,389       8,681    15,990       4,971     11,740
                                                        ------     ------      ------      ------   -------     -------    -------
INCOME (loss) BEFORE INCOME TAX PROVISION
     (BENEFIT) ......................................      200       (971)        814       2,631    21,742       6,447      8,462
INCOME TAX PROVISION (BENEFIT) ......................      107       (300)        294       1,126     9,042       2,682      3,594
                                                        ------     ------      ------      ------   -------     -------    -------
NET INCOME (loss) ...................................   $   93     $ (671)     $  520      $1,505   $12,700     $ 3,765    $ 4,868
                                                        ------     ------      ------      ------   -------     -------    -------
                                                        ------     ------      ------      ------   -------     -------    -------
BASIC EARNINGS PER SHARE(1) .........................   $ 0.05     $(0.36)     $ 0.28      $ 0.63   $  2.60     $  1.17    $  0.74
                                                        ------     ------      ------      ------   -------     -------    -------
                                                        ------     ------      ------      ------   -------     -------    -------
DILUTED EARNINGS PER SHARE(1) .......................   $ 0.05     $(0.36)     $ 0.28      $ 0.63   $  2.49     $  1.17    $  0.71
                                                        ------     ------      ------      ------   -------     -------    -------
                                                        ------     ------      ------      ------   -------     -------    -------
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING(1) ........    1,824      1,866       1,867       2,371     4,885       3,228      6,549
                                                        ------     ------      ------      ------   -------     -------    -------
                                                        ------     ------      ------      ------   -------     -------    -------
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(1) ......    1,824      1,866       1,867       2,371     5,108       3,228      6,875
                                                        ------     ------      ------      ------   -------     -------    -------
                                                        ------     ------      ------      ------   -------     -------    -------



                                                                                                                             AT
                                                                               AS OF  DECEMBER 31,                         JUNE 30,
                                                                  1993     1994       1995       1996          1997         1998
                                                                -------   -------    -------   --------      --------      -------
BALANCE SHEET DATA:                                                (In thousands, except per share and share data)

Total assets ..............................................     $78,256   $71,402    $74,136   $104,010      $411,785     $472,437
Securities held-to-maturity and FHLB stock ................       3,883     2,860      2,700      8,837         6,079        6,404
Loans held for sale .......................................       2,348    17,070     21,688     31,018       272,655      333,859
Loans held for investment .................................      64,820    47,939     42,870     38,520        31,649       29,405
Allowance for estimated loan losses .......................         436       832      1,177      1,625         2,573        1,719
Residual assets at fair value .............................          --        --         --      5,700        40,746       42,062
Mortgage servicing rights .................................          --        --        683      2,645         8,526        9,313
Deposit accounts ..........................................      72,008    65,689     67,535     85,711       211,765      263,106
Borrowings ................................................       1,200     1,250         --      3,278       119,170      116,534
Stockholders' equity ......................................       4,419     3,748      4,268      9,273        54,819       59,718
Book value per share(2) ...................................        2.37      2.01       2.29       2.89          8.37         9.11
Shares Outstanding (2) ....................................       1,866     1,866      1,866      3,212         6,547        6,556

                                                                                                               AT OR
                                                                                                      FOR THE SIX MONTHS ENDED
                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                   1993     1994       1995       1996       1997         1997        1998
                                                  -------  -------   --------   -------    --------     --------    --------
FINANCIAL RATIOS AND OTHER DATA(3):                 (Dollars in thousands, except ratio data)
PERFORMANCE RATIOS:
   Return on average assets ....................     0.12%   (0.89)%     0.69%      1.74%      4.80%        4.87% (9)  2.22% (9)
   Return on average equity ....................     2.11   (17.01)     13.64      24.99      41.60        68.16  (9)  16.89 (9)
   Average equity to average assets  ...........     5.51     5.22       5.04       6.98      11.55         7.15       13.14
   Equity to total assets at end of period .....     5.65     5.25       5.76       8.92      13.31        21.38       12.64
   Average interest rate spread(4) .............     3.02     2.79       3.09       3.76       3.02         3.21  (9)   3.62 (9)
   NET INTEREST MARGIN(5) ......................     3.14     2.88       3.25       3.94       3.56         3.38  (9)   4.29 (9)
   AVERAGE INTEREST-EARNING ASSETS TO
     AVERAGE INTEREST-BEARING LIABILITIES ......   103.08   102.27     103.50     103.90     109.89       102.14      111.26
   EFFICIENCY RATIO(6) .........................    78.09    83.78      67.78      69.43      40.08        41.13       52.92
LOAN ORIGINATIONS AND PURCHASES ................  $82,015  $72,815   $134,772   $222,553   $773,107     $158,429    $562,553
BANK REGULATORY CAPITAL RATIOS(7):

   Tangible capital ............................     5.65%    5.25%      5.68%      8.90%      5.30%        7.47%       6.66%
   Core capital ................................     5.65     5.25       5.68       8.90       5.30         7.47        6.66
   Risk-based capital ..........................    10.87    10.00      10.17       9.43      10.32        18.61        9.55
ASSET QUALITY RATIOS:
   Non-performing assets as a percent of
     total assets(8) ...........................     5.05%    3.42%      3.00%      2.86%      1.59%        1.86%       2.02%
   ALLOWANCE FOR ESTIMATED LOAN LOSSES AS A
     PERCENT OF NON-PERFORMING LOANS ...........    20.02    44.04      84.25      67.26      50.20        63.29       22.97

------------------------
(1) EARNINGS PER SHARE IS BASED UPON THE WEIGHTED AVERAGE SHARES OUTSTANDING DURING THE PERIOD, ADJUSTED FOR A 100% STOCK DIVIDEND WHICH OCCURRED DURING 1996. EARNINGS PER SHARE IS THEN ADJUSTED FOR THE EXCHANGE OF THREE SHARES OF LIFE COMMON SHARES FOR ONE SHARE OF LIFE BANK COMMON STOCK IN THE
     JUNE 30, 1997 REORGANIZATION.
(2) BOOK VALUE PER SHARE IS BASED UPON THE SHARES OUTSTANDING AT THE END OF EACH PERIOD, ADJUSTED FOR A 100% STOCK DIVIDEND WHICH OCCURRED DURING 1996. BOOK VALUE PER SHARE IS THEN ADJUSTED FOR THE EXCHANGE OF THREE SHARES OF LIFE COMMON SHARES FOR ONE SHARE OF LIFE BANK COMMON STOCK IN LIFE'S
     JUNE 30, 1997 REORGANIZATION.
(3) ASSET QUALITY RATIOS AND BANK REGULATORY CAPITAL RATIOS ARE END OF PERIOD RATIOS. WITH THE EXCEPTION OF END OF PERIOD RATIOS, ALL RATIOS ARE BASED ON AVERAGE DAILY OR AVERAGE MONTH-END BALANCES DURING THE INDICATED PERIODS.
(4) THE AVERAGE INTEREST RATE SPREAD REPRESENTS THE DIFFERENCE BETWEEN THE WEIGHTED AVERAGE YIELD ON INTEREST-EARNING ASSETS AND THE WEIGHTED AVERAGE COST OF INTEREST-BEARING LIABILITIES.
(5) THE NET INTEREST MARGIN REPRESENTS NET INTEREST INCOME AS A PERCENT OF AVERAGE INTEREST-EARNING ASSETS.
(6) THE EFFICIENCY RATIO REPRESENTS NONINTEREST EXPENSE LESS (gain) LOSS ON FORECLOSED REAL ESTATE DIVIDED BY NONINTEREST INCOME PLUS NET INTEREST INCOME BEFORE PROVISION FOR ESTIMATED LOAN LOSSES.
(7) FOR DEFINITIONS AND FURTHER INFORMATION RELATING TO LIFE BANK'S REGULATORY CAPITAL REQUIREMENTS, SEE LIFE'S ANNUAL REPORT ON FORM 10-K, INCORPORATED BY REFERENCE HEREIN.
(8)  NON-PERFORMING ASSETS CONSIST OF NON-PERFORMING LOANS AND REO.

(9)  THESE RATIOS ARE ANNUALIZED.

                                     RISK FACTORS

     THE FOLLOWING ARE CERTAIN RISK FACTORS OR INVESTMENT CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED IN EVALUATING THE MERGER, IN ADDITION TO THE RISKS AND OTHER INFORMATION DESCRIBED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS.

Liquidity and Capital Resources

     LIQUIDITY. As a result of FP's increasing volume of loan originations and purchases and its expanding securitization activities, FP has operated, and expects to continue to operate, on a negative operating cash flow basis, which is expected to increase as the volume of FP's loan purchases and originations increases and its securitization program grows. FP's primary operating cash requirements include the funding of (i) loan originations and loan purchases,
(ii) fees and expenses incurred in connection with its securitization program,
(iii) television, radio and direct mail advertising and other marketing expenses, (iv) capital expenditures on equipment and leasehold improvements and
(v) administrative and other operating expenses.

     FP typically has funded its cash requirements for loan originations and purchases from borrowings under its warehouse facilities. Other cash requirements have been funded from residual lines of credit (see "--I/O Strips Risks--Financing of the I/O Strips"), other debt offerings and the issuance of equity. There can be no assurance that, as FP's existing lending arrangements mature, FP will have access to the financing necessary for its operations and its growth plans or that such financing will be available to FP on favorable terms. To the extent FP is unable to renew existing warehouse facilities or arrange additional or new warehouse lines, FP may have to curtail loan origination activities, which could have a material adverse effect on FP's results of operations and financial condition.

     NEED FOR ADDITIONAL FINANCING. Because FP currently operates on a negative operating cash flow basis, FP's operations and its ability to grow are affected by the availability of financing and the terms thereof. Based on the rate of growth of FP's originations in the recent past, FP anticipates that it will need to arrange additional financing sources from time to time over the foreseeable future in order to maintain its historical growth rates. There can be no assurance that FP will be successful in consummating such financing transactions in the future or that such financing will be available on terms FP would consider to be favorable. If FP is unable to arrange new financing sources, FP may have to curtail its loan origination and purchasing activities, which could have a material adverse effect on FP's results of operations and financial condition.

     DEPENDENCE ON SECURITIZATION TRANSACTIONS. Since the beginning of fiscal 1995, FP has utilized a securitization program that involves the periodic pooling and sale of its High LTV Loans. The securitization proceeds historically have been used to repay borrowings under warehouse facilities, thereby making such warehouse facilities available to finance the origination of additional High LTV Loans. There can be no assurance that, as FP's volume of loans originated or purchased increases and other new products available for securitization increase, FP will be able to securitize its loan production efficiently. In addition, the securitization market for many types of assets is relatively undeveloped and may be more susceptible to market fluctuations or other adverse changes than more developed capital markets. Securitization transactions may be affected by a number of factors, some of which are beyond FP's control, including, among other things, conditions in the securities market in general, conditions in the asset-backed securitization market and the conformity of loan pools to rating agency requirements and, to the extent that monoline insurance is used, the requirements of such insurers. Adverse changes in the secondary market could impair FP's ability to originate, purchase and sell loans on a favorable or timely basis. In the past, FP's securitizations typically utilized credit enhancements in the form of financial guaranty insurance policies in order to achieve better credit ratings. Although FP has not used this type of credit enhancement in its most recent securitizations, it may determine to do so again in the future. Failure to obtain acceptable rating agency ratings or insurance company credit enhancements could decrease the efficiency or affect the timing of future securitizations. FP intends to continue public or private securitizations of its loan pools on a quarterly basis. Any delay in the sale of a loan pool beyond a quarter-end would substantially reduce and may eliminate the gain on securitized loan sales, net in the given quarter and would likely result in losses for such quarter being reported by FP. If FP were unable to securitize loans due to changes in the secondary market, FP's growth would likely be materially impaired and FP's results of operations and financial condition would likely be materially adversely affected.

     RISKS ASSOCIATED WITH LOANS HELD FOR SALE. In order to increase its interest income and, therefore, reduce the amount of cash used in its operating activities, FP follows a strategy of maintaining a significant quantity of loans on its balance sheet as "loans held for sale, net." FP expects this holding period to be between 90 and 180 days for the foreseeable future. The interest rates on loans originated and purchased by FP are fixed at the time FP issues a loan commitment, and FP's warehouse financing facilities all bear floating interest rates. See "--Sensitivity to Interest Rates." Accordingly, FP's strategy to increase the dollar amount of loans held for sale and the length of time such loans are held will significantly increase FP's exposure to interest rate fluctuations and the risks that such fluctuations will result in lower interest rate spreads over the variable rate warehouse facilities and reduced gain on securitized loan sales, net, resulting from a reduced spread between the interest rates charged to borrowers and the interest rate paid to investors in securitizations. Moreover, in order to manage this increased risk, FP will have to increase its hedging activities, and there can be no assurance that such hedging activities will be successful in managing the risk or will not themselves have a material adverse effect on FP's results of operations or financial condition. As a result, there can be no assurance that this strategy will not have a material adverse effect on FP's results of operations or financial condition.

     SENSITIVITY TO INTEREST RATES. FP's profitability may be directly affected by fluctuations in interest rates. While FP monitors interest rates and employs a strategy designed to hedge some of the risks associated with changes in interest rates, no assurance can be given that FP's results of operations and financial condition will not be adversely affected during periods of fluctuations in interest rates. FP's interest rate hedging strategy currently includes purchasing put contracts on treasury securities, selling short treasury securities and maintaining a pre-funding strategy with respect to its securitizations. Because the interest rates on FP's indebtedness used to fund and acquire loans are variable and the rates charged on loans FP originates are fixed, increases in the interest rates after loans are originated and prior to their sale could have a material adverse effect on FP's results of operations and financial condition. In addition, increases in interest rates prior to sale of the loans also could reduce the gain on securitized loan sales earned by FP. As the majority of the securitization investors are paid based on a fixed interest rate, the ultimate sale of FP's loans will fix the spread between the interest rates paid by borrowers and the pass through interest rates paid to investors in securitization transactions with respect to such loans, although increases in interest rates may narrow the potential spread that existed at the time the loans were originated by FP.

     A significant, sustained rise in interest rates could curtail FP's growth opportunities by decreasing the demand for loans at such rates and increasing market pressure to reduce origination fees or servicing spreads. FP has begun to implement a strategy of maintaining a significant quantity of loans on its balance sheet, thus increasing the length of time that loans are held for sale and materially increasing its interest rate risk. Currently, FP has a hedging policy in place that provides for management to determine the level of interest rate exposure and the need for hedging transactions on an ongoing basis.

     FP's interest only strips ("I/O Strips") and servicing assets are also sensitive to interest rates. A decrease in interest rates could cause an increase in the rate at which outstanding loans are prepaid, thereby reducing the period of time during which FP receives the residual cash flows and servicing income with respect to such prepaid loans, thereby possibly resulting in an impairment of the I/O Strips and servicing assets. Although an increase in interest rates may decrease prepayments, the resulting increase in residual cash flows and servicing income may not offset the higher interest costs of financing the I/O Strips. See "--I/O Strips Risks--Financing of the I/O Strips."

CREDIT RISK ASSOCIATED WITH BORROWERS

     Many of FP's borrowers are consumers who have limited access to consumer financing for a variety of reasons, including insufficient home equity value.
FP is subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not satisfy their debt service payments, including payments of interest and principal, and that the realizable value of the property securing such loans in most cases will not be sufficient to repay the borrower's obligation to FP. The risks associated with FP's business increase during an economic downturn or recession. Such periods may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to further support borrowings and increases the loan-to-value ratios of FP's existing loans, thereby weakening collateral values and increasing the possibility of a loss in the event of default. Furthermore, the rates of delinquencies and foreclosures and the frequency and severity of losses generally increase during economic downturns or recessions. Because FP lends to borrowers who may be credit impaired, the actual rates of delinquencies, foreclosures and losses could be higher under adverse economic conditions than those currently experienced.

Delinquency rates on the Serviced Loan Portfolio, as a whole, have followed historical trends on a pool-by-pool basis, which trends reflect increased rates of delinquencies over time. However, there can be no assurance that delinquency rates will not increase beyond historical trends. In addition, in an economic downturn or recession, FP's servicing costs will increase due to potential increased delinquencies and defaults. Any sustained period of such increased losses could have a material adverse effect on FP's results of operations and financial condition.

CREDIT RISK ASSOCIATED WITH HIGH LTV LOANS

     Although FP's High LTV Loans typically are secured by real estate, in most cases the collateral of such loans will not be sufficient to cover the principal amount of the loans in the event of default. This is because of the relatively high loan-to-value ratios ("LTVs") of most of FP's loans. FP relies principally on the creditworthiness of the borrower and to a much lesser extent on the underlying collateral for repayment of FP's High LTV Loans. Consequently, many of FP's loans equal or exceed the value of the mortgaged properties, in some instances involving LTVs of up to 125%. With respect to many of FP's loans, LTV determinations are based upon the borrowers' representations as to the value of the underlying property; accordingly, there can be no assurance that such represented values accurately reflect prevailing market prices. With respect to any default, FP currently evaluates the cost effectiveness of foreclosing on the collateral. To the extent that borrowers with high LTVs default on their loan obligations, FP is less likely to use foreclosure as a means to mitigate its losses. Under these circumstances, losses would be applied to FP's allowances for possible credit losses on loans sold and I/O Strips. Such absorption, if in excess of FP's allowance for such losses, could have a material adverse effect on FP's results of operations and financial condition if such losses required FP to record additional provisions for losses on loans sold.

I/O STRIPS RISKS

     ILLIQUIDITY OF THE I/O STRIPS. FP sells a substantial number of its High LTV Loans to third-party investors in securitization transactions. In a securitization transaction, loans originated and purchased by FP are sold to an independent entity, generally a grantor or owner trust, that holds the loans as trustee for third-party investors. FP retains the right to service the securitized loans or appoint an approved sub-servicer. FP retains an I/O Strip, which is certificated, representing the present value of the right to the excess cash flows generated by the securitized loans, which represents the difference between (a) interest at the stated rate paid by borrowers and (b) the sum of (i) pass-through interest paid to third-party investors, (ii) trustee fees, (iii) FHA insurance fees (if applicable), (iv) third-party credit enhancement fees (if applicable), (v) stipulated servicing fees and (vi) estimated loan portfolio losses. FP is not aware of an active market for this kind of instrument, and no assurance can be given that the receivable could in fact be sold at its stated value on the balance sheet, if at all. In addition, the gain on securitized loan sales, net, is recognized in the period during which loans are sold, while cash payments are received by FP pursuant to its pooling and servicing agreements and servicing fees are paid to FP by the securitization trustees over the lives of the securitized loans. This difference in the timing of cash flows could cause a cash shortfall, which could have a material adverse effect on FP's results of operations and financial condition.

     I/O STRIPS MAY BE OVERSTATED; PROVISION FOR CREDIT LOSSES MAY BE UNDERSTATED. The calculation of gain on securitized loan sales, net and the valuation of the I/O Strips are determined based on the present value of the anticipated cash flow stream at the time each securitization transaction closes, utilizing valuation assumptions appropriate for each particular transaction.
The significant valuation assumptions are related to the anticipated average lives of the loans sold, the anticipated prepayment speeds, the anticipated credit losses and a discount rate commensurate with the risks involved in the I/O Strips.

     The Company utilizes an enhanced residual valuation model. The model takes into account the most relevant valuation factors as of the date of the related securitization and the current balance sheet date, and specifically addresses discount rates. Management makes estimates and assumptions regarding the value of the I/O Strips at the time of the securitization and at each balance sheet date. There can be no assurance that FP's estimates used to determine the gain on securitized loan sales and I/O Strips valuations will remain appropriate for the life of each securitization. If actual loan prepayments or defaults exceed FP's estimates, the carrying value of FP's I/O Strips may be decreased or FP may increase its allowance for possible credit losses on loans sold through a charge against earnings during the period management recognizes the disparity. Prepayment rates and default rates may be affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing, most of which are not within FP's control. A decrease in prevailing interest rates could cause prepayments to increase, thereby requiring a write down of the I/O Strips. Other factors also may result in a write down of FP's I/O Strips in subsequent periods. Any such write down could have a material adverse effect on FP's results of operations and financial condition.

     FINANCING OF THE I/O STRIPS. FP retains significant amounts of I/O Strips on its balance sheet. FP currently does not hedge this asset. Historically, FP has financed its I/O Strips with short term borrowings ("Term Lines"). These Term Lines bear interest at a floating rate. FP, however, cannot reprice its I/O Strips, which have an expected average life of four to six years, on its balance sheet. Under the Term Line agreements, FP is allowed to borrow only amounts that are substantially less than the carrying value of the I/O Strips. FP is at risk that its Term Line agreement interest rates may increase. See "--Liquidity and Capital Resources."

     More recently, the Company closed its first net interest margin transaction ("NIMS"). The Company secured $150 million of bonds with I/O Strips from its 1996-4, 1997-1, 1997-2, 1997-3 and 1997-4 High LTV Loan
securitizations, a limited portion of servicing fees from those securitizations to be earned, and a $30 million demand note. The bonds carry a coupon of 8.5% and were sold at 99.55% of par for a bond equivalent yield of approximately 8.87%. The funds received from the bonds were used to pay down the term lines of credit related to each securitization. The debt service of these bonds is paid from the excess residual income of the I/O Strips and the previously mentioned servicing fees. If the excess residual income and servicing fees are not sufficient to meet scheduled debt service requirements, the bond holders have the right to call a $30.0 million demand note, with the remaining portion of the debt being unsecured. As the bonds are secured by the excess residual income of I/O Strips, the bonds have significant prepayment risk. If prepayment and default rates are faster than anticipated, the excess residual income may not be sufficient to cover debt service of the bonds.

ABILITY OF FP TO CONTINUE GROWTH STRATEGY; POSSIBLE ADVERSE CONSEQUENCES FROM RECENT GROWTH

     FP's total revenues, net income, and production have increased dramatically and rapidly since FP's inception. FP does not expect to sustain these growth rates. FP's ability to continue its growth strategy depends on its ability to increase the volume of loans it originates and purchases while successfully managing its growth. This volume increase is, in part, dependent on FP's ability to procure, maintain and manage its increasingly larger warehouse facilities, Term Lines and other funding sources. In addition to FP's financing needs, its ability to increase its volume of loans will depend on, among other factors, its ability to (i) offer attractive products to prospective borrowers,
(ii) attract and retain qualified underwriting, servicing and other personnel,
(iii) market its products successfully, especially its new real estate based loan products, (iv) expand its retail branch network, along with direct mail and telemarketing capabilities, (v) establish new relationships and maintain existing relationships with independent correspondent lenders in states where FP currently is active and in additional states and (vi) build national brand name recognition.

     In addition, FP recently has begun to focus resources on other mortgage-related products and the personal consumer finance industry. There can be no assurance that FP will successfully enter or compete in these highly competitive segments of the consumer finance industry.

     In light of FP's rapid growth, the historical performance of FP's operations, including its underwriting and servicing operations, may be of limited relevance in predicting future performance with respect to High LTV Loans, Home Equity Loans, conforming first lien loans and personal consumer loans. Any credit or other problems associated with the large number of loans originated in the recent past may not become apparent until sometime in the future. Consequently, FP's historical results of operations may be of limited relevance to an investor seeking to predict FP's future performance.

     FP's ability to successfully manage its growth as it pursues its growth strategy will be dependent upon, among other things, its ability to (i) maintain appropriate procedures, policies and systems to ensure that FP's loans have an acceptable level of credit risk and loss, (ii) satisfy its need for additional short-term and long-term financing, (iii) manage the costs associated with expanding its infrastructure, including systems, personnel and facilities, and
(iv) continue operating in competitive, economic, regulatory and judicial environments that are conducive to FP's business activities. FP's requirement for additional operating procedures, personnel and facilities is expected to continue over the near term. FP is absorbing the effects of the implementation of new computer hardware and software to manage its business operations, and it plans to continue to procure hardware and software that require additional corresponding investments in training and education. FP's significant growth has placed substantial new and increased pressures on FP's personnel. There can be no assurance that the addition of new operating procedures, personnel and facilities, together with FP's enhanced information systems, will be sufficient to enable it to meet its current operating needs. Changes in FP's ability to obtain or maintain any or all of these factors or to successfully manage its growth strategy could have a material adverse effect on FP's results of operations and financial condition.

CONSOLIDATION OF OPERATIONS OF ACQUISITIONS

     FP has in the past relied on, and in the future expects to continue to rely on, in part, an acquisition strategy in order to grow its business and to enter into new lines of business. FP must successfully integrate the management, marketing, products and systems associated with its acquisitions if it is to make current or prospective acquisitions financially successful. In addition, FP's recent strategy of acquiring other specialized finance companies involves introducing FP's other loan products, which may be very different from the type of loans such companies now originate, into this origination channel. Acquisitions may not be as profitable as originally anticipated and may become significant distractions to management if they are not timely integrated. There can be no assurance that future acquisition opportunities will become available, that such future acquisitions can be accomplished on favorable terms or that such acquisitions, if any, will result in profitable operations in the future or can be integrated successfully with FP's existing business.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     Approximately 30.6% of the loans in the Serviced Loan Portfolio at June 30, 1998 were secured by subordinate liens on residential properties located in California. Consequently, FP's results of operations and financial condition are dependent upon general trends in the California economy and its residential real estate market. California has experienced an economic growth period over the last few years, which has been accompanied by increases in the California real estate market. Such increases in property values could cause customers to prepay their loans as other financing alternatives become available.
Prepayments could have a material impact on FP's I/O Strips and servicing assets or cause a permanent impairment of such assets.

     A decline in property values, as has been experienced in the past, may adversely affect the values of properties securing FP's loans, such that the principal balances of such loans, together with any primary financing on the mortgaged properties, may further increase LTVs, making FP's ability to recoup losses in the event of a borrower's default extremely unlikely. In addition, California historically has been vulnerable to certain risks of natural disasters, such as earthquakes and erosion-caused mudslides, which typically are not covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by FP, which could have a material adverse effect on FP's results of operations and financial condition.

COMPETITION

     The consumer finance market is highly competitive and fragmented. FP competes with a number of finance companies that provide financing to individuals who may not qualify for traditional financing. To a lesser extent, FP competes, or will compete, with commercial banks, savings and loan associations, credit unions, insurance companies and captive finance arms of major manufacturing companies that currently tend to apply more traditional lending criteria. In addition, several companies have loan programs that compete directly with FP's loan products, particularly its High LTV Loans. Many of FP's competitors or potential competitors are substantially larger and have significantly greater capital and other resources than FP. In fiscal 1996, fiscal 1997, the Transition Period and the six months ended June 30, 1998, approximately 96.0%, 79.2%, 62.8% and 52.1%, respectively, of FP's loans originated were loans originated through correspondent lenders, which are expected to remain a significant part of FP's loan production program for the foreseeable future. As a purchaser of Correspondent Loans, FP is exposed to fluctuations in the volume and price of Correspondent Loans resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, FNMA has purchased and is expected to continue to purchase significant volumes of Title I Loans on a whole-loan basis. Purchases by FNMA could be made from sources from which FP also purchases loans. To the extent that purchasers of loans, such as FNMA, enter or increase their purchasing activities in the markets in which FP purchases loans, competitive pressures may decrease the availability of loans or increase the price FP would have to pay for such loans, a phenomenon that has occurred with respect to Title I Loans. The increase in competition and the increase in the competition's efforts to solicit FP's current customers may lead to greater prepayment rates on FP's existing pools. FP tries to maintain these customer relationships by negotiating lower interest rates and other terms. There can be no assurance that FP will be successful in that regard. In addition, by reducing rates and other terms, FP's interest income will be decreased accordingly. In addition, increases in the number of companies seeking to originate loans tends to lower the rates of interest FP can charge borrowers, thereby reducing the potential value of subsequently earned gain on securitized loan sales, net. To the extent that any of these lenders or FNMA significantly expand their activities in FP's market, or to the extent that new competitors enter the market, FP's results of operations and financial condition could be materially adversely affected.

CONCENTRATION OF CORRESPONDENT LENDERS

     FP believes that it is possible for its dependence on independent correspondent lenders to continue for the foreseeable future as FP focuses extensively on originating Direct to Consumer loans. Correspondent lenders are not contractually bound to sell loans to FP, and, therefore, are able to sell their loans to others or to undertake securitization programs of their own. To the extent that FP is no longer able to purchase or originate loans from independent correspondent lenders, this could have a material adverse effect on FP's results of operations and financial condition.

LIMITED OPERATING HISTORY

     FP was formed in 1994 to combine the operations of FIRSTPLUS Financial, Inc. and SFA: State Financial Acceptance Corp. Such combination involved the integration of the operations of two companies that previously operated independently. Consequently, FP has a limited operating history under its new corporate structure upon which prospective investors may base an evaluation of its performance.

DELINQUENCIES; RIGHT TO TERMINATE SERVICING; NEGATIVE IMPACT ON CASH FLOWS

     A significant portion of the Serviced Loan Portfolio consist of loans securitized by FP and sold to grantor or owner trusts. FP's form of pooling and servicing agreement with each of these trusts provides that the trustee of the related trust may terminate FP's servicing rights if certain delinquency or loss standards are not met. Generally, provisions in the pooling and servicing agreements have the effect of requiring the overcollateralization account, which is funded primarily by the excess servicing on the loans held in the trust, to be increased up to about two and one-half times the level otherwise required when the delinquency and the default rates exceed various specified limits. To date, a significant number of the pools of securitized loans have exceeded the foregoing delinquency standards. FP has had to increase its overcollateralization accounts to satisfy the pooling and servicing agreements; however, no servicing rights have been terminated. FP's cash flow also has been adversely impacted by high delinquency and default rates in its grantor and owner trusts. There can be no assurance that delinquency rates with respect to FP-sponsored securitized loan pools will not continue to exceed this rate in the future or that pools will not continue to exceed this rate and, if exceeded, that servicing rights will not be terminated, which would have a material adverse effect on FP's results of operations and financial condition.

IMPACT OF REGULATION AND LITIGATION

     FP's business is subject to regulation and licensing under various federal, state and local statutes and regulations requiring, among other things, the licensing of lenders, adequate disclosure of loan terms and limitation on the terms and interest rates of consumer loans, collection policies, creditor remedies and other trade practices. An adverse change in these laws or regulations could have an adverse effect on FP by, among other things, limiting the interest and fee income FP may generate on existing and additional loans, limiting the states in which FP may operate or restricting FP's ability to realize on the collateral securing its loans. Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of FP's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax-deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by FP, which could have a material adverse effect on FP's results of operations and financial condition. Industry participants frequently are named as defendants in litigation involving alleged violations of federal and state consumer lending laws and regulations, or other similar laws and regulations, as a result of the consumer-oriented nature of the industry in which FP operates and uncertainties with respect to the application of various laws and regulations in certain circumstances. If a significant judgment were rendered against FP in connection with any litigation, it could have a material adverse effect on FP's results of operations and financial condition.

     FP's loans under the Title I Program are eligible for FHA insurance. The FHA insures 90% of such loans and certain interest costs, provided that FP has not depleted its loss reserve account established with the FHA and the loans were properly originated according to FHA regulations. The amount of insurance coverage in a lender's FHA loss reserve account is equal to 10% of the original principal amount of all Title I Loans originated and the amount of reserves for purchased loans reported for insurance coverage by the lender, less the amount of all insurance claims approved for payment in connection with losses on such loans and other adjustments. If at any time claims exceed the loss reserve balance, the remaining Title I Loans will be uninsured. In addition, the Title I Program sets loan origination guidelines that must be satisfied by the lender in connection with the origination of Title I Loans in order for the FHA to insure those loans. FP's failure to comply with such requirements could result in denial of payment by the FHA. There can be no assurance that losses will not exceed FP's loss reserve account or that FP will not be adversely affected by such defaults. FP's Conventional Loans are not insured.

     FIRSTPLUS Bank is subject to extensive regulation and supervision under various federal and state laws. FIRSTPLUS Bank is a California corporation licensed as an industrial loan company under the laws of the State of California and is subject to regulation by the California Department of Financial Institutions. The deposits of FIRSTPLUS Bank are insured by the FDIC to the maximum extent permitted by law, which is currently $100,000 per depositor in most cases. California and federal law and regulations govern most aspects of the business and operations of FIRSTPLUS Bank, including investments, reserves, the nature and amount of any collateral for loans, maximum loans to one borrower, the timing of availability of deposited funds, the issuance of securities, payment of dividends, branching and expansion. FIRSTPLUS Bank also is subject to requirements and restrictions of various consumer laws and regulations in connection with both its lending and deposit-taking activities. Federal and state agencies have broad enforcement powers over depository institutions, including the power to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance and to appoint a conservator or a receiver under a variety of circumstances.

     Because FP's business is highly regulated, the laws, rules and regulations applicable to FP are subject to subsequent modification and change. Various laws, rules and regulations currently are proposed that, if adopted, could have an adverse effect on FP. There can be no assurance that proposed laws, rules and regulations will not be adopted in the future that could make compliance much more difficult or expensive, restrict FP's ability to originate, broker, purchase or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated, brokered, purchased or sold by FP, or otherwise adversely affect the business or prospects of FP.

CONCENTRATION OF VOTING CONTROL IN MANAGEMENT

     Daniel T. Phillips, FP's Chief Executive Officer and Chairman of the Board, and Eric C. Green, FP's President, beneficially own or otherwise control a significant block of the outstanding FP Common Stock. Therefore, Messrs. Phillips and Green are able to exercise significant influence with respect to the election of the entire FP Board and all matters submitted to stockholders. Messrs. Phillips and Green also are able to significantly influence the direction and future operations of FP, including decisions regarding the issuance of additional shares of FP Common Stock and other securities. In addition, as long as Messrs. Phillips and Green beneficially own or otherwise control a significant block of issued and outstanding FP Common Stock, it will be difficult for third parties to obtain control of FP through purchases of FP Common Stock not beneficially owned or otherwise controlled by Messrs. Phillips and Green.

DEPENDENCE ON KEY PERSONNEL

     FP is dependent upon the continued services of Daniel T. Phillips and Eric C. Green and FP's other executive officers. While FP believes that it could find replacements for its executive officers, the loss of their services could have an adverse effect on FP's operations. Each of FP's executive officers has entered into an employment agreement with FP.

EVENTS OF DEFAULT UNDER CERTAIN FINANCING FACILITIES

     The loss of the services of Daniel T. Phillips as Chief Executive Officer of FP or Eric C. Green as Chief Financial Officer of FP would constitute an event of default under FP's credit facilities which in turn would result in defaults under other indebtedness. Messrs. Phillips and Green have entered into employment agreements with FP.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the FP Articles, the FP Bylaws, the NGCL and the Indenture for the 7.25% Convertible Subordinated Notes Due 2003 (the "Convertible Notes") and FP's Rights Agreement (the "Rights Plan") could delay or frustrate the removal of incumbent directors and could make difficult a merger, tender offer or proxy contest involving FP, even if such events could be viewed as beneficial by FP's stockholders. For example, the FP Articles deny the right of its stockholders to amend the FP Bylaws and require advance notice of stockholder proposals and nominations of directors. FP also is subject to provisions of the NGCL that prohibit a publicly-held Nevada corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 10% or more of the corporation's outstanding voting shares (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. In addition, the Indenture for the Convertible Notes provides that in the event of a change of control (as defined therein) holders of the Convertible Notes have the right to require that FP repurchase the Convertible Notes in whole or in part.
In addition, the Rights Plan may make it somewhat more difficult for FP stockholders to effect a change of control because the Rights Plan effectively prohibits the acquisition by a party or group (an "Acquiring Person"), except in certain limited circumstances, of 15% or more of the shares of FP Common Stock then outstanding. Further, the Rights Plan may only be amended by "Continuing Directors," defined generally as those directors who are not an Acquiring Person or an affiliate or associate of an Acquiring Person. This Continuing Director provision has the effect of preventing an Acquiring Person from waging a proxy contest for the purpose of electing a sympathetic slate of directors that would then amend the Rights Plan to permit the acquisition by the Acquiring Person.

SECURITIES TRADING; POSSIBLE VOLATILITY OF PRICES

     The FP Common Stock is quoted on the NYSE. The market price for shares of Common Stock may be significantly affected by such factors as quarter-to-quarter variations in FP's results of operations, news announcements or changes in general market or industry conditions.

IMPACT OF YEAR 2000

     The "Year 2000" issue refers to the phenomenon whereby computer programs, having been written using two digits rather than four to define the applicable year, may erroneously recognize a date using "00" as the year 1900 rather than the year 2000. This error could potentially result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

     The Company is in the process of upgrading its mission critical systems as part of its strategic initiatives to accommodate its growth and need for increased capacity. As part of this process, the Company is ensuring that these new systems are Year 2000 mitigated.

     To a degree, the Company relies on outside software vendors, significant suppliers and large customers for the operation of its systems. The Company is initiating formal communications with these parties to determine the extent to which the Company's upgraded systems are vulnerable to those third parties' failure to remedy their own Year 2000 issues. The Company presently believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

     The Company intends to utilize both internal and external resources to test the software for Year 2000 compliance, and to determine whether such software should be reprogrammed or replaced. The Company anticipates completing the Year 2000 project prior to any anticipated impact on its operating systems. The total cost of the Year 2000 project is not presently expected to be material and is being funded though operating cash flows.

                                   THE LIFE MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished to holders of LIFE Common Shares in connection with the solicitation of proxies by the LIFE Board for use at the LIFE Meeting to be held on ___________, 1998, at Arrowhead Country Club, 3433 North Parkside Drive, San Bernardino, California 92404 at 10 a.m. (San Bernardino, California time) and any adjournments thereof.

     This Proxy Statement/Prospectus, the Notice of Special Meeting and the accompanying form of proxy are first being mailed to stockholders of LIFE on or about ___________, 1998.

PURPOSE OF THE MEETING

     At the LIFE Meeting, stockholders of LIFE will be asked to consider and vote upon a proposal to approve the Merger Agreement, providing for the Merger of LFA with and into LIFE. From and after the Effective Time, LIFE will continue as the Surviving Corporation and will be a wholly owned subsidiary of FP. As a result of the Merger, each outstanding LIFE Common Share will be converted into the right to receive shares of FP Common Stock in the manner described in "The Merger--Conversion of Shares; Exchange Ratio." None of the currently outstanding shares of FP Common Stock will be converted or otherwise changed as a result of the Merger. Approval of the Merger Agreement by LIFE stockholders at the LIFE Meeting is one of the conditions to the consummation of the Merger under the terms of the Merger Agreement.

     THE LIFE BOARD RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE MERGER
AGREEMENT.

VOTING RIGHTS OF LIFE STOCKHOLDERS

     The LIFE Board has determined that holders of record of LIFE Common Shares at the close of business on the Record Date will be entitled to notice of and to vote at the LIFE Meeting. Accordingly, only holders of record of LIFE Common Shares at the close of business on the Record Date will be entitled to vote at the LIFE Meeting. At the close of business on the Record Date, there were outstanding __________ LIFE Common Shares, each of which is entitled to one vote on each matter properly submitted to a vote at the LIFE Meeting. The affirmative vote of a majority of the outstanding LIFE Common Shares entitled to vote is required to approve the Merger Agreement.

     All proxies will be voted in accordance with the directions of the LIFE stockholder executing such proxy and, to the extent no directions are given,
will be voted "for" approval of the Merger Agreement.   Abstentions may be
specified on the proposal to approve the Merger Agreement. Such abstentions will be considered present and entitled to vote at the LIFE Meeting but will not be counted as votes cast in the affirmative. Abstentions on the proposal to approve the Merger Agreement will have the effect of a negative vote because this proposal requires the approval of a majority of the outstanding shares entitled to vote.

     LIFE believes that brokers that hold LIFE Common Shares in "street" name for customers do not have the authority to vote those shares with respect to the approval of the Merger Agreement if they have not received instructions from the beneficial owner. A failure by brokers to receive instructions from the beneficial owner to vote those shares will have the same effect as a vote against the proposal to approve the Merger Agreement. LIFE stockholders whose shares are not registered in their name will need appropriate documentation from the record holder to vote personally at the LIFE Meeting.

     As of the close of business on the Record Date, the directors and executive officers of LIFE held or had the right to vote in the aggregate approximately ____% of the outstanding LIFE Common Shares, and have advised LIFE that they presently intend to vote their shares in favor of the Merger Agreement. Furthermore, in connection with the Merger Agreement, each of the directors of LIFE has entered into a Voting Agreement, pursuant to which each director agreed to vote his LIFE Common Shares in favor of the Merger.

     Each stockholder can vote personally or by proxy; a person acting as a proxy need not be a stockholder.

SOLICITATION AND REVOCATION OF PROXIES; QUORUM

     The LIFE Board is making the solicitation of proxies from its stockholders under this Proxy Statement/Prospectus. All shares represented by properly executed proxies will be voted in accordance with the directions on the proxies, unless such proxies are revoked prior to the vote. FORMS OF PROXY CONTAINING NO INSTRUCTIONS REGARDING ANY PARTICULAR MATTER SPECIFIED THEREIN WILL BE VOTED FOR THE APPROVAL OF THE MERGER AND THE PROXIES APPOINTED IN THE PROXY WILL USE THEIR DISCRETION AS TO ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE MEETING. The LIFE Board is not aware of matters other than those specified in the Notice of Special Meeting that may properly come before the meeting of its stockholders. If any other matters are properly presented for action at the LIFE Meeting, it is intended that the named proxies will vote in accordance with their best judgment on such matters. LIFE will bear the cost of solicitation of proxies for the LIFE Meeting. In addition to the use of the mails, proxies may be solicited by telephone by directors and officers and employees of LIFE and the LIFE Subsidiaries who will not be specially compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy soliciting materials to the beneficial owners of LIFE Common Shares held of record by such persons, and LIFE will reimburse them for their charges and expenses.

     As provided in the LIFE Certificate, holders of record of LIFE Common Shares who beneficially own in excess of 10% of the outstanding LIFE Common Shares (the "Limit") are not entitled to any vote with respect to the LIFE Common Shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The LIFE Certificate authorizes the LIFE Board (i) to make all determinations necessary to implement and apply the Limit, including whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own LIFE Common Shares in excess of the Limit to supply information to LIFE that will enable the LIFE Board to implement and apply the Limit.

     Each holder of record of LIFE Common Shares on the Record Date will be entitled to one vote for each share of stock registered in his or her name on each matter presented to a vote at the LIFE Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of LIFE Common Shares entitled to vote is necessary to constitute a quorum of the stockholders. A stockholder of LIFE who executes and returns a proxy has the power to revoke it at any time
before it is voted.   The giving of a proxy does not affect a stockholder's
right to attend and vote in person at the LIFE Meeting. A stockholder's presence at a meeting, however, will not in itself revoke the stockholder's proxy. LIFE Common Shares that are present or represented by proxy at the LIFE Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Merger Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority. In addition to any other manner provided by law, a LIFE stockholder giving a proxy pursuant to this solicitation may revoke such proxy by delivering a written revocation to the Secretary of LIFE at 10540 North Magnolia Avenue, Suite B, Riverside, California 92505-1814. No revocation by written notice, however, will be effective unless and until such notice is received by the Secretary of LIFE prior to the date of the LIFE Meeting or by the inspector of election at the LIFE Meeting prior to the closing of the polls.

                                  THE MERGER

     THE FOLLOWING IS A SUMMARY OF THE MATERIAL ASPECTS OF THE MERGER. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A AND IS INCORPORATED HEREIN BY REFERENCE. LIFE STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY.

GENERAL

     At the Effective Time, LFA, a wholly-owned subsidiary of FP, will be merged with and into LIFE, with LIFE being the Surviving Corporation in the Merger. Following the Merger, LIFE will be a wholly-owned subsidiary of FP. At the Effective Time, each LIFE Common Share outstanding immediately prior to the Effective Time will be converted automatically into and exchanged for the right to receive shares of FP Common Stock based on the Exchange Ratio. See "--Conversion of Shares; Exchange Ratio." Following the Effective Time, FP will be the sole stockholder of LIFE. Shares of FP Common Stock issued and outstanding immediately before the Effective Time will remain issued and outstanding immediately after the Effective Time.

LISTING

     The Merger Agreement provides that FP will use its reasonable best efforts to cause the FP Common Stock to be issued in the Merger to be approved for quotation on the NYSE prior to the Effective Time.

EFFECTIVE TIME

     LIFE and LFA anticipate filing a Certificate of Approval of Merger with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing is referred to as the "Effective Time"). See "The Merger--The Merger Agreement--Conditions to the Merger."

CONVERSION OF SHARES; EXCHANGE RATIO

     The Merger Agreement provides that, at the Effective Time, each issued and outstanding LIFE Common Share will be converted into the right to receive shares of FP Common Stock. The number of shares of FP Common Stock to be received by each LIFE stockholder is determined by dividing (i) $20 (which number represents the deemed per share dollar value of the LIFE Common Stock) by (ii) the FP Share Value, which will be a number equal to the per share dollar value of the average closing sale price of the FP Common Stock as reported on the NYSE for the thirty consecutive trading days immediately preceding the second business day prior to the Effective Time; provided, however, that the FP Share Value shall in no event be less than $30 nor greater than $40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500).

     The shares of FP Common Stock outstanding immediately prior to the Effective Time will not be changed as a result of the Merger. All such shares of FP Common Stock will remain issued and outstanding. Each LIFE Common Share held as treasury stock will be canceled and extinguished without conversion into FP Common Stock or payment therefor. Each LIFE Common Share held by FP for its own account or any FP Subsidiary for its own account and each share of LIFE Common Stock held by any incentive plan of LIFE or any LIFE Subsidiary and unallocated to participants thereunder will be canceled and extinguished without conversion into FP Common Stock or payment therefor.

     Assuming an FP Share Value of $37.82 (the FP Share Value had the Effective Time been August 21, 1998), LIFE stockholders would have been entitled to receive an aggregate of approximately 3.5 million shares of FP Common Stock at the Effective Time. Based upon the assumptions specified in the previous sentence, holders of FP Common Stock prior to the Effective Time of the Merger, in the aggregate, will own approximately 91.7% of the outstanding FP Common Stock after giving effect to the Merger, and holders of LIFE Common Shares prior to the Effective Time of the Merger, in the aggregate, will own approximately 8.3% of the outstanding FP Common Stock after giving effect to the Merger.

     If, prior to the Effective Time, (i) LIFE shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the LIFE Common Shares, or declare a dividend or make a distribution on LIFE Common Shares in any security convertible into LIFE Common Shares, or (ii) FP shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the FP Common Stock or declare a dividend or make a distribution on FP Common Stock in any security convertible into FP Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio.

     No scrip or fractional shares of FP Common Stock will be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of FP. Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value.

BACKGROUND OF THE MERGER

     Life Bank originally was chartered as a stock savings and loan association in 1983. From 1983 until the latter part of 1994, Life Bank functioned as a traditional thrift institution, making primarily one- to four-family residential mortgage loans and taking deposits into its primary market area of San Bernardino and Riverside counties in Southern California.

     In 1994, Life Bank retained new management experienced in sub-prime lending to improve Life Bank's profitability and redirect Life Bank's business focus to that of a diversified financial operation. From December 31, 1994 to December 31, 1997, Life Bank's assets increased from $71.4 million to $411.8 million. By 1997, when Life Bank reorganized into the holding company and effectuated the initial public offering of LIFE Common Shares, Life Bank had realized its objective of becoming a full-service specialty finance company.

     The period of time during which LIFE has expanded and changed the nature of its business has been one of continuous and significant change in the financial services industry, including intensified competition and consolidation. Management and the LIFE Board have closely monitored changes within the industry, and have sought to best position LIFE and its stockholders. In view of the LIFE Board's belief that continued consolidation and competition in the financial services industry would make it increasingly difficult for a smaller thrift or specialty finance company such as LIFE to maintain its competitive position and market share, the LIFE Board has considered over time various strategic alternatives, including remaining an independent entity and entering into a business combination with another financial institution. In this regard, management and the LIFE Board have, with the assistance of their financial advisor, explored the possibility of acquiring other financial institutions or specialty finance companies. The LIFE Board met throughout 1997 and early 1998 with regard to potential acquisitions, none of which reached fruition.

     During the course of 1997, LIFE's President and Chief Executive Officer, Daniel L. Perl, spoke with FP's Chief Executive Officer, Daniel T. Phillips, on several occasions, regarding, among other things, the possibility of a transaction between the two companies. In late January 1998, Mr. Perl was contacted by LIFE's financial advisor, KBW, regarding an oral indication of interest from FP. A meeting between Mr. Perl and Mr. Philips was suggested. At a series of meetings that occurred between January 28, 1998 and February 16, 1998, representatives of FP and LIFE met to discuss a possible merger of the two entities. At the conclusion of that series of meetings, FP offered to acquire LIFE in a stock for stock transaction for the equivalent of $20.00 per share on a fully diluted basis, subject to due diligence, negotiation of a definitive merger agreement, approval of each party's Board of Directors and certain other conditions.

     At a meeting of the LIFE Board held on February 18, 1998, Mr. Perl presented the essential terms of the proposed merger. Following discussion, at the close of the meeting, the LIFE Board determined that further exploration and discussion of a merger with FP was in the best interest of LIFE and its stockholders. LIFE determined to pursue discussions with FP and authorized KBW to continue discussions with FP to determine if an agreement acceptable to both LIFE and FP could be reached.

     In the following days, LIFE's management and representatives of KBW held discussions and meetings with FP's management concerning the proposed transaction and the terms of a definitive merger agreement. The representatives of each party and its respective counsel conducted on-site due diligence at the offices of the other party.

     On March 9, 1998, the LIFE Board met to consider the terms of a definitive agreement. Presentations were made by both KBW and LIFE's legal counsel. Members of LIFE's senior management, together with its legal and financial advisors, reviewed the background of the proposed transaction, the potential benefits of the transaction, a summary of the due diligence investigation of FP and financial and valuation analyses of the proposed transaction. KBW reviewed the financial analyses performed by it in connection with the preparation of the fairness opinion, and then provided the LIFE Board with its opinion that the consideration to be received in the Merger was fair, from a financial point of view, to LIFE stockholders.
LIFE's counsel then reviewed the terms of the proposed merger agreement and discussed the obligations of the LIFE Board in its consideration of the proposed merger with FP. Following the presentations, the LIFE Board discussed the terms of the Merger Agreement and the fairness opinion. Upon conclusion of these discussions, the LIFE Board determined that the FP proposal generally would be in the best interest of the LIFE stockholders and that management and LIFE's financial and legal advisors should negotiate the final terms of the definitive agreement. The LIFE Board called for a final meeting to be held regarding the definitive agreement on March 11, 1998.
This meeting was duly held, LIFE's financial advisors and legal counsel reviewed the final terms of the definitive agreement with the LIFE Board, and the LIFE Board then unanimously approved the Merger Agreement, authorized execution of the agreement and recommended approval of the agreement by the LIFE stockholders. The Merger Agreement was then executed and a press release announcing the Merger was issued on March 12, 1998.

RECOMMENDATION OF THE LIFE BOARD; LIFE'S REASONS FOR THE MERGER

     The LIFE Board believes that the Merger is fair to, and in the best interest of, LIFE and its stockholders. Accordingly, the LIFE Board has unanimously approved the Merger Agreement and recommends that the holders of LIFE Common Shares vote FOR the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby. See "--Background of the Merger" and "--Opinion of LIFE's Financial Advisor."

     The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of LIFE and FP. In reaching its decision to approve the Merger Agreement, the LIFE Board consulted with its legal advisors regarding the legal terms of the transaction and its obligations in its consideration of the proposed transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness of the Exchange Ratio, and with management of LIFE. The LIFE Board considered a number of factors, from both a short-term and long-term perspective, including, without limitation, the following:

     (i) the LIFE Board's familiarity with and review of LIFE's business, financial condition, results of operations and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

     (ii) the current and prospective environment in which LIFE operates, including national and local economic conditions, the competitive environment for savings and loan associations and specialty finance companies generally and the increasing consolidation in these industries and the competitive effects of such increased consolidation on smaller companies such as LIFE;

     (iii) information concerning the business, financial condition, results of operations and prospects of FP, including the recent performance of FP Common Stock, the historical financial data of FP, customary statistical measurements of FP's financial performance and the future prospects for FP Common Stock following the Merger;

     (iv) the value to be received by holders of LIFE Common Shares pursuant to the Merger Agreement in relation to the historical trading prices of LIFE Common Shares;

     (v) the information presented by KBW to the LIFE Board with respect to the Merger and the opinion of KBW that, as of the date of such opinion, the Exchange Ratio was fair to the holders of LIFE Common Shares from a financial point of view (see "--Opinion of LIFE's Financial Advisor");

     (vi) the financial and other significant terms of the Merger, and the review by LIFE with its legal and financial advisors of the provisions of the Merger Agreement;

     (vii) the expected impact of the Merger on LIFE's business, employees, customers and communities, the compatibility of the respective businesses and management philosophies of FP and LIFE, and the expectation that FP will continue to provide quality service to the customers and the communities served by LIFE;

     (viii) the fact that Mr. Perl will continue to be the President, Chief Executive Officer and Chairman of the Board of Life Bank following the Merger and all of the directors of Life Bank will continue to be directors of Life Bank, which LIFE expects to provide a degree of continuity and involvement by LIFE following the Merger and believes will further promote the interests of LIFE stockholders, customers and employees;

     (ix) the LIFE Board's belief that the receipt of FP Common Stock in the Merger generally will permit holders of LIFE Common Shares to defer any federal income tax liability associated with the increase in the value of their stock as a result of the Merger (see "--Certain Federal Income Tax Consequences of the Merger") and to become stockholders of FP, a company with strong operations, earnings, performance and share liquidity prospects; and

     (x) the alternative strategic courses available to LIFE, including remaining independent and exploring other potential business combination transactions.

     The LIFE Board did not assign weight to any particular factor.

OPINION OF LIFE'S FINANCIAL ADVISOR

     On March 6, 1998, at a meeting of the LIFE Board held to evaluate the proposed Merger, KBW delivered to the LIFE Board an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion, dated March 6, 1998) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the holders of LIFE Common Shares. In connection with its opinion dated the date of this Proxy Statement/Prospectus, KBW updated certain analyses performed in connection with its opinion and reviewed the assumptions on which such analyses were based and the factors considered in connection therewith.

     KBW has delivered to the LIFE Board its updated written opinion dated the date of this Proxy Statement/Prospectus to the effect that as of such date the Exchange Ratio is fair, from a financial point of view, to the stockholders of LIFE. KBW's opinion is addressed to the LIFE Board and does not constitute a recommendation as to how any stockholder of LIFE should vote with respect to the Merger Agreement.

     THE FULL TEXT OF THE OPINION OF KBW, WHICH SETS FORTH A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY OF THE OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In rendering its opinion, KBW (i) reviewed, among other things, the Merger Agreement, Annual Reports to Stockholders and Annual Reports on Form 10-K of LIFE and Annual Reports on Form 10-K of FP, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LIFE and Quarterly Reports on Form 10-Q of FP and certain internal financial analyses and forecasts for LIFE prepared by LIFE's management; (ii) held discussions with members of senior management of LIFE and FP regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for LIFE and FP with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as it considered appropriate.

     In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and KBW did not attempt to verify such

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

information independently. KBW relied upon the management of LIFE as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW and assumed that such forecasts and projections reflected the best available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods estimated by such management. KBW also assumed, without independent verification, that the aggregate allowances for loan losses for LIFE and FP are adequate to cover such losses. KBW did not make or obtain any evaluations or appraisals of the other assets or the property of LIFE or FP nor did KBW examine any individual credit files.

     The following is a summary of the material financial analyses employed by KBW in connection with providing its opinion.

     (a) FINANCIAL SUMMARY OF THE FP OFFER. KBW calculated multiples that were based on the assumed purchase price of $20.00 per share. The multiples were derived by multiplying the Exchange Ratio of .55 by $36.50, the last reported sale price for the FP Common Stock on March 6, 1998, relative to LIFE's December 31, 1997 stated book value and tangible book value, which was $8.37 per share, and LIFE's actual stated earnings per share for the year ended December 31, 1997, which was $2.49 per share, ("1997 earnings per share") and LIFE's estimated earnings per share for the year ending December 31, 1998, which was $1.50 per share, based on LIFE's loan originations and other business assumptions, and changing certain of the assumptions that LIFE uses in its financial reporting practices to conform to certain assumptions that FP uses for its financial reporting practices ("estimated 1998 earnings per share"). Based on the aforementioned data, the purchase price was a multiple of 2.6 times stated book value and fully diluted book value, a multiple of 8.0 times 1997 earnings per share, and a multiple of 13.3 times estimated 1998 earnings per share.

     (b) ANALYSIS OF SELECTED MERGER TRANSACTIONS. KBW reviewed certain financial data related to a set of recent comparable mergers of home equity companies, mortgage banking companies and consumer finance companies (which mergers were the First Union Corp. acquisition of The Money Store, Inc., the National Australia Bank acquisition of HomeSide Lending Inc., the Dime Bancorp, Inc. acquisition of North American Mortgage Co., the Household International, Inc. acquisition of TransAmerica's Consumer Finance Division, and the KeyCorp acquisition of Champion Mortgage Company Inc.); comparable California based savings and loan holding company merger transactions ("California Thrift Transactions" )(which were all transactions since January 1, 1997, with deal value in excess of $50.0 million; which were the Golden State Bancorp acquisition of RedFed Bancorp, the HF Ahmanson & Co. acquisition of Coast Savings Financial, the Golden State Bancorp acquisition of CENFED Financial Corp., the Bay View Capital Corporation acquisition of America First Financial and the Washington Mutual acquisition of Great Western) and recent comparable mergers of California based commercial bank holding company transactions ("California Bank Transactions") (which were all transactions since January 1, 1997, with deal value in excess of $50.0 million; which were the First Security Corp acquisition of California State Bank, the Mid-State Bank acquisition of BSM Bancorp, the Zions Bancorp acquisition of FP Bancorp, Inc. the Western Bancorp acquisition of Santa Monica Bank, the Zions Bancorp acquisition of GB Bancorporation, the Western Bancorp acquisition of SC Bancorp and the Pacific Century Financial acquisition of CU Bancorp).

     For the comparable home equity, mortgage banking and consumer finance company mergers, KBW calculated the purchase price to be a multiple of the sellers' earnings per share estimates for the following year, ranging from
8.4 times to 15.4 times, compared to a multiple of 13.3 times 1998 estimated earnings per share for the Merger, and the purchase price to be a multiple of the sellers' stated book value per share, ranging from 1.8 times to 7.3 times, compared to a multiple of 2.6 times for the Merger. For the acquisitions of The Money Store, Inc. and Champion Mortgage Company Inc., the two specific recent home equity company merger transactions that KBW noted, KBW calculated the purchase price to be a multiple of earnings per share for the following year of 14.1 times and 11.0 times, respectively, and the purchase price to be a multiple of book value per share of 3.2 times and 7.3 times, respectively. KBW also noted that the consideration paid by the acquiror for the acquisition of Champion Mortgage Company Inc., included an additional potential payment in the event that Champion Mortgage Company Inc. achieves certain performance goals in the future.

     For California Thrift Transactions, KBW calculated the purchase price to be a multiple of the sellers' earnings per share for the preceding twelve month period of 32.8 times compared to a multiple of 8.0 times for the Merger; the purchase price to be a multiple of the sellers' stated book value per share of 2.0 times compared to a multiple of purchase price of 2.6 times for the Merger; the purchase price to be a multiple of the sellers' tangible book value per share of 2.0 times compared to a multiple of 2.6 times for the Merger; and the purchase price to represent an average premium to the sellers' deposits (net of tangible equity) of 12.4% compared to 41.0% for the Merger. KBW also noted that of the five California Thrift Transactions, the form of consideration was the stock of the acquiror in three of the transactions and a mixture of stock of the acquiror and cash in the remaining two transactions.

     For the California Bank Transactions, KBW calculated the purchase price to be a multiple of the sellers' earnings per share for the preceding twelve months of 24.0 times compared to a multiple of 8.0 times for the Merger; the purchase price to be a multiple of the sellers' stated book value per share of 2.8 times compared to a multiple of 2.6 times for the Merger; the purchase price to be a multiple of the sellers' tangible book value per share of 3.2 times compared to 2.6 times for the Merger; and the purchase price to represent an average premium to the sellers' deposits (net of tangible equity) of 30.9% compared to a 41.0% for the Merger. KBW also noted that of the seven California Bank Transactions, the form of consideration was the stock of the acquiror in five of the transactions and a mixture of stock of the acquiror and cash in the remaining two transactions.

     No company or transaction used as a comparison in the above analysis is identical to LIFE, FP or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

     (c) SELECTED PEER GROUP ANALYSIS. KBW compared the performance of LIFE and FP based on various measures of earnings performance and market performance, including the stock price as a multiple of book value per share and the stock price as a multiple of earnings per share for those of selected groups of comparable companies which were home equity lenders and credit card companies. These companies were selected based on their line of business, their market capitalization and other qualitative and quantitative factors. The comparable home equity lenders were ContiFinancial Corporation, AMRESCO, Inc., Delta Financial Corporation, IMC Mortgage Corporation and United Companies Financial Corporation, and the credit card companies were MBNA Corporation and Capital One Financial Corporation. For purposes of such analysis, the financial information used by KBW was as of and for the quarter ended December 31, 1997 and the market price information was as of March 6, 1998.

     KBW's analysis indicated the following concerning the performance of FP and LIFE: that the stock price of FP and LIFE as a multiple of earnings per share based on 1998 estimated earnings per share was 14.6 times and 11.4 times, respectively, compared to group average multiples ranging from 10.5 times for the home equity lenders to 22.2 times for the credit card companies; that their stock prices as a multiple of book value were 3.1 times and 2.1 times, respectively, compared to group averages ranging from 2.1 times for the home equity lenders to 7.9 times for the credit card companies.
 For purposes of the above calculations, KBW used the estimated 1998 earnings per share for LIFE, the 1998 earnings per share estimate published by the KBW research department for FP, and the 1998 earnings per share I/B/E/S consensus estimates for other companies.

     (d) CONTRIBUTION ANALYSIS. KBW analyzed the relative contribution of each of FP and LIFE to the pro forma balance sheet and income statement items of the combined entity, including assets, common equity, deposits and estimated 1998 net income. KBW compared the relative contribution of such balance sheet and income statement items with the estimated pro forma ownership of 8.9% for LIFE stockholders based on an Exchange Ratio of .55. The comparison showed that LIFE would contribute approximately 13.7% of the combined assets, 10.9% of the combined common equity, 61.4% of deposits, and 9.1% of the combined estimated 1998 net income.

     (e) FINANCIAL IMPACT ANALYSIS. KBW performed a pro forma merger analysis that utilized combined projected income statement and balance sheet information for LIFE and FP, and also considered assumptions regarding the accounting treatment, acquisition adjustments, cost savings, revenue enhancements and treatment of LIFE employee stock options to calculate the potential financial impact that the Merger would have on certain projected pro forma financial results of FP. This analysis indicated that the Merger would be expected to increase estimated earnings per share for FP in 1998 by 1% (excluding the effect of a non-recurring merger and restructuring charge to be incurred in connection with the Merger). This analysis was based on LIFE's estimated 1998 earnings per share, the estimate of FP's 1998 earnings per share published by the research department of KBW, and on FP management's estimates of expected cost savings, revenue enhancements and a non-recurring merger and restructuring charge to be realized or incurred by FP in connection with the Merger. KBW

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

discussed these projections with the management of each of FP and LIFE. The actual results achieved by FP following the Merger may vary from the projected results, and the variations may be material.

     (f) DISCOUNTED CASH FLOW ANALYSIS. KBW estimated the present value of the future cash flows that would accrue to a stockholder of LIFE assuming the stockholder held the stock through December 31, 2002 and then sold it at December 31, 2002. The analysis was based on several assumptions, including LIFE's estimated 1998 earnings per share of $1.50 per share and an assumed 12.0% earnings per share growth rate for years following 1998. KBW calculated a terminal value for LIFE as of December 31, 2002 by multiplying LIFE's projected earnings per share for the year ended December 31, 2002 by an assumed multiple of stock price to earnings of 13.0 times for the preceding twelve month period. This multiple of stock price to earnings was higher than the current multiple of stock price to earnings for LIFE, but lower than the current multiple of stock price to earnings for FP. The terminal valuation was discounted at a rate of 20%, producing a present value of $19.43 per share. KBW also prepared a sensitivity analysis utilizing a range of discount rates from 15% to 25% and a range of price-to-earnings multiples of 8.0x to 16.0x, resulting in a range of present values for a LIFE Common Share of $9.76 per share to $29.62 per share.

     KBW stated that the discounted cash flow analysis is a widely-used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of LIFE Common Shares.

     (g) LIQUIDITY OF LIFE COMMON SHARES AND FP COMMON STOCK. KBW reviewed the relative trading liquidity of the LIFE Common Shares and FP Common Stock, noting that LIFE had a market capitalization as of March 6, 1998 of $106 million, that its shares are listed on Nasdaq, and since January 1, 1998, according to Bloomberg L.P., has had a weighted average weekly trading volume of $4.7 million, and noting that FP had a market capitalization as of March 6, 1998 of $1,219 million, that its shares are listed on the NYSE, and since January 1, 1998, according to Bloomberg L.P., has had a weighted average weekly trading volume of $80.7 million. In addition, as of March 6, 1998 equity research analysts of 14 different Wall Street firms, including KBW, were publishing earnings estimates and research reports on FP, while KBW was the only Wall Street firm which was publishing earnings estimates and research reports on LIFE.

     (h) POTENTIAL FUTURE VALUE OF FP COMMON STOCK. KBW also reviewed the relative value of FP Common Stock, noting that as of the last reported sale price for the FP Common Stock on March 6, 1998, FP was valued at a multiple of 7.7 times KBW's 1999 earnings per share estimate and a multiple of 7.5 times the 1999 I/B/E/S consensus earnings per share estimate. Additionally, based on the last reported sale price for the FP Common Stock on March 6, 1998, FP Common Stock was trading at a price equivalent to 59.0% of the highest price at which it had traded in the past 12 months.

     (i) OTHER ANALYSES. KBW also reviewed selected investment research reports, earnings estimates, historical stock price performance relative to the S&P 500 and to an index of bank and thrift stocks, and other financial data for LIFE and FP.

     The summary contained herein provides a description of the material analyses prepared by KBW in connection with the rendering of its opinion.
The summary set forth above does not purport to be a complete description of the analyses performed by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in KBW's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of LIFE and FP. The fact that any specific analysis has been referred to in the summary above is not intended to indicate that such analysis was given greater weight than any other analyses.

     In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LIFE and FP. The analyses performed by KBW are not necessarily indicative of actual values or actual future results that may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of KBW's analysis of the fairness, from a financial point of view, of the Exchange Ratio. These analyses were provided to the LIFE Board in connection with the

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

delivery of KBW's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to the LIFE Board, was only one of many factors taken into consideration by the LIFE Board in unanimously approving the Merger Agreement.

     KBW, as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, LIFE and FP, and as a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of LIFE and FP for KBW's own account and for the accounts of its customers.

     LIFE has agreed to pay KBW a cash fee of $100,000 at the mailing of this Proxy Statement/Prospectus. LIFE also has agreed to pay KBW an additional cash fee equal to 1.5% of the aggregate consideration received by the stockholders of LIFE, less the initial fee mentioned above, at the close of the transaction. KBW currently is entitled to approximately $1.9 million in fees, derived by multiplying the approximate 3.5 million of FP shares to be issued to LIFE sharheolders by $27.31, the last reported sale price on the NYSE for the FP Common Stock on August 24, 1998. Pursuant to the KBW engagement agreement, LIFE also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities, including liabilities under the federal securities laws.

THE MERGER AGREEMENT

     REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by LIFE relating to, among other things, (a) proper organization of LIFE, proper organization of LIFE Subsidiaries and similar corporate matters; (b) the capital structures of LIFE and each of the LIFE Subsidiaries; (c) the authorization, performance and enforceability of the Merger Agreement; (d) the absence of violations of LIFE's governing instruments and applicable laws and agreements; (e) governmental authorizations required to effect the Merger; (f) compliance by LIFE and the LIFE Subsidiaries with all laws, permits and other instruments and obligations relating to any of their respective properties; (g) reports and other documents filed with the Commission and federal and state banking authorities; (h) absence of material adverse changes in LIFE; (i) the absence of claims and litigation against LIFE and the LIFE Subsidiaries; (j) LIFE's employee benefit plans; (k) the absence of material misstatements or omissions in the Proxy Statement/Prospectus; (l) LIFE's interests in real property; (m) compliance by LIFE and the LIFE Subsidiaries with applicable environmental laws and regulations; (n) absence of any agreements materially restricting the conduct of its business; (o) LIFE's taxes and tax matters;
(p) LIFE's insurance; (q) the absence of broker's fees; (r) preparation by LIFE of audited financial statements in accordance with GAAP for the periods covered; (s) the absence of Material Adverse Effects, as defined in Section
2.1 of the Merger Agreement; (t) compliance by LIFE and the LIFE Subsidiaries with applicable environmental laws and regulations; (u) LIFE's material contracts and the absence of any breach of or default under any such contract; (v) receipt of the financial advisor's opinion; (w) the vote required to approve the Merger; (x) intellectual property rights and other intangible personal property; (y) LIFE's loan practices; and (z) state takeover statutes.

     The Merger Agreement also contains representations and warranties by FP relating to, among other things, (a) proper organization and capitalization of FP; (b) the authorization, performance and enforceability of the Merger Agreement; (c) the absence of certain conflicts or material changes; (d) compliance in all material respects with applicable requirements of the Exchange Act of certain filings made by FP with the Commission; (e) the absence of any litigation, except as described in such documents filed with the Commission; (f) governmental authorizations required to effect the Merger; (g) employee benefit plans of FP; (h) good and marketable title to the real and personal properties and assets; (i) the absence of arrangements that materially restrict the conduct of its business; (j) the timely filing of all material tax returns; and (k) compliance with applicable environmental laws.

     CONDUCT OF BUSINESS PRIOR TO THE MERGER. LIFE has agreed that, prior to the Merger, LIFE and the LIFE Subsidiaries will conduct their operations only in the ordinary course of business, except as contemplated by the Merger Agreement.

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

LIFE has agreed that, prior to the Merger, LIFE will and will cause each of the LIFE Subsidiaries to (i) operate its business only in the ordinary course consistent with past practices; (ii) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers; (iii) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted; (iv) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; (v) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business; (vi) take such reasonable actions as are requested by FP to complete the Merger; and (vii) provide to FP the audited consolidated financial statements of LIFE for the year ended December 31, 1997 promptly upon their completion.

     LIFE also has agreed that it will not, nor will it permit any subsidiary to, (i) adopt, amend, renew or terminate any agreement, arrangement, plan or policy between LIFE or any LIFE Subsidiary and one or more of its current or former directors, officers or employees or, except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any plan or agreement as in effect as of the date of the Merger Agreement; (ii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for dividends by a LIFE Subsidiary; (iii) redeem, purchase or otherwise acquire any LIFE Common Shares or any securities or obligations convertible into or exchangeable for any LIFE Common Shares, or any options, warrants, conversion or other rights to acquire any LIFE Common Shares or any such securities or obligations; (iv) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (v) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (vi) liquidate, sell, dispose of, encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; (vii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (viii) issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of LIFE or any LIFE Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of LIFE Common Shares issuable upon exercise of employee or director stock options outstanding as of the date of the Merger Agreement or pursuant to stock plans in effect as of the date of the Merger Agreement; (ix) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal that constitutes, a "Takeover Proposal" (as defined in Section 8.1 of the Merger Agreement), or recommend, endorse or agree to any Takeover Proposal, participate in any discussions or negotiations with respect to a Takeover Proposal, or provide third parties with any nonpublic information relating to any such inquiry or proposal; (x) propose or adopt any amendments to the LIFE Certificate or LIFE Bylaws in any way adverse to FP; (xi) change any of its methods of accounting in effect at September 30, 1997, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by law or GAAP; (xii) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of LIFE or any LIFE Subsidiary, except as required by law; (xiii) take or cause to be taken any action which would disqualify the Merger (a) as a tax-free reorganization under Section 368(a)(2)(E) of the Code or (b) for "pooling of interests" accounting treatment under GAAP; and (xiv) agree in writing or otherwise to do any of the foregoing.

     CERTAIN COVENANTS OF LIFE AND FP.  Each of FP and LIFE has agreed to:
(i) prepare and file with the Commission the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the stockholders of LIFE and use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable; (ii) use reasonable, good faith efforts to take all necessary actions or cause to be done all things necessary to consummate the transactions contemplated by the Merger Agreement as soon as practicable, including seeking or making all required filings, orders, consents or authorizations required under applicable law or consents from any governmental bodies or parties to any material contracts, and to refrain from any action that would materially impair the likelihood of the consummation of the transactions contemplated by the Merger Agreement or take any action that may materially and adversely affect the obtaining of any consent, waiver, authorization or approval; (iii) give prompt notice to the other of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate and (b) any failure of LIFE or FP, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; and (iv) except as required by law, consult with the other party prior to making any press release or other public statement regarding the Merger.

     ADDITIONAL COVENANTS OF LIFE. LIFE also has agreed to (i) promptly after the date of the Merger Agreement take all action necessary to convene the LIFE Meeting and use its best efforts to solicit from the LIFE stockholders proxies in favor of the Merger and take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to approve the Merger; (ii) use its reasonable best efforts to cause the Merger to qualify for "pooling of interests" accounting treatment and as a reorganization under Section 368(a)(2)(E) of the Code; (iii) arrange to have the LIFE stockholder list delivered to FP prior to the Effective Time; (iv) use all reasonable efforts to assist FP in its efforts to retain LIFE's customers; (v) use its reasonable best efforts to cause to be delivered to FP "comfort" letters of Deloitte & Touche LLP, Grant Thornton LLP and PriceWaterhouseCoopers, LLP, dated the date on which the Registration Statement shall become effective and the Effective Time; (vi) afford to FP's officers, employees, accountants, legal counsel and other representatives of FP, access, during normal business hours, to all its properties, books, contracts, commitments and records; (vii) update certain disclosures made by LIFE in connection with the Merger Agreement (the "LIFE Disclosure Statement") on a regular basis by written notice to FP to reflect any matters that have occurred from and after the date of the Merger Agreement that, if existing on the date of the Merger Agreement, would have been required to be described therein; (viii) give prompt written notice to FP of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of the Merger Agreement) of any of its representations or agreements contained or referred to therein and use its best efforts to prevent or promptly remedy the same; (ix) deliver to FP, within thirty (30) days after the date of the Merger Agreement, a letter identifying all persons who are then "affiliates" of LIFE, including, without limitation, all directors and executive officers of LIFE, for purposes of Rule 145 promulgated under the Securities Act and/or for the purposes of applicable Commission accounting releases with respect to "pooling of interests" accounting treatment (each a "LIFE Affiliate"); and (x) advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing "pooling of interests" accounting treatment.

     ADDITIONAL COVENANTS OF FP. FP also has agreed that it will (i) afford to LIFE's officers, employees, accountants, legal counsel and other representatives of LIFE, access, during normal business hours, to all of its properties, books, contracts, commitments and records; (ii) update certain disclosures made by FP in connection with the Merger Agreement (the "FP Disclosure Statement") on a regular basis by written notice to LIFE to reflect any matters that have occurred from and after the date of the Merger Agreement that, if existing on the date of the Merger Agreement, would have been required to be described therein; (iii) in the event it becomes aware of the impending or threatened occurrence of any event or condition that would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of the Merger Agreement) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to LIFE and use its best efforts to prevent or promptly remedy the same; (iv) use all reasonable efforts to cause the shares of FP Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time; (v) use its reasonable best efforts to cause the Merger to qualify (a) as a reorganization under Section 368(a)(2)(E) of the Code and (b) for "pooling of interests" accounting treatment under GAAP; (vi) purchase, and for a period of four (4) years after the Effective Time, use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time; and (vii) for a period of six (6) years following the Effective Time, indemnify the individuals serving as directors and officers of LIFE immediately prior to the Effective Time against all liabilities and claims relating to their service in such capacities with LIFE prior to the Effective Time to the same extent as such directors and officers would have been indemnified by LIFE pursuant to the LIFE Certificate.

     CONDITIONS TO THE MERGER. Consummation of the Merger is subject to certain conditions, including: (i) the effectiveness of the Registration Statement of which this Proxy Statement/Prospectus forms a part; (ii) the approval of the Merger Agreement by the affirmative vote of the requisite vote of the stockholders of LIFE; (iii) approval of the Merger by applicable regulatory authorities, including, without limitation, the OTS; (iv) the Registration Statement not being subject to any stop order, and no action, suit, proceeding or investigation by the Commission to suspend the effectiveness of the Registration Statement having been initiated and be continuing, or having been threatened or be unresolved; (v) receipt by LIFE and FP of a letter from Deloitte & Touche LLP, LIFE's independent auditors, stating that LIFE is an entity that qualifies for "pooling of interests" accounting treatment, and receipt by LIFE and FP of a letter from Ernst & Young, LLP, FP's independent accountants, stating that the transactions effected pursuant to the Merger Agreement will qualify for "pooling of interests" accounting treatment; (vi) early termination or expiration of any filings made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (vii) certain other customary closing conditions. There can be no assurance as to when and if the conditions to consummation of the Merger will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "--Governmental and Regulatory Approvals."

     ADDITIONAL CONDITIONS TO OBLIGATIONS OF FP. The obligation of FP to effectuate a vote on the Merger is also subject to the following conditions:
(i) each of the representations and warranties of LIFE contained in the Merger Agreement will be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; (ii) LIFE will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement on or prior to the Effective Time; (iii) all LIFE Approvals and all filings required to be made by LIFE for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby will have been obtained and made by LIFE; (iv) there will not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency challenging or seeking material damages in connection with the Merger or the conversion of LIFE Common Shares into FP Common Stock pursuant to the Merger or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by FP or the FP Subsidiaries of all or any portion of the business or assets of LIFE, which in either case is reasonably likely to have a Material Adverse Effect with respect to LIFE or FP; (v) FP will have received from Deloitte & Touche LLP the "comfort" letters referred to in
Section 4.3 of the Merger Agreement, as well as "comfort" letters from Grant Thorton LLP and PriceWaterhouseCoopers, LLP; (vi) since the date of the Merger Agreement, there will not have been any change in the financial condition, results of operations or business of LIFE and the LIFE Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to LIFE; (vii) FP will have received from Patton Boggs, L.L.P., independent counsel to LIFE ("LIFE's Counsel"), an opinion dated the Effective Time, in form and substance reasonably satisfactory to FP, covering the matters set forth in Annex C to the Merger Agreement, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to FP; and
(viii) within thirty (30) days of the date of the Merger Agreement, the directors of LIFE will have entered into Voting Agreements with FP with respect to the voting of LIFE Common Shares in favor of transactions contemplated by the Merger Agreement, substantially in the form of Annex E to the Merger Agreement.

     ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE LIFE. The obligation of LIFE to effectuate the Merger also is subject to the following conditions:
(i) each of the representations and warranties of FP set forth in the Merger Agreement will be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; (ii) FP will have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement on or prior to the Effective Time; (iii) all consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by FP for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated thereby will have been obtained and made by FP; (iv) LIFE will have received an opinion of LIFE's Counsel, in form and substance reasonably satisfactory to LIFE, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and that, accordingly, for federal income tax purposes: (a) no gain or loss will be recognized by LIFE as a result of the Merger; (b) no gain or loss will be recognized by the stockholders of LIFE (except with respect to cash received in lieu of a fractional share interest in FP Common Stock); and (c) the aggregate tax basis of the FP Common Stock received by stockholders of LIFE pursuant to the Merger will be the same as the aggregate tax basis of LIFE Common Shares surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received); (v) there will not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency challenging or seeking material damages in connection with the Merger or the conversion of LIFE Common Shares into FP Common Stock pursuant to the Merger or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by FP or FP Subsidiaries of all or any portion of the business or assets of LIFE, which in either case is reasonably likely to have a Material Adverse Effect with respect to LIFE or FP; (vi) since the date of the Merger Agreement, there will not have been any change in the financial condition, results of operations or business of FP and the FP Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to FP; and (vii) LIFE will have received from Jenkens & Gilchrist, independent counsel to FP, an opinion dated the Effective Time, in form and substance reasonably satisfactory to LIFE, covering the matters set forth in Annex D of the Merger Agreement, which opinion will be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to LIFE.

     AMENDMENT OF MERGER AGREEMENT. The Merger Agreement may be amended pursuant to action taken by the parties' respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before the Effective Time; PROVIDED HOWEVER that, after the Merger Agreement is approved by the LIFE stockholders, no amendment can be made to the Merger Agreement that reduces or changes the consideration to be received by the LIFE stockholders in the Merger without the further approval of such stockholders.

     EXTENSION; WAIVER. Prior to the Effective Time, FP and LIFE may (i) extend the time for the performance of any of the obligations or other acts required of the other party contained in the Merger Agreement, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement and (iii) waive compliance by the other party of any of its agreements or conditions contained in the Merger Agreement.

     TERMINATION. The Merger Agreement may be terminated prior to the Effective Time (i) by mutual consent of FP and LIFE; (ii) by either FP or LIFE if the LIFE stockholders do not approve the Merger; (iii) by LIFE or FP if there has been a material breach of any representation, warranty, covenant or agreement by either party, or any representation or warranty of either party has become untrue; (iv) by either FP or LIFE if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable; (v) by either FP or LIFE if the Effective Time does not occur by November 1, 1998; or (vi) by either FP or LIFE if approval from any regulatory authority is not obtained.

     FP may terminate the Merger Agreement if the LIFE Board or any committee thereof withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to FP, the approval of the LIFE Board of the Merger Agreement or the Merger or takes any action having such effect.

     Upon three business days' prior notice to FP, LIFE may terminate the Merger Agreement if, as a result of a Takeover Proposal with respect to LIFE, the LIFE Board has determined it to be a superior Takeover Proposal (a "Superior Takeover Proposal"), and the Board determines in good faith that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, LIFE shall advise FP in writing that the LIFE Board has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three business day period, FP may propose to LIFE an alternate transaction, and LIFE will negotiate with FP in good faith with respect to such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable LIFE to proceed with the transactions contemplated in the Merger Agreement.

     FEES; EXPENSES; TERMINATION FEE. Except as described below, all fees and expenses incurred by the parties will be borne solely and entirely by the party that incurred such expenses.

     All Expenses (as defined below) incurred by FP and LIFE will be borne solely and entirely by the party has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus, and all Commission, NYSE and other regulatory filing and listing fees incurred in connection herewith. "Expenses" as used herein, includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of the Merger Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated thereby.

     In addition, LIFE will pay to FP, in same day funds, a Termination Fee of $7,000,000, payable in cash or immediately available funds within five business days of termination, if the Merger Agreement is terminated (i) pursuant to Section 8.1(g) of the Merger Agreement, whereby LIFE has accepted a Superior Takeover Proposal; (ii) pursuant to Section 8.1(b) of the Merger Agreement, by reason of failure of the stockholders of LIFE to grant the necessary approval described in Section 7.1(b) of the Merger Agreement, following failure to obtain such approval, if at the time prior to the LIFE Meeting called for the purpose of voting on the Merger there is a Takeover Proposal with respect to LIFE and the LIFE Board has withdrawn its recommendation of the Merger Agreement or the Merger; or (iii) as a result of a material breach of Section
6.2 of the Merger Agreement by LIFE, whereby LIFE stockholders fail to approve the Merger. Please see the referenced sections of the Merger Agreement, which is attached hereto as Appendix A, for the complete contents of such sections.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the LIFE Board with respect to the Merger, stockholders should be aware that certain directors, officers and employees of LIFE have interests in the consummation of the Merger, as described below. The LIFE Board was aware of these interests, and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     INTERESTS AS STOCKHOLDERS. At July 31, 1998, directors and executive officers of LIFE held or had the right to vote, in the aggregate, 522,025 shares, or 7.96%, of the outstanding LIFE Common Shares entitled to vote at the LIFE Meeting. Such shares had a total value of approximately $7.5 million as of July 31, 1998.

     STOCK OPTION PLANS. LIFE utilizes stock options and other stock-related incentive programs in order to attract and retain personnel. It currently maintains a 1997 Stock Option Plan, a 1996 Stock Option Plan and a 401(k) Profit Sharing Plan and Trust (the "LIFE 401(k) Plan"). At July 31, 1998, options for a total of 498,020 shares were outstanding under the LIFE Stock Option Plans and a total of 101 shares were registered under the LIFE
401(k) Plan, of which no shares were held by the directors and executive officers of LIFE. See "Security Ownership of Certain Beneficial Owners and Management of LIFE." These plans are intended to provide added incentive to directors, officers and key employees. All options pursuant to such plans granted are at an exercise price of at least the fair market value of LIFE Common Shares on the date of grant. No options have been granted to executive officers or directors since July 22, 1997. All outstanding stock options under the LIFE Stock Option Plan provide for an immediate acceleration of the outstanding options for a period of one year following the date of termination in the event of termination of employment following a change in control. In addition, limited rights may be granted to participants in the LIFE Stock Option Plans upon a change in control. Upon the exercise of a limited right, its holder is entitled to receive from LIFE cash equal to the difference between the exercise price of the underlying option and the fair market value of the common stock subject to the underlying option on the date the limited right is exercised, multiplied by the number of shares with respect to which the limited right is being exercised. The Merger will constitute a change in control for purposes of all options.

     Under the Merger Agreement, each LIFE Common Share held by any incentive plan of LIFE or any LIFE Subsidiary and unallocated to participants thereunder shall be canceled and extinguished without conversion into FP Common Stock or payment therefor.

CURRENT AND POST-MERGER EMPLOYMENT OF DANIEL C. PERL

     Effective July 27, 1997, Daniel C. Perl entered into an agreement with each of LIFE and Life Bank (the "LIFE Employment Agreement" and the "Bank Employment Agreement," respectively), to serve as President and Chief Executive Officer of each entity for a three year term. The Bank Employment Agreement provides for a base salary of $150,000, subject to annual review by the Board of Directors of Life Bank (the "Life Bank Board"). The LIFE Employment Agreement provides for a base salary of $250,000 plus a bonus equal to 8% of the average after-tax net income of LIFE in excess of 10% return on average equity. For 1997, Mr. Perl was awarded a bonus of $902,731 based on the return on average equity exceeding 10%. This bonus was paid in March 1998.

     The LIFE Employment Agreement and the Bank Employment Agreement (collectively, the "Employment Agreements") also provide for participation in retirement and other benefit plans, as well as vacation and other customary benefits.

     In addition, the Employment Agreements provide for a severance fee in the event of a change of control of LIFE or Life Bank, as the case may be, equal to the greater of the payments due for the remaining term of the contract or three times Mr. Perl's annual compensation for the preceding five years (three years in the case of the LIFE Employment Agreement). The Merger will constitute a change of control within the meaning of the Employment Agreements.

     As a condition to the Merger, Daniel L. Perl, President and Chief Executive Officer of LIFE and Life Bank, will terminate his present employment agreement with LIFE, thereby forfeiting his contractual right to receive bonuses based on LIFE's net income for the next three years, which bonuses have historically ranged between $900,000 and $1,000,000 annually.
In consideration for the termination of his employment contract, Mr. Perl will receive a new, three-year employment agreement providing Mr. Perl with a $300,000 annual base salary and reduced, fixed bonus amounts of $494,667, $524,347 and $558,808 for fiscal years 1999, 2000 and 2001, respectively, and a one-time-lump sum payment of $1,990,000. The Perl Employment Agreement will also provide for Mr. Perl to receive options to acquire 60,000 shares of FP Common Stock. In the event of Mr. Perl's termination, Mr. Perl will continue to receive his fixed bonus amounts through 2001 in exchange for his ongoing consulting services. In addition, Mr. Perl will covenant not to compete with LIFE for a period of one year following termination of the Perl Employment Agreement in consideration for his receipt of a lump sum payment of $1,500,000.

     POST-MERGER COMPENSATION AND BENEFITS. All persons who are employees of LIFE or any LIFE Subsidiary immediately prior to the Effective Time will continue as employees following the Effective Time. FP has agreed that any employee benefit plans of FP under which employees of LIFE will be covered following the Effective Time will credit such employees' services completed prior to the Effective Time under the existing employee benefit plans of LIFE.

EXCHANGE OF STOCK CERTIFICATES

     As of the Effective Time, each certificate formerly representing LIFE Common Shares will be deemed for all purposes to evidence ownership of the right to receive the FP Common Stock issuable pursuant to the Merger Agreement until surrendered to the Exchange Agent.

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the LIFE certificates to the Exchange Agent and (ii) instructions for use in effecting the surrender of the LIFE certificates in exchange for certificates representing shares of FP Common Stock. Upon surrender of a LIFE certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such LIFE certificate will be entitled to receive in exchange a certificate representing that number of whole shares of FP Common Stock that such holder has the right to receive. In the event any LIFE certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as FP may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate a certificate representing the applicable number of shares of FP Common Stock. Until surrendered, each certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of FP Common Stock, dividends, cash in lieu of any fractional shares of FP Common Stock and other distributions. No dividends or other distributions declared or made after the Effective Time with respect to FP Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate with respect to the shares of FP Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder surrenders such certificate, at which time the holder of the certificates representing whole shares of FP Common Stock issued in exchange therefor will be paid without interest the amount of any cash payable with respect to a fractional share of FP Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of FP Common Stock, and, at the appropriate payment date, the amount of dividends or other distribution, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of FP Common Stock.

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

     STOCKHOLDERS OF LIFE SHOULD NOT SEND LIFE STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

FRACTIONAL SHARES

     No fractional shares of FP Common Stock will be issued as a result of the Merger. Each holder of a fractional share interest will be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the FP Share Value.

MANAGEMENT AFTER THE MERGER

     As a result of the Merger, LFA will be merged with and into LIFE, and FP will own all of the outstanding shares of LIFE. The Surviving Corporation will adopt the Certificate of Incorporation of LFA (the "LFA Certificate") and the Bylaws of LFA (the "LFA Bylaws"). Accordingly, after the Merger, FP will own the business of LIFE and LIFE will be a wholly owned subsidiary of FP. As of the Effective Time, the officers and directors of LFA immediately prior to the Effective Time will be the officers and directors of the Surviving Corporation. The current executive officers and directors of Life Bank will remain executive officers and directors of Life Bank following the Merger.

GOVERNMENTAL AND REGULATORY APPROVALS

     FP and LIFE are aware of no governmental or regulatory approvals required for the consummation of the Merger, other than compliance with Federal and applicable state securities and corporate law, compliance with the OTS and compliance with the NYSE listing requirements. FP and LIFE have made application with the OTS for approval of the Merger, and FP anticipates filing a listing application with respect to the Merger Consideration prior to the LIFE Meeting; however, no assurance can be given that the necessary regulatory approvals will be obtained or as to the timing or conditions of such approvals.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material federal income tax consequences of the Merger to the LIFE stockholders. The discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practices, all as in effect on the date of this Proxy Statement/Prospectus and all of which are subject to possible prospective or retroactive change. The discussion does not address any state, local or foreign income or other tax consequences of the Merger.

     The following discussion is not a complete description of all of the federal income tax consequences of the Merger to LIFE stockholders, and, in particular, does not address all aspects of federal income taxation that may be relevant to a particular LIFE stockholder in light of such stockholder's personal investment or tax circumstances, or to a LIFE stockholder that is subject to special treatment under the federal income tax laws (including financial institutions, broker-dealers, life insurance companies, foreign persons, tax-exempt entities, holders who acquired LIFE Common Shares pursuant to the exercise of employee stock options or otherwise as compensation). The discussion further assumes that the LIFE Common Shares will be held as capital assets by the LIFE stockholders at the Effective Time of the Merger.

     No ruling has been requested from the Internal Revenue Service (the "Service") with respect to any of the matters discussed in this summary. It is a condition to the obligation of LIFE to consummate the Merger that LIFE receive an opinion from Patton Boggs, L.L.P., at the Effective Time, concluding that the Merger qualifies as a tax-free reorganization within the meaning of Section 368(a) of the Code. LIFE stockholders should be aware that the opinion of Patton Boggs, L.L.P. represents the best judgment of such advisors, but is not binding on the Service or the courts. Furthermore, such opinion is based upon the continued accuracy of the representations made by LIFE and FP with respect to the Merger. If any of these representations is inaccurate, the tax consequences of the Merger could differ from those described in this summary. A draft of the opinion expected to be issued at the Effective Time has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. LIFE will resolicit stockholders prior to proceeding with the Merger if the opinion from Patton Boggs, L.L.P. cannot be issued and the material federal income tax consequences are materially different than as described in this Proxy Statement/Prospectus.

     Based on the Merger qualifying as a tax-free reorganization within the meaning of Section 368(a) of the Code, the material federal income tax consequences of the Merger to a LIFE stockholder are as follows:

     RECEIPT OF FP COMMON STOCK IN EXCHANGE FOR LIFE COMMON SHARES. A stockholder of LIFE who receives shares of FP Common Stock solely in exchange for all the shares of LIFE will recognize no gain or loss on such exchange. The basis of the FP Common Stock received by such LIFE stockholder will be the same as the basis of the LIFE Common Shares exchanged therefor, reduced by the ratable portion of such tax basis that is allocable to any fractional share of LIFE Common Shares with respect to which cash is received. The holding period of the shares of FP Common Stock received by the LIFE stockholders pursuant to the Merger will include the holding period of the LIFE Common Shares surrendered in the exchange.

     FRACTIONAL SHARE. A LIFE stockholder that receives cash in lieu of a fractional share of FP Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the LIFE stockholder's basis in such fractional shares. Such gain or loss should be capital gain or loss and may qualify as long-term capital gain or loss if the LIFE stockholder held the LIFE Common Shares for a period greater than one year as of the Effective Time.

     OTHER CONSIDERATIONS APPLICABLE TO STOCKHOLDERS OF LIFE. Stockholders of LIFE will be required to provide their social security numbers or their taxpayer identification number or, in some circumstances, certain other information to the Exchange Agent in order to avoid the "backup withholding" requirements that might otherwise apply under the Code. If a LIFE stockholder is subject to the backup withholding, tax will be withheld at the rate of 31% on the cash consideration received by such stockholder in the Merger. LIFE stockholders who receive FP Common Stock also must comply with the information reporting requirements of the Treasury regulations under
Section 368 of the Code.

     EACH LIFE STOCKHOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

ACCOUNTING TREATMENT

     It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under GAAP. Under such method of accounting, holders of LIFE Common Shares will be deemed to have combined their existing voting common stock interest with that of holders of FP Common Stock by exchanging their shares for the FP Common Stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of LIFE, as reported on its consolidated balance sheet, will be carried over to the consolidated balance sheet of FP and no goodwill will be created. The combined LIFE and FP entity will be able to include in its consolidated income the consolidated income of both companies for all fiscal periods presented less the effect of any transactions between the two companies in prior periods; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

     It is a condition to FP's obligation to effect the Merger that LIFE and FP receive a letter from Deloitte & Touche LLP, stating that LIFE is an entity that qualifies for "pooling of interests" accounting treatment. Consummation of the Merger also is subject to the condition that LIFE and FP receive a letter from Ernst & Young, LLP, stating that the transactions effected pursuant to the Merger Agreement will qualify for "pooling of interests" accounting treatment.

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

     The FP Common Stock issuable in connection with the Merger has been registered under the Securities Act. Accordingly, there will be no restrictions upon the resale or transfer of such shares by LIFE stockholders except for those stockholders who are deemed "affiliates" of LIFE, as that term is defined in Rule 144 and Rule 145 adopted under the Securities Act. See "--Resale of FP Common Stock."

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

RESALE OF FP COMMON STOCK

     The shares of FP Common Stock issuable to stockholders of LIFE upon the Merger becoming effective will have been registered under the Securities Act. Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of LIFE, as that term is defined in the rules under the Securities Act. FP Common Stock received by those stockholders of LIFE who are deemed to be "affiliates" of LIFE may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of LIFE generally include individuals or entities that control, are controlled by or are under common control with, LIFE, and may include the executive officers and directors of LIFE as well as certain principal stockholders of LIFE. In the Merger Agreement, LIFE has agreed to use its best efforts to cause each stockholder who, in the opinion of LIFE, is an affiliate of LIFE to enter into an agreement with FP providing that such affiliate will not sell, transfer or otherwise dispose of the shares of FP Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder or sell, transfer or otherwise dispose of the shares of FP Common Stock to be received by such person in the Merger or in any way reduce such stockholder's risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of LIFE and FP have been published. This Proxy Statement/Prospectus does not cover any resales of FP Common Stock received by affiliates of LIFE.

                   PRICE RANGES OF STOCK AND DIVIDEND POLICY

     FIRSTPLUS. The share price information below has been retroactively adjusted to give effect to the one-for-one common stock dividend paid by FP on November 29, 1996 to Stockholders of record on November 15, 1996. The FP Common Stock was quoted on Nasdaq under the symbol "RACF" from FP's initial public offering in February 1996 until March 1997 and under the symbol "FPFG" from March 1997 until January 6, 1998, when it began trading on the NYSE under the symbol "FP." The following table sets forth the high and low closing prices of the FP Common Stock for the periods indicated, as reported by Nasdaq and NYSE, respectively.

 YEAR ENDED SEPTEMBER 30, 1996                           HIGH         LOW
 -----------------------------                          -------      ------
 Second Quarter (beginning February 2, 1996) .........   $11.38      $ 9.25
 Third Quarter .......................................   $16.25      $11.63
 Fourth Quarter ......................................   $22.81      $13.00

 YEAR ENDED SEPTEMBER 30, 1997                           HIGH         LOW
 -----------------------------                          -------      ------
 First Quarter .......................................   $30.13      $20.50
 Second Quarter ......................................   $36.13      $21.13
 Third Quarter .......................................   $34.38      $21.25
 Fourth Quarter ......................................   $56.13      $33.50

 TRANSITION PERIOD                                       HIGH         LOW
 -----------------                                      -------      ------
 Three Months ended December 31,1997 .................   $60.13      $27.00

 YEAR ENDING DECEMBER 31, 1998                           HIGH         LOW
 -----------------------------                          -------      ------
 First Quarter .......................................   $43.06      $27.44
 Second Quarter ......................................   $54.88      $34.69
 Third Quarter (through August 20, 1998) .............   $46.00      $25.50

     On August 20, the last reported sales price for the FP Common Stock was $25.50 per share. As of July 31, 1998, FP had 37,884,831 outstanding shares of FP Common Stock held by approximately 240 stockholders of record, and 690,905 outstanding shares of FP non-voting common stock held by two stockholders of record.

     FP has never paid, and has no present intent of paying, cash dividends on the FP Common Stock. FP currently intends to retain its earnings to finance the growth and development of its business. Any determination in the future to pay dividends will depend on FP's financial condition, capital requirements, results of operations, contractual limitations and any other factors deemed relevant by the FP Board. Under the terms of FP's warehouse facilities and Subordinated Notes, FP's ability to pay cash dividends to its stockholders is limited.

     LIFE. The LIFE Common Shares have been quoted on Nasdaq under the symbol "LFCO" since LIFE's initial public offering on June 30, 1997. As of July 31, 1998, there were approximately 273 holders of record of the LIFE Common Shares. The following table summarizes the range of the high and low closing sale prices of the LIFE Common Shares as quoted on Nasdaq for the periods indicated.

 YEAR ENDED DECEMBER 31, 1997                           HIGH       LOW
 ----------------------------                          -------    ------
 Second Quarter (beginning June 30, 1997) .......      $13.50     $13.38
 Third Quarter ..................................      $19.25     $13.63
 Fourth Quarter .................................      $21.88     $11.75

 YEAR ENDING DECEMBER 31, 1998                          HIGH       LOW
 -----------------------------                         -------    ------
 First Quarter ..................................      $20.19     $10.75
 Second Quarter .................................      $25.38     $17.25
 Third Quarter (through August 20, 1998) ........      $20.56     $ 9.38

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial statements give effect to the merger of LIFE with and into LFA, a wholly owned subsidiary of FP, pursuant to the Merger Agreement. It is anticipated that the proposed Merger will be accounted for as a "pooling of interests." The unaudited pro forma combined balance sheet presents the combined financial position of FP and LIFE based upon the historical balance sheet data of FP and LIFE as of June 30, 1998. The unaudited pro forma combined statements of income present the results of operations for FP for each of the fiscal years in the three-year period ended September 30, 1997, the Transition Period, and the six-month periods ended June 30, 1997 and 1998, with the results of operations of LIFE for each of the years in the three-year period ended December 31, 1997, the three months ended December 31, 1997, and the six-month periods ended June 30, 1997 and 1998, respectively, on a "pooling of interests" basis as if the proposed Merger had occurred as of the beginning of each period.

     These unaudited pro forma combined financial statements are subject to the assumptions, estimates and adjustments set forth in the accompanying notes to the pro forma combined financial statements. The following information is not necessarily indicative of the financial position and results of operations that would have occurred had the proposed Merger been consummated on the dates for which the pro forma combined financial statements are being presented.

     These unaudited pro forma combined financial statements are based upon assumptions, estimates and adjustments that FP and LIFE believe are reasonable and should be read in conjunction with the historical financial statements and notes thereto of FP and LIFE contained elsewhere in this prospectus or incorporated by reference herein. The adjustments are set forth in the notes to the pro forma combined financial statements.

                    PRO FORMA COMBINED STATEMENTS OF INCOME
                     FOR THE YEAR ENDED SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                                                                             PRO FORMA(i)
                                                   FP            LIFE                         COMBINED
                                               SEPTEMBER 30,  DECEMBER 31,                   SEPTEMBER 30,
                                                  1995           1995        ADJUSTMENTS        1995
                                               -------------  ------------   -----------     -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Revenues:
    Gain on securitized loan sales, net          $20,690        $   --         $   --          $20,690
    Interest income                                2,860         5,825             --            8,685
    Origination income                               553            --             --              553
    Servicing income                               1,049           231             --            1,280
    Gain on whole loan sales                       4,517         3,575             --            8,092
    Fee income                                        --           111           (111)(ii)          --
    Other income                                     321           103            111 (ii)         535
                                                 -------        ------         ------          -------
      Total revenues                              29,990         9,845             --           39,835
 Expenses:
    Salaries and employee benefits
       expense                                    10,110         2,544             --           12,654
    Premises and occupancy                            --           471           (471)(ii)          --
    Data processing                                   --           208           (208)(ii)          --
    Net loss on foreclosed real estate                --            53            (53)(ii)          --
    FDIC insurance premiums                           --           184           (184)(ii)          --
    Marketing                                         --            65            (65)(ii)          --
    Telephone                                         --           143           (143)(ii)          --
    Professional services                             --            92            (92)(ii)          --
    Interest expense                               2,660         3,448             --            6,108
    Other operating expenses                       6,964           629          1,216 (ii)
                                                                                  375 (iv)       9,184
    Provision for possible credit losses             513         1,194             --            1,707
                                                 -------        ------         ------          -------
      Total expenses                              20,247         9,031            375           29,653
                                                 -------        ------         ------          -------
 Income before income taxes                        9,743           814           (375)          10,182
        Provision for income taxes                (3,903)         (294)           142           (4,055)
                                                 -------        ------         ------          -------
   Net income                                    $ 5,840        $  520         $ (233)         $ 6,127
                                                 -------        ------         ------          -------
                                                 -------        ------         ------          -------

   Weighted average common shares                 20,297         1,866           (877)(iii)     21,286
                                                 -------        ------         ------          -------
                                                 -------        ------         ------          -------
   Basic earnings per share                      $  0.28        $ 0.28                         $  0.29
                                                 -------        ------                         -------
                                                 -------        ------                         -------

   Weighted average common shares -
      assuming dilution                           20,297         1,866           (877)(iii)     21,286
                                                 -------        ------         ------          -------
                                                 -------        ------         ------          -------
    Diluted earnings per share                   $  0.28        $ 0.28                         $  0.29
                                                 -------        ------                         -------
                                                 -------        ------                         -------

                            (see footnotes on page 49)
                                       42

                     PRO FORMA COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED SEPTEMBER 30, 1996
                                   (UNAUDITED)

                                                                                            PRO FORMA(i)
                                                  FP           LIFE                          COMBINED
                                             SEPTEMBER 30,  DECEMBER 31,                   SEPTEMBER 30,
                                                 1996          1996        ADJUSTMENTS        1996
                                             ------------   ------------   -----------     -------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Revenues:
    Gain on securitized loan sales             $ 94,036       $ 8,352      $(4,052)(ii)       $ 98,336
    Interest income                              25,727         6,929          (29)(ii)         32,627
    Interest only strips interest income          5,115            --           29 (ii)          5,144
    Origination income                            7,242            --           --               7,242
    Servicing income                              4,008           496           --               4,504
    Gain on whole loan sales                     11,091            --        4,052 (ii)         15,143
    Fee income                                       --           128         (128)(ii)             --
    Other income                                  2,441           136          128 (ii)          2,705
                                               --------       -------      -------            --------
      Total revenues                            149,660        16,041           --             165,701
 Expenses:
    Salaries and employee benefits
       expense                                   36,402         5,233           --              41,635
    Premises and occupancy                           --           746         (746)(ii)             --
    Data processing                                  --           390         (390)(ii)             --
    Net loss on foreclosed real estate               --           158         (158)(ii)             --
    FDIC insurance premiums                          --           174         (174)(ii)             --
    SAIF special assessment                          --           448         (448)(ii)             --
    Marketing                                        --           189         (189)(ii)             --
    Telephone                                        --           246         (246)(ii)             --
    Professional services                            --           218         (218)(ii)             --
    Interest expense                             16,892         3,766           --              20,658
    Other operating expenses                     29,938           879        2,569 (ii)
                                                                               375 (iv)         33,761
    Provision for possible credit losses         11,247           963           --              12,210
                                               --------       -------      -------            --------
      Total expenses                             94,479        13,410          375             108,264
                                               --------       -------      -------            --------
    Income before income taxes                   55,181         2,631         (375)             57,437
    Provision for income taxes                  (20,969)       (1,126)         142             (21,953)
                                               --------       -------      -------            --------
    Net income                                 $ 34,212       $ 1,505      $  (233)           $ 35,484
                                               --------       -------      -------            --------
                                               --------       -------      -------            --------

    Weighted average common shares               24,712         2,371       (1,114)(iii)        25,969
                                               --------       -------      -------            --------
                                               --------       -------      -------            --------
    Basic earnings per share                   $   1.38       $  0.63                         $   1.37
                                               --------       -------                         --------
                                               --------       -------                         --------

    Weighted average common shares -
        assuming dilution                        26,148         2,371       (1,114)(iii)        27,405
                                               --------       -------      -------            --------
                                               --------       -------      -------            --------
    Diluted earnings per share                 $   1.33       $  0.63                         $   1.31
                                               --------       -------                         --------
                                               --------       -------                         --------

                            (see footnotes on page 49)

                       PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                     (UNAUDITED)

                                                                                              PRO FORMA(i)
                                                   FP           LIFE                            COMBINED
                                              SEPTEMBER 30,  DECEMBER 31,                     SEPTEMBER 30,
                                                  1997          1997        ADJUSTMENTS           1997
                                              -------------  ------------   -----------       -------------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
 Revenues:
    Gain on securitized loan sales, net         $288,215      $ 29,785      $ (2,032)(ii)       $315,968
    Interest income                              172,734        21,127        (1,896)(ii)        191,965
    Interest only strips interest income          26,920            --         1,896 (ii)         28,816
    Origination income                            41,537            --            --              41,537
    Servicing income                              21,122           959            --              22,081
    Gain on whole loan sales                      30,086            --         2,032 (ii)         32,118
    Fee income                                        --           130          (130)(ii)             --
    Other income                                  10,826           411           130 (ii)         11,367
                                                --------      --------       -------            --------
      Total revenues                             591,440        52,412            --             643,852
 Expenses:
    Salaries and employee benefits
        expense                                  107,558         9,210            --             116,768
    Premises and occupancy                            --         1,360        (1,360)(ii)             --
    Data processing                                   --           809          (809)(ii)             --
    Net loss on foreclosed real estate                --           126          (126)(ii)             --
    FDIC insurance premiums                           --           102          (102)(ii)             --
    Marketing                                         --           301          (301)(ii)             --
    Telephone                                         --           650          (650)(ii)             --
    Professional services                             --           467          (467)(ii)             --
    Interest expense                              93,514        12,830            --             106,344
    Other operating expenses                     120,581         2,965         3,815 (ii)
                                                                                 375 (iv)        127,736
    Provision for possible credit losses          45,307         1,850            --              47,157
                                                --------      --------       -------            --------
      Total expenses                             366,960        30,670           375             398,005
                                                --------      --------       -------            --------
    Income before income taxes                   224,480        21,742          (375)            245,847
    Provision for income taxes                   (85,311)       (9,042)          142             (94,211)
                                                --------      --------       -------            --------
    Net income                                  $139,169      $ 12,700       $  (233)           $151,636
                                                --------      --------       -------            --------
                                                --------      --------       -------            --------

    Weighted average common shares                33,753         4,885        (2,296)(iii)        36,342
                                                --------      --------       -------            --------
                                                --------      --------       -------            --------
    Basic earnings per share                    $   4.12      $   2.60                          $   4.17
                                                --------      --------                          --------
                                                --------      --------                          --------

    Weighted average common shares -
         assuming dilution                        39,932         5,108        (2,400)(iii)        42,640
                                                --------      --------       -------            --------
                                                --------      --------       -------            --------
    Diluted earnings per share                  $   3.57      $   2.49                          $   3.64
                                                --------      --------                          --------
                                                --------      --------                          --------

                          (see footnotes on page 49)

                   PRO FORMA COMBINED STATEMENTS OF INCOME
                          FOR THE TRANSITION PERIOD
                                 (UNAUDITED)

                                                                                          PRO FORMA(i)
                                                  FP           LIFE                         COMBINED
                                             DECEMBER 31,  DECEMBER 31,                   DECEMBER 31,
                                                 1997          1997       ADJUSTMENTS         1997
                                             ------------  ------------   -----------     ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Gain on securitized loan sales, net         $ 28,799       $12,381     $(3,792)(ii)      $ 37,388
   Interest income                               64,353         8,975        (839)(ii)        72,489
   Interest only strips interest income          18,358             -         839 (ii)        19,197
   Origination income                            23,480             -           -             23,480
   Servicing income                               9,392           546           -              9,938
   Gain on whole loan sales                       4,521             -       3,792 (ii)         8,313
   Insurance income                               2,004             -           -              2,004
   Fee income                                         -            36         (36)(ii)             -
   Other income                                   1,392           137          36 (ii)         1,565
                                              ---------       -------     -------           --------
     Total revenues                             152,299        22,075           -            174,374
Expenses:
   Salaries and employee benefits expense        36,909         3,676           -             40,585
   Premises and occupancy                             -           555        (555)(ii)             -
   Data processing                                    -           285        (285)(ii)             -
   Net loss on foreclosed real estate                 -            32         (32)(ii)             -
   FDIC insurance premiums                            -            33         (33)(ii)             -
   Marketing                                          -           106        (106)(ii)             -
   Telephone                                          -           211        (211)(ii)             -
   Professional services                              -           224        (224)(ii)             -
   Interest expense                              33,996         5,729           -             39,725
   Other operating expenses                      48,511         1,718       1,446 (ii)
                                                                               94 (iv)        51,769
   Provision for possible credit losses          14,047           950           -             14,997
                                              ---------       -------     -------           --------
     Total expenses                             133,463        13,519          94            147,076
                                              ---------       -------     -------           --------
   Income before income taxes                    18,836         8,556         (94)            27,298
   Provision for income taxes                    (7,158)       (3,551)         36            (10,673)
                                              ---------       -------     -------           --------
   Net income                                 $  11,678       $ 5,005     $   (58)          $ 16,625
                                              ---------       -------     -------           --------
                                              ---------       -------     -------           --------
   Weighted average common shares                37,487         6,547      (3,077)(iii)       40,957
                                              ---------       -------     -------           --------
                                              ---------       -------     -------           --------
   Basic earnings per share                   $    0.31       $  0.76                       $   0.41
                                              ---------       -------                       --------
                                              ---------       -------                       --------
   Weighted average common shares -
    assuming dilution                            43,570         6,856      (3,222)(iii)       47,204
                                              ---------       -------     -------           --------
                                              ---------       -------     -------           --------
   Diluted earnings per share                 $    0.29       $  0.73                       $   0.37
                                              ---------       -------                       --------
                                              ---------       -------                       --------

                        (see footnotes on page 49)

                  PRO FORMA COMBINED STATEMENTS OF INCOME
                   FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                (UNAUDITED)

                                                                                          PRO FORMA(i)
                                                  FP           LIFE                         COMBINED
                                               JUNE 30,      JUNE 30,                       JUNE 30,
                                                 1997          1997      ADJUSTMENTS          1997
                                              ---------     --------     -----------      ------------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Gain on securitized loan sales             $146,505       $ 9,069      $(1,658)(ii)     $153,916
   Interest income                              85,166         6,456         (561)(ii)       91,061
   Interest only strips interest income         11,225             -          561 (ii)       11,786
   Origination income                           21,845             -            -            21,845
   Servicing income                             10,044           195            -            10,239
   Gain on whole loan sales                     14,789             -        1,658 (ii)       16,447
   Insurance income                                489             -            -               489
   Fee income                                        -            61          (61)(ii)            -
   Other income                                  2,410           158           61 (ii)        2,629
                                              --------      --------      -------          ---------
     Total revenues                            292,473        15,939            -           308,412
Expenses:
   Salaries and employee benefits expense       50,860         3,057            -            53,917
   Premises and occupancy                           -            473         (473)(ii)            -
   Data processing                                  -            295         (295)(ii)            -
   Net loss on foreclosed real estate               -             69          (69)(ii)            -
   FDIC insurance premiums                          -             39          (39)(ii)            -
   Marketing                                        -            122         (122)(ii)            -
   Telephone                                        -            217         (217)(ii)            -
   Professional services                            -            132         (132)(ii)            -
   Interest expense                             47,095         4,021            -            51,116
   Other operating expenses                     55,957           567        1,347 (ii)
                                                                              188 (iv)       58,059
   Provision for possible credit losses         25,779           500            -            26,279
                                              --------      --------      -------          ---------
     Total expenses                            179,691         9,492          188           189,371
                                              --------      --------      -------          ---------
   Income before income taxes                  112,782         6,447         (188)          119,041
   Provision for income taxes                  (42,857)       (2,682)          71           (45,468)
                                              --------      --------      -------          ---------
   Net income                                 $ 69,925      $  3,765      $  (117)         $ 73,573
                                              --------      --------      -------          ---------
                                              --------      --------      -------          ---------
   Weighted average common shares               34,825         3,228       (1,517)(iii)       36,536
                                              --------      --------      -------          ---------
                                              --------      --------      -------          ---------
   Basic earnings per share                   $   2.01      $   1.17                       $    2.01
                                              ---------     --------                       ---------
                                              ---------     --------                       ---------
   Weighted average common shares -
      assuming dilution                          39,987        3,228       (1,517)(iii)       41,698
                                              ---------     --------      -------          ---------
                                              ---------     --------      -------          ---------
   Diluted earnings per share                 $    1.79     $   1.17                       $    1.80
                                              ---------     --------                       ---------
                                              ---------     --------                       ---------

                        (see footnotes on page 49)

                       PRO FORMA COMBINED STATEMENTS OF INCOME
                        FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                     (UNAUDITED)

                                                                                              PRO FORMA(i)
                                                 FP           LIFE                              COMBINED
                                              JUNE 30,       June 30,                           JUNE 30,
                                                1998           1998       ADJUSTMENTS             1998
                                            ------------   ------------   ------------        ------------
Revenues:                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Gain on securitized loan sales, net       $     85,340   $      9,925   $    (11,379)(ii)   $     83,886
  Interest income                                142,899         19,471         (2,731)(ii)        159,639
  Interest only strips interest income            48,627              -          2,731 (ii)         51,358
  Origination income                              77,036              -              -              77,036
  Servicing income                                23,906          2,967              -              26,873
  Gain on whole loan sales                        14,157              -         11,379 (ii)
                                                                                (7,870)(v)          17,666
  Insurance income                                 6,978              -              -               6,978
  Fee income                                           -             73            (73)(ii)              -
  Other income                                     3,885            290             73 (ii)          4,248
                                            ------------   ------------   ------------        ------------
      Total revenues                             402,828         32,726         (7,870)            427,684

Expenses:
  Salaries and employee benefits expense          82,432          5,527              -              87,959
  Premises and occupancy                               -          1,481         (1,481)(ii)              -
  Data processing                                      -            648           (648)(ii)              -
  Net loss on foreclosed real estate                   -            186           (186)(ii)              -
  FDIC insurance premiums                              -             60            (60)(ii)              -
  Marketing                                            -            999           (999)(ii)              -
  Telephone                                            -            493           (493)(ii)              -
  Professional services                                -            811           (811)(ii)              -
  Interest expense                                73,413         10,894              -              84,307
  Other operating expenses                       136,937          1,535          4,678 (ii)
                                                                                   188 (iv)        143,338
  Provision for possible credit losses            33,137          1,630              -              34,767
                                            ------------   ------------   ------------        ------------
      Total expenses                             325,919         24,264            188             350,371
                                            ------------   ------------   ------------        ------------
  Income before income taxes                      76,909          8,462         (8,058)             77,313
  Provision for income taxes                     (29,225)        (3,594)         3,039             (29,780)
                                            ------------   ------------   ------------        ------------
  Net income                                $     47,684   $      4,868   $     (5,019)       $     47,533
                                            ------------   ------------   ------------        ------------
                                            ------------   ------------   ------------        ------------
  Weighted average common shares                  38,017          6,549         (3,078)(iii)        41,488
                                            ------------   ------------   ------------        ------------
                                            ------------   ------------   ------------        ------------
  Basic earnings per share                  $       1.25   $       0.74                       $       1.15
                                            ------------   ------------                       ------------
                                            ------------   ------------                       ------------
  Weighted average common shares -
    assuming dilution                             43,613          6,875         (3,231)(iii)        47,257
                                            ------------   ------------   ------------        ------------
                                            ------------   ------------   ------------        ------------
  Diluted earnings per share                $       1.13   $       0.71                       $       1.04
                                            ------------   ------------                       ------------
                                            ------------   ------------                       ------------



                         (see footnotes on page 49)

                      PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 AS OF JUNE 30, 1998
                                     (UNAUDITED)

                                                                                                      PRO FORMA(i)
                                                 FP           LIFE                                      COMBINED
                                              JUNE 30,       June 30,                                   JUNE 30,
                                                1998           1998       ADJUSTMENTS                     1998
                                            ------------   ------------   ------------                ------------
                                                                (IN THOUSAND, EXCEPT PER SHARE DATA)
ASSETS
  Cash and cash equivalents                 $     68,458   $     22,865   $          -                $     91,323
  Securities                                      30,958          4,008              -                      34,966
  Loans held for sale, net                     1,808,013        333,859         (7,870)(v)               2,134,002
  Loans held to maturity                               -         27,686              -                      27,686
  Subordinated certificates held for sale         18,047              -              -                      18,047
  Interest only strips, net                      547,720         42,062              -                     589,782
  Servicing assets                                83,109          9,313              -                      92,422
  Warehouse financing receivable                                  1,972         (1,972)(ii)                      -
  Accrued interest receivable                                     2,897         (2,897)(ii)                      -
  Receivable from trusts                         259,156         12,803              -                     271,959
  Foreclosed real estate, net                          -          2,065         (2,065)(ii)                      -
  Premises and equipment, net                          -          6,756         (6,756)(ii)                      -
  Federal Home Loan Bank stock                         -          2,396         (2,396)(ii)                      -
  Other assets                                   105,066          3,755         16,086 (ii)
                                                                                 1,500 (vi)                126,407
                                            ------------   ------------   ------------                ------------
      Total assets                          $  2,920,527   $    472,437   $     (6,370)               $  3,386,594
                                            ------------   ------------   ------------                ------------
                                            ------------   ------------   ------------                ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued liabilities  $     47,060   $     33,079   $      8,590(vi)(vii)       $     88,729
  Warehouse financing                          1,423,516        106,534              -                   1,530,050
  Term lines                                     246,393              -              -                     246,393
  Time deposits                                  291,713        263,106              -                     554,819
  Bonds                                          145,498              -              -                     145,498
  Convertible subordinated notes                  69,920                             -                      69,920
  Notes payable and other borrowings              40,440         10,000                                     50,440
  Deferred tax liabilities, net                  149,974              -         (5,732)(viii)              144,242
                                            ------------   ------------   ------------                ------------
      Total liabilities                        2,414,514        412,719          2,858                   2,830,091
                                            ------------   ------------   ------------                ------------
Commitments and contingencies

Stockholders' equity:
  Common Stock, $0.01 par value:                     377             66            (66)(ix)
                                                                                    35 (x)                     412
  Non-voting, $0.01 par value:                         7              -              -                           7
  Additional capital                             236,477         42,201             66 (ix)
                                                                                   (35)(x)                 278,709
  Unrealized gains on available for
    sale securities, net                          17,152              -              -                      17,152

  Retained earnings                              252,000         17,451         (9,228)(v)(vii)(viii)      260,223
                                            ------------   ------------   ------------                ------------
    Total stockholders' equity                   506,013         59,718         (9,228)                    556,503
                                            ------------   ------------   ------------                ------------
    Total liabilities and
      stockholders' equity                  $  2,920,527   $    472,437   $     (6,370)               $  3,386,594
                                            ------------   ------------   ------------                ------------
                                            ------------   ------------   ------------                ------------

                         (see footnotes on page 49)

           NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The unaudited pro forma combined financial statements give effect to the following pro forma adjustments and are supplemented by the following information:

     (i) On December 15, 1997, the FP Board approved a change in FP's fiscal year end from September 30 to December 31, to be effective beginning January 1, 1998. LIFE has a fiscal year ending December 31. Accordingly, the unaudited pro forma combined statements of income for the three years in the period ended September 30, 1997 combine each company's historical results using their respective year ends. For the Transition Period, the results of operations for LIFE have been restated to conform to FP's Transition Period. For the six-month periods ended June 30, 1997 and 1998, the results of operations combine the interim results for each entity.

     (ii) The pro forma adjustments to various accounts are reclassifications to conform LIFE line items to FP's financial presentation.

     (iii) The pro forma adjustment to weighted average shares outstanding to reflect the issuance of FP shares in exchange for LIFE shares in accordance with the Merger Agreement assuming an Exchange Ratio of 0.53, which is based on the 30-day average price per share of FP Common Stock of $37.82 as of August 21, 1998.

     (iv) The pro forma adjustment to record amortization expense for the non-compete agreement between FP and Mr. Perl.

     (v) The pro forma adjustment to eliminate gains on whole loan sales between FP and LIFE. During the six months ended June 30, 1998, LIFE sold to FP approximately $210.5 million of High LTV Loans and FP sold to LIFE approximately $36 million of B/C Loans. Both the High LTV and B/C Loans as of June 30, 1998 were being held for sale.

     (vi) Pro forma adjustment to record non-compete agreement. FP will enter into a non-compete agreement with Mr. Perl in the amount of $1.5 million to cover a period of one year following termination of the Perl Employment Agreement or a total of four years.

     (vii) In connection with the Merger, FP and LIFE expect to incur $3.2 million in merger-related costs, net of tax. The costs include investment banking, legal, accounting and other costs associated with the Merger. In addition, as part of the above transaction costs, FP will be required to buy out Mr. Perl's existing employment contracts in an amount equal to $1.2 million, net of tax. (See "The Merger--Interests of Certain Persons in the Merger.") These expenses (including the related tax effect) have been reflected in the unaudited pro forma combined balance sheet financial information as of June 30, 1998, but are not reflected in the unaudited pro forma statements of income financial information since such expenses are not expected to have a continuing impact on the combined company.

     (viii) Pro forma adjustment to record the deferred taxation associated with the non-recurring Merger costs and elimination of intercompany sales. (See footnotes (v) and (vii) for more discussion.)

     (ix) The pro forma adjustment to common stock and additional capital represents the reclassification of the existing LIFE Common Shares to additional capital.

     (x) The pro forma adjustment to common stock and additional capital is to record the issuance of stock in the acquisition of LIFE, accounted for as a "pooling of interests."

                           COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     The rights of FP stockholders are governed by the FP Articles, the FP Bylaws, the NGCL and the Rights Plan. The rights of LIFE stockholders are governed by the LIFE Certificate, the LIFE Bylaws and the DGCL. After the Effective Time, the rights of LIFE stockholders who become stockholders of FP will by governed by the FP Articles, the FP Bylaws, the NGCL and the Rights Plan. In most respects, the rights of LIFE stockholders are similar to those of FP stockholders. The following is a discussion only of those material differences between the rights of holders of FP Common Stock under the FP Articles, FP Bylaws, the NGCL and the Rights Plan, on the one hand, and the rights of holders of LIFE Common Shares under the LIFE Certificate, the LIFE Bylaws and the DGCL, on the other. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the FP Articles, FP Bylaws, the LIFE Certificate, the LIFE Bylaws, the NGCL, the DGCL and the Rights Plan.

STOCKHOLDER MEETINGS

     SPECIAL MEETINGS. The FP Bylaws permit the Chairman, President, Secretary or the holders of not less than 50% of all shares entitled to vote at the meeting to call a special meeting of FP stockholders. The LIFE Certificate and the LIFE Bylaws permit a special meeting of LIFE stockholders to be called only by the LIFE Board pursuant to a resolution adopted by a majority of the total number of Directors that LIFE would have if there were no vacancies on the LIFE Board.

     NOTICE OF NOMINATIONS. The FP Articles provide that nominations for the election of directors may be made by the FP Board or a committee appointed by the FP Board, FP or by any stockholder entitled to vote in the election of directors generally. However, a stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to or mailed and received by the Secretary of FP at the principal executive offices of FP not later than, with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the date one year after the immediately preceding annual meeting of stockholders, and with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. Each such notice must set forth certain specified information, including the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder and such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Commission, had the nominee been nominated, or intended to be nominated, by the FP Board. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The LIFE Bylaws provide that nominations for the election of directors may be made by the LIFE Board or by any stockholder of LIFE entitled to vote for the election of directors who complies with notice procedures. A stockholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been delivered to or mailed and received by the Secretary of LIFE at the principal executive offices of LIFE not later than, with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the date of such meeting; provided, however, that in the event that less than 100 days' notice or prior disclosure of the date of such meeting is given or made to stockholders, the notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Each such notice must set forth certain specified information, including all the information relating to each person whom such stockholder proposes to nominate for election or re-election as a director that is required by Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), the name and address of the stockholder who intends to make the nomination, and the class and number of LIFE Common Shares that are beneficially owned by such stockholder. The presiding officer may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     The DGCL provides that the certificate of incorporation may confer upon holders of any class or series of stock the right to elect one or more directors, and have such voting powers as stated in the certificate of incorporation.

     PROXIES. Both the FP Bylaws and the LIFE Bylaws allow voting by proxy or proxies. The FP Bylaws specify that no such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest, or unless the person executing the proxy specifies the length of time for which the proxy shall remain in force (which in no case may exceed seven (7) years from the date of its execution). Any proxy duly executed is not revoked and continues in force until revoked by another instrument or a duly executed proxy bearing a later date.

     Neither the Life Certificate nor the LIFE Bylaws contain provisions relating to proxies similar to those in the FP Bylaws. However, the DGCL specifies that no proxy is valid after the expiration of three (3) years from the date of its execution unless otherwise provided in the proxy.

     QUORUM.   The FP Bylaws specify that the holders of a majority of the stock issued and outstanding and entitled to vote in person or by proxy shall constitute a quorum at all meetings. If, however, a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at such meeting have the power to adjourn the meeting from time to time until a quorum is present, at which time any business which might have been transacted at the meeting as originally notified may be conducted at such adjourned meeting.

     The LIFE Bylaws specify that a majority of the shares entitled to vote at any meeting, present in person or by proxy, constitutes a quorum.

VOTING LIMITATION

     The LIFE Certificate provides that holders of record of LIFE Common Shares who beneficially own in excess of the Limit are not entitled to any vote with respect to the LIFE Common Shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The LIFE Certificate authorizes the LIFE Board (i) to make all determinations necessary to implement and apply the Limit, including whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own LIFE Common Shares in excess of the Limit to supply information to LIFE that will enable the LIFE Board to implement and apply the Limit.

VOTING RIGHTS

     The FP Bylaws provide that each outstanding share, regardless of class, is entitled to one vote on each matter submitted to vote at a meeting, except as limited by the FP Articles or the NGCL. No cumulative voting is permitted under the FP Bylaws and there are no preemptive rights. Neither the LIFE Articles nor the LIFE Bylaws contain provisions granting preemptive rights or cumulative voting.

     The LIFE Articles and the LIFE Certificate expressly deny the right of stockholders to act by written consent in lieu of a meeting. The FP Articles do not contain a corresponding provision.

AMENDMENTS TO ARTICLES OF INCORPORATION, CERTIFICATE OF INCORPORATION AND BYLAWS

     Under the NGCL, an amendment to a corporation's articles of incorporation requires adoption of a resolution setting forth the amendment proposed and declaration of its advisability by the board of directors, and approval by a majority of the stockholders entitled to vote for the consideration of the amendment. Under the NGCL, if a proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof. The FP Articles may be amended by complying with the applicable NGCL provisions. The FP Articles delegate the power to adopt, alter, amend or repeal the FP Bylaws exclusively to the FP Board, and may not be exercised by the stockholders.

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the approval of the board of directors and the approval of a majority of the outstanding stock of each class entitled to vote thereon. Under the DGCL, the holders of the outstanding shares of a class are entitled to vote as a class on a proposed amendment that would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Under the DGCL, a provision in a corporation's certificate of incorporation requiring a super-majority vote of the board of directors or stockholders may be amended only by such super-majority vote. Under the DGCL, an amendment to a corporation's bylaws requires the approval of the stockholders entitled to vote. The certificate of incorporation may confer the power to amend the bylaws upon the board of directors, but the stockholders may not be divested of their power to amend the bylaws. The LIFE Certificate specifies that any amendment to the LIFE Certificate must be approved by the LIFE Board and by a majority of the outstanding shares of each class entitled to vote on the amendment, provided, however, that the affirmative vote of the holders of at least 80% of the voting power of all of the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend or repeal certain sections. The LIFE Bylaws specify that any amendment to the LIFE Bylaws must be approved by the LIFE Board or by at least 80% of the outstanding shares of the voting stock, voting as a single class.

CERTAIN ANTITAKEOVER PROVISIONS

     FP is subject to provisions of the NGCL that prohibit a publicly held Nevada corporation from (i) engaging in any transaction with a 10% stockholder for a period of three years following the time that the stockholder became a 10% stockholder, unless, before the stockholder acquired 10% of the shares, the board of the company approved the transaction or (ii) engaging in any transaction with a 10% stockholder AFTER the three years following the time that the stockholder became a 10% stockholder, unless (a) before the stockholder acquired 10% of the shares, the board of the company approved the transaction,
(b) the combination or acquisition is approved by a majority vote of the non-interested stockholders, or (c) the combination or acquisition provides a certain level of consideration (as described in the NGCL) to the stockholders.

     The Rights Plan may make it somewhat more difficult for FP stockholders to effect a change of control because the Rights Plan effectively prohibits the acquisition by an Acquiring Person, except in certain limited circumstances, of 15% or more of the shares of FP Common Stock then outstanding. Further, the Rights Plan may only be amended by Continuing Directors. The Continuing Director provision has the effect of preventing an Acquiring Person from waging a proxy contest for the purpose of electing a sympathetic slate of directors that would then amend the Rights Plan to permit the acquisition by the Acquiring Person.

     LIFE is subject to provisions of the DGCL that prohibit a publicly held Delaware corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of any class of voting stock for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

     The LIFE Certificate prohibits LIFE from engaging in a broad range of business combinations with a person who is an interested stockholder unless the business combination is approved in a prescribed manner. The LIFE Certificate defines an interested stockholder as the beneficial owner of 10% or more of the voting power of the outstanding voting stock; an affiliate of LIFE who at any time within the two-year period immediately prior to the date in question was the owner of 10% or more of the voting power of the then outstanding voting stock; or an assignee of or one who otherwise succeeded to any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act.

                                OTHER MATTERS

     The LIFE Board is not aware of any matters not set forth herein that may come before the LIFE Meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                            LEGAL AND TAX MATTERS

     Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas will render an opinion with respect to the validity of the shares of FP Common Stock to be issued in connection with the Merger. Patton Boggs, L.L.P. will render an opinion with respect to certain matters on behalf of LIFE.

                                   EXPERTS

     The consolidated financial statements of FIRSTPLUS Financial Group, Inc., appearing in FP's Annual Report (Form 10-K) for the year ended September 30,1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of LIFE Financial Corporation as of December 31, 1997 and 1996 and for the years then ended incorporated in this Proxy Statement/Prospectus by reference from LIFE Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of SFAS No. 122), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of LIFE Financial Corporation for the year ended December 31, 1995 included in this Proxy Statement/Prospectus have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                                                     APPENDIX A

                             AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER, dated as of March 11, 1998 (the "Agreement") by and among LIFE FINANCIAL CORPORATION, a Delaware corporation (the "Seller"), FIRSTPLUS FINANCIAL GROUP, INC., a Nevada corporation (the "Company") and Life Financial Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (the "Subsidiary").

     WHEREAS, the Boards of Directors of the Company and the Seller have each determined that it is fair to and in the best interests of their respective stockholders for the Subsidiary to merge with and into the Seller (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL");

     WHEREAS, the respective Boards of Directors of the Company and the Seller have each approved the Merger of the Subsidiary with and into the Seller, upon the terms and subject to the conditions set forth herein, and adopted in this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the directors of the Seller will, within thirty (30) days of the date of this Agreement, enter into voting agreements with the Company with respect to the voting of their shares of the Seller in favor of the transactions contemplated by this Agreement (the "Voting Agreements").

     WHEREAS, under generally accepted accounting principles ("GAAP") it is intended that the Merger shall be accounted for as a pooling of interests; and

     WHEREAS, the Company and the Seller desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth herein, the parties agree as follows:

                                ARTICLE I--THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in SECTION 1.2) the Subsidiary shall be merged with and into the Seller. As a result of the Merger, the separate corporate existence of the Subsidiary shall cease and the Seller shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing is referred to as the "Effective Time").

     1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Subsidiary and the Seller shall vest in the Surviving Corporation and all debts, liabilities and duties of the Subsidiary and the Seller shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, the Certificate of Incorporation of the Subsidiary (the "Subsidiary Certificate") and the Bylaws of the Subsidiary ("Subsidiary Bylaws") as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

     1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of the Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the officers of the Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed. At the Effective Time, the directors and officers of Life Bank, a Seller Subsidiary (as defined in Section 2.1(a)) ("Life Bank"), immediately prior to the Effective Time shall be the directors and officers of Life Bank.

     1.6 CONVERSION OF SECURITIES. Subject to SECTION 1.8(e) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of the following securities, the Company, the Subsidiary or the Seller:

     (a) Each share of the common stock, par value $0.01 per share, of the Seller ("Seller Common Stock"), issued and outstanding immediately prior to the Effective Time (referred to as the "Shares"), other than Shares held by the Company for its own account or any Company Subsidiary (as defined in SECTION 3.1(a) below) for its own account, shall cease to be outstanding and shall be converted into and become the right to receive that number of shares of voting common stock, par value $0.01 per share, of the Company ("Company Common Stock") as is equal to the number determined by dividing (i) 20 (which number represents the deemed per share dollar value of the Seller Common Stock) by (ii) the Company Share Value (as defined below) (the "Exchange Ratio"). The "Company Share Value" shall be a number equal to the per share dollar value of the average closing sale price of the Company Common Stock as reported on the New York Stock Exchange ("NYSE") for the thirty consecutive trading days immediately preceding the second business day prior to the Effective Time; PROVIDED, HOWEVER, that the Company Share Value shall in no event be less than 30 nor greater than 40 (resulting in an Exchange Ratio of not greater than 0.667 nor less than 0.500).

     (b) Each share of Seller Common Stock held as treasury stock shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     (c) Each share of Seller Common Stock held by the Company for its own account or any Company Subsidiary for its own account shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     (d) Each share of Seller Common Stock held by any incentive plan of Seller or any Seller Subsidiary and unallocated to participants thereunder shall be canceled and extinguished without conversion into Company Common Stock or payment therefor.

     1.7 ADJUSTMENTS FOR DILUTION AND OTHER MATTERS. If prior to the Effective Time, (i) the Seller shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Seller Common Stock, or declare a dividend or make a distribution on Seller Common Stock in any security convertible into Seller Common Stock, or (ii) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock or declare a dividend or make a distribution on Company Common Stock in any security convertible into Company Common Stock, appropriate adjustment or adjustments will be made to the Exchange Ratio and the methodology for calculating the Exchange Ratio as set forth in SECTION 1.6.

     1.8  EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. At or prior to the Effective Time, the Company shall deposit, or shall cause to be deposited with an exchange agent chosen by the Company and which is reasonably acceptable to the Seller (the "Exchange Agent"), for the benefit of the holders of Shares for exchange in accordance with this
ARTICLE I, through the Exchange Agent, certificates representing the shares of Company Common Stock and cash in lieu of fractional shares (such certificates for shares of Company Common Stock, together with the amount of cash payable in lieu of fractional shares and any dividends or distributions with respect to such Company Common Stock are referred to herein as the "Exchange Fund") payable and issuable pursuant to SECTION 1.6 in exchange for outstanding Shares; provided, however, that the Company need not deposit the cash for fractional shares into the Exchange Fund until such time as such funds are to be distributed by the Exchange Agent.

     (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares which Shares were converted into the right to receive shares of Company Common Stock pursuant to SECTION 1.6 (a "Certificate" or "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company
Common Stock. The Seller shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and to provide reasonable comments thereon. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Company Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this ARTICLE I
(after taking into account all Shares then held by such holder), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Seller, a certificate representing the number of shares of Company Common Stock may be issued to a transferee if the Certificate representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Company may direct as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing the number of shares of Company Common Stock. Until surrendered as contemplated by this SECTION 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Company Common Stock, dividends, cash in lieu of any fractional shares of Company Common Stock as contemplated by SECTION 1.8(e) and other distributions as contemplated by SECTION 1.8(c).

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to SECTION 1.8(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Company Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Company Common Stock to which such holder is entitled pursuant to SECTION 1.8(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distribution, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Company Common Stock.

     (d) NO FURTHER RIGHTS IN THE SHARES. All shares of Company Common Stock issued and cash paid upon conversion of the Shares in accordance with the terms hereof (including any cash paid pursuant to SECTION 1.8(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares.

     (e) NO FRACTIONAL SHARES. No certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interest will not entitle the owner thereof to vote or to any rights of a stockholder of the Company.
Each holder of a fractional share interest shall be paid an amount in cash equal to the product obtained by multiplying such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by the Company Share Value.

     (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Seller for six months after the Effective Time shall be delivered to the Company, upon demand, and any former stockholders of the Seller who have not theretofore complied with this
ARTICLE I shall thereafter look only to the Company to claim their shares of Company Common Stock, any cash in lieu of fractional shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock, in each case without interest thereon, and subject to SECTION 1.8(g).

     (g) NO LIABILITY. Neither the Company nor the Seller shall be liable to any former holder of Shares for any such Shares (or dividends or distributions with respect thereto) or cash or other payment delivered to a public official pursuant to any abandoned property, escheat or similar laws.

     1.9 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Seller shall be closed and there shall be no further registration of transfers of shares of the Seller Common Stock thereafter on the records of the Seller. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Company for any reason shall be converted into shares of Company Common Stock and cash in lieu of fractional shares in accordance with this ARTICLE I.

     1.10 COMPANY COMMON STOCK. The shares of Company Common Stock, issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and at the Effective Time, such shares shall remain issued and outstanding.

     1.11 TREATMENT OF COMMON STOCK OF SUBSIDIARY. Each issued and outstanding share of common stock, par value $0.01 per share, of the Subsidiary shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.12 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation and the Company will be authorized to execute and deliver, in the name and on behalf of the Seller, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Seller, any other actions and things to vest, perfect or conform of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

              ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE SELLER

     Except as set forth in the Disclosure Schedule delivered by the Seller to the Company prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which will identify exceptions by specific Section references, the Seller hereby represents and warrants to the Company that:

     2.1  ORGANIZATION AND QUALIFICATION: SUBSIDIARIES

     (a) The Seller is a company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is registered as a nondiversified unitary savings and loan holding company under the Home Owners' Loan Act of 1933, as amended ("HOLA"). Each subsidiary of the Seller ("Seller Subsidiary" or collectively, "Seller Subsidiaries"), except for Life Bank is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Life Bank, a Seller Subsidiary, is a federally-chartered savings association duly organized and validly existing under the laws of the United States of America, and is a "Qualified Thrift Lender," as that term is defined under the HOLA. Each of the Seller and the Seller Subsidiaries has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Seller Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including, without limitation, appropriate authorizations from the Federal Deposit Insurance Corporation (the "FDIC") and the Office of Thrift Supervision ("OTS"), and neither the Seller nor any Seller Subsidiary has received any notice of proceedings relating to the revocation or modification of any Seller Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Seller Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) with respect to the Seller. The deposit accounts of Life Bank are insured by the FDIC to the extent permitted by law.

     (b) The Seller and each Seller Subsidiary, other than Life Bank, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where such failures to be so duly qualified or licensed and in good standing would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (c) A true and complete list of all of the Seller Subsidiaries, together with (i) the Seller's percentage ownership of each Seller Subsidiary and (ii) laws under which the Seller Subsidiary is incorporated, is set forth on SECTION 2.1(c) of the Seller Disclosure Schedule. Except as set forth on SECTION 2.1(c) of the Seller Disclosure Schedule, the Seller and/or one or more of the Seller

Subsidiaries owns beneficially and of record all of the outstanding shares of capital stock of each of the Seller Subsidiaries. Except for the entities set forth on SECTION 2.1(c) of the Seller Disclosure Schedule, the Seller does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d) As used in this Agreement, the term "Material Adverse Effect" means, with respect to the Company or the Seller, as the case may be, (i) any adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of, and which is material with respect to, the Company and the Company Subsidiaries taken as whole or the Seller and the Seller Subsidiaries taken as a whole, respectively, or (ii) any effect that materially impairs the ability of the Company or the Seller to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) actions contemplated by this Agreement,
(b) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries, (c) changes in generally accepted accounting principles that are generally applicable to the banking or savings industries, (d) reasonable expenses incurred in connection with the transactions contemplated hereby, and (e) changes attributable to or resulting from changes in general economic conditions affecting banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

     (e) The minute books of the Seller and each of the Seller Subsidiaries since December 31, 1994 contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     2.2 CERTIFICATE OF INCORPORATION AND BYLAWS. The Seller has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the Bylaws, as amended or restated, of the Seller ("Seller Certificate" or "Seller Bylaws") and each Seller Subsidiary. Such Certificates of Incorporation and Bylaws of the Seller and each Seller Subsidiary are in full force and effect. Neither the Seller nor any Seller Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     2.3 CAPITALIZATION. The authorized capital stock of the Seller consists of 25,000,000 shares of Seller Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share ("Seller Preferred Stock"). As of the date of this Agreement, (i) 6,546,716 shares of Seller Common Stock are issued and outstanding (of which none are restricted shares under employee benefit plans which have not and will not be awarded), all of which are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive right of any Seller stockholder, (ii) no shares of Seller Common Stock are held in the treasury of the Seller, (iii) 654,671 shares of Seller Common Stock which are reserved for future issuance pursuant to outstanding stock options issued pursuant to the Stock Plans. As of the date of this Agreement, no shares of Seller

Preferred Stock are issued and outstanding. Except as set forth in clause
(iii) above, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation voting agreements or arrangements, relating to the issued or unissued capital stock of the Seller or any Seller Subsidiary or obligating the Seller or any Seller Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Seller or any Seller Subsidiary. All options under the Stock Plans have been validly issued as of their respective grant dates. All shares of Seller Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any shares of Seller Common Stock or the capital stock of any Seller Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Seller Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business. Each of the outstanding shares of capital stock of each Seller Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any Seller Subsidiary stockholder, and such shares owned by the Seller or another Seller Subsidiary are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Seller's voting rights, charges or other encumbrances of any nature whatsoever.

     2.4 AUTHORITY. The Seller has the requisite corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's stockholders in accordance with the applicable law and the Seller Certificate and Seller Bylaws). The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the Seller's stockholders in accordance with applicable law and the Seller Certificate and Seller Bylaws). This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of the Seller and, assuming due authorization, execution and delivery by the Company, is enforceable against the Seller in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     2.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement and the transactions contemplated hereby by the Seller shall not, (i) conflict with or violate the Seller Certificate or Seller Bylaws or the Certificates of Incorporation, charters or Bylaws of any Seller Subsidiary, (ii) conflict with or violate any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree
(collectively, "Laws") applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or
(iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Seller or any Seller Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller
Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that individually or in the aggregate, would not have or be reasonably likely to have a Material Adverse Effect with respect to the Seller. The Board of Directors of the Seller has taken all actions necessary including approving the transactions contemplated herein.

     (b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws ("Blue Sky Laws"), the HOLA, and the filing of the appropriate Certificate of Merger or other documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notification, would not prevent or delay consummation of the Merger, or otherwise prevent the Seller from performing its obligations under this Agreement and would not have a Material Adverse Effect with respect to the Seller.

     2.6 COMPLIANCE: PERMITS. Neither the Seller nor any Seller Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Seller or any Seller Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Seller or any Seller Subsidiary is a party or by which the Seller or any Seller Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     2.7  SECURITIES AND BANKING REPORTS; FINANCIAL STATEMENTS.

     (a) The Seller and each Seller Subsidiary have filed all forms, reports and documents required to be filed with (1) the Securities and Exchange Commission (the "SEC"), and as of the date of this Agreement has delivered to the Company (i) its Quarterly Reports on Form 10-Q for the periods ended
June 30, 1997 and September 30, 1997, (ii) all proxy statements relating to the Seller's meetings of stockholders (whether annual or special), (iii) all Current Reports on Form 8-K filed by the Seller with the SEC, (iv) all other reports or registration statements filed by the Seller with the

SEC and (v) all amendments and supplements to all such reports and registration statements filed by the Seller with the SEC (collectively, the "Seller SEC Reports") and (2) the OTS, the FDIC and any other applicable federal or state securities or banking authorities, and as of the date of this Agreement has delivered to the Company all such reports filed since January 1, 1993 (all such reports and statements are collectively referred to with the Seller SEC Reports as the "Seller Reports"). The Seller Reports, including all Seller Reports filed after the date of this Agreement, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Reports, including any Seller SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Seller and the Seller Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Seller included in the Seller's Form 10-Q for the quarter ended September 30, 1997,
(ii) for the liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1997, and (iii) neither the Seller nor any Seller Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise due or to become due), that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Seller.

     2.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Seller SEC Reports filed prior to the date of this Agreement or set forth in
SECTION 2.8 of the Seller Disclosure Schedule and except for the transactions contemplated by this Agreement, since September 30, 1997 to the date of this Agreement, the Seller and the Seller Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1997, there has not been (i) any change in the financial condition, results of operations or business of the Seller and any of the Seller Subsidiaries having a Material Adverse Effect with respect to the Seller, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Seller or any of the Seller Subsidiaries having a Material Adverse Effect with respect to Seller, (iii) any change by the Seller in its accounting methods, principles or practices, (iv) any revaluation by the Seller of any of its assets in any material respect, (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Seller Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Seller Subsidiary, (vi) any strike, work stoppage, slow-down or other labor disturbance suffered by the Seller or the Seller Subsidiaries, (vii) any collective bargaining agreement, contract or other agreement or understanding with a labor union or organization to which the Seller or the Seller Subsidiaries have been a party, (viii) any union organizing activities relating to employees of the Seller or the Seller Subsidiaries, or (ix) any increase in the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any executive officer, employee or director, any grant of severance or termination pay, any contract entered into to make or grant any severance or termination pay, or any bonus paid other than year-end bonuses for fiscal 1997 as listed in
SECTION 2.8 of the Seller Disclosure Schedule.

     2.9  ABSENCE OF LITIGATION.

     (a) Except as set forth in SECTION 2.9 of the Seller Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries is a party to any, and there are no pending or, to the best of the Seller's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Seller or any of the Seller Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Seller, any of the Seller Subsidiaries or the assets of the Seller or any of the Seller Subsidiaries which has had a Material Adverse Effect with respect to the Seller.

     2.10 EMPLOYEE BENEFIT PLANS.

     (a) PLANS OF THE SELLER. SECTION 2.10(a) of the Seller Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, severance or other employment contracts or employment agreements, with respect to which the Seller or any Seller Subsidiary has any obligation (collectively, the "Plans"). The Seller has furnished or made available to the Company a complete and accurate copy of each Plan (or a description of the Plans, if the Plans are not in writing) and a complete and accurate copy of each material document prepared in connection with each such Plan, including, without limitation, and where applicable, a copy of (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recently filed IRS Forms 5500 and related schedules, (iv) the most recently issued IRS determination letter for each such Plan and (v) the three (3) most recently prepared actuarial and financial statements in connection with each such Plan.

     (b) ABSENCE OF CERTAIN TYPES OF PLANS. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, no member of the Seller's "controlled group," within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the date of this Agreement has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA ("Title IV Plan"). No Title IV Plan is a "multiemployer pension plan" as defined in Section (3)37 of ERISA. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, none of the Plans obligates the Seller or any of the Seller Subsidiaries to pay material separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control," within the meaning of such term under Section 280G of the Code. Except as disclosed in SECTION 2.10(b) of the Seller Disclosure Schedule, or as required by COBRA, none of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director or life insurance benefits to any current or former employee, officer or director of the Seller or any of the Seller Subsidiaries. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

     (c) COMPLIANCE WITH APPLICABLE LAW. Except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, each Plan has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller. The Seller and the Seller Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Seller and the Seller Subsidiaries have no knowledge of any default or violation by any party to, any Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Seller. No legal action, suit or claim is pending or, to the knowledge of the Seller or the Seller Subsidiaries, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in SECTION 2.10(c) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary has incurred any material liability to the Pension Benefit Guaranty Corporation (other than for premiums which have been paid when due) or any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

     (d) QUALIFICATION OF CERTAIN PLANS. Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS (as defined herein) that it is so qualified, and, except as disclosed in SECTION 2.10(d) of the Seller Disclosure Schedule, the Seller is not aware of any fact or event that has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan. Except as disclosed in SECTION 2.10(d) of the Seller Disclosure Schedule, no trust maintained or contributed by the Seller or any of the Seller Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (e) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. Except for matters disclosed in SECTION 2.10(e) of the Seller Disclosure Schedule, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. The Seller and each of the Seller Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would individually or in the aggregate have a Material Adverse Effect with respect to the Seller, and, to the knowledge of the Seller or the Seller Subsidiaries, no fact or event exists that could give rise to any such liability.

     (f) PLAN CONTRIBUTIONS. All contributions, premiums or payments required to be made prior to the Effective Time with respect to any Plan have been made on or before the Effective Time.

     (g) FUNDED STATUS OF PLANS AND RIGHTS TO TERMINATE. With respect to each Title IV Plan, the present value of all accrued benefits under each such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by each such Plan's actuary with respect to each such Plan did not exceed, as of the most recent valuation date, the then current value of assets of such Plan, allocable to each accrued benefit. No provision of any such Plan, nor any amendment thereto, would result in any limitation on the Seller or the Seller Subsidiaries rights to terminate each such Plan and to receive any residual amounts under
Section 4044 of ERISA.

     (h) STOCK OPTIONS. SECTION 2.10(h) of the Seller Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Seller or any Seller Subsidiary who holds any option to purchase Seller Common Stock as of the date of this Agreement, together with the number of shares of Seller Common Stock subject to such option, the date of grant of such option, the plan under which the options were granted, the option price of such option, the vesting schedule for such option, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code (an "ISO"), and the expiration date of such option. SECTION 2.10(h) of the Seller Disclosure Schedule also sets forth the total number of such ISOs and such non-qualified options.

     (i) EMPLOYMENT CONTRACTS. Except for employment, severance, consulting or other similar contracts with any employees, consultants, officers or directors of the Seller or any of the Seller Subsidiaries disclosed in
SECTION 2.10(i) of the Seller Disclosure Schedule, neither the Seller nor any Seller Subsidiary is a party to any such contracts. Neither the Seller nor any Seller Subsidiary is a party to any collective bargaining agreements.

     (j) EFFECT OF AGREEMENT. Except as disclosed in SECTION 2.10(j) of the Seller Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in conjunction with another event, entitle any current or former employee of the Seller or any Seller Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided herein, or accelerate the time of payment or vesting or increase the compensation due any such employee or former employee, in each case, except as expressly provided herein.

     2.11 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Seller for inclusion in the Registration Statement (as defined in SECTION 3.11) shall not at the time the Registration Statement is declared effective contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by the Seller for inclusion in the proxy statement/prospectus to be sent to the stockholders of the Seller in connection with the meeting of the Seller's stockholders to consider the Merger (the "Seller Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated herein, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Seller or any of its affiliates, officers or directors should be discovered by the Seller that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Seller shall promptly inform the Company. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained in any of the foregoing documents.

     2.12 TITLE TO PROPERTY. The Seller and each of the Seller Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller; and all leases pursuant to which the Seller or any of the Seller Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Seller or such Seller Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Seller's and each of the Seller Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     2.13 ENVIRONMENTAL MATTERS. Except as set forth in SECTION 2.13 of the Seller Disclosure Schedule, the Seller represents and warrants that to the best of the Seller's knowledge: (i) each of the Seller, the Seller Subsidiaries and properties owned and operated by the Seller or the Seller Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all applicable decrees, orders, judgments, and contractual obligations relating to the environment or Hazardous Materials which are hereinafter defined as chemicals, pollutants, contaminants, wastes, toxic substances, compounds, products, solid, liquid, gas, petroleum or other regulated substances or materials which are hazardous, toxic or otherwise harmful to the environment ("Environmental Laws"), except for violations which, either individually or in the aggregate would not have a Material Adverse Effect with respect to the Seller; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Seller or Seller Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries; (iv) the Seller or the Seller Subsidiaries have not received any notice from any governmental agency or third party notifying the Seller or the Seller Subsidiaries of any Environmental Claim (as defined herein); (v) there are no circumstances with respect to any properties currently owned or operated by the Seller or any of the Seller Subsidiaries that to the best of the Seller's knowledge (a) will form the basis on an Environmental Claim against the Seller or the Seller Subsidiaries or any properties currently or formerly owned or operated by the Seller or any of the Seller Subsidiaries or (b) will cause any properties currently owned or operated by the Seller or any of the Seller Subsidiaries to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable Environmental Law or require notification to or consent of any Governmental Authority (as defined herein) or third party pursuant to any Environmental Law; and (vi) neither the Seller nor any Seller Subsidiary has received any written communication from any federal or state agency naming the Seller or any Seller Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Seller or any Seller Subsidiary holds a security interest.

     The following definitions apply for purposes of this SECTION 2.13: (a) "Environmental Claims" shall mean any and all administrative, regulatory, judicial or private actions, suits, demands, demand letters, notices, claims, liens, notices of non-compliance or violation, investigations, allegations, injunctions or proceedings relating in any way to (i) any Environmental Law;
(ii) any Hazardous Material including without limitation any abatements, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or order of a Governmental Authority or
(iii) any actual or alleged damage, injury, threat or harm to the environment, which individually or in the aggregate would have a Material Adverse Effect with respect to the Seller; (b) "Governmental Authority" shall mean any applicable federal, state, regional, county or local person or body having governmental authority.

     2.14 ABSENCE OF AGREEMENTS. Neither the Seller nor any Seller Subsidiary is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter that restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Seller or of any Seller Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Seller or any Seller Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), or in any manner relates to its capital adequacy, its credit policies or its management, except for those the existence of which has been disclosed in writing to the Company prior to the date of this Agreement, nor has the Seller been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

     2.15 TAXES. Except as provided in SECTION 2.15 of the Seller Disclosure Schedule, the Seller and the Seller Subsidiaries have timely filed all material Tax Returns (as defined below) required to be filed by them or will duly and timely file (including any extension periods) such Tax Returns, and the Seller and the Seller Subsidiaries have timely paid and discharged all material Taxes (as defined below) due in connection with or with respect to the filing of such Tax Returns and have timely paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which the Seller is maintaining reserves adequate for their payment. To the best of the Seller's knowledge, the liability for Taxes set forth on each such Tax Return adequately reflects the Taxes required to be reflected on such Tax Return. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other governmental entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, to the best of the Seller's knowledge, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, neither the Seller nor any of the Seller Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except as otherwise disclosed in SECTION
2.15 of the Seller's Disclosure Schedule and except for statutory liens for current taxes not yet due, to the best of the Seller's knowledge there are no material tax liens on any assets of the Seller or any of the Seller Subsidiaries. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule neither the Seller nor any of the Seller Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to the Seller, after the Effective Time. Except as otherwise disclosed in SECTION 2.15 of the Seller's Disclosure Schedule, no agreements relating to allocating or sharing of Taxes exist among the Seller and the Seller Subsidiaries. Neither the Seller nor any of the Seller Subsidiaries has made an election under Section 341(f) of the Code.

     2.16 INSURANCE. SECTION 2.16 of the Seller Disclosure Schedule lists all material policies of insurance of the Seller and the Seller Subsidiaries currently in effect. To the best of the Seller's knowledge, neither the Seller nor any of the Seller Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Seller's financial statements included in the Seller's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

     2.17 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller, except as provided in that certain letter agreement between the Seller and Keefe, Bruyette & Woods, Inc. regarding such fees.

     2.18 TAX MATTERS AND POOLING.

     (a) Neither the Seller nor, to the best of the Seller's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as (i) a reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP.

     (b) To the Seller's knowledge, there is no plan or intention on the part of stockholders of the Seller who will receive Company Common Stock to sell or otherwise dispose of an amount of Company Common Stock to be received in the Merger that would reduce their ownership of Company Common Stock to a number of shares having in the aggregate a value at the time of the Merger of less than 50 percent of the total value of the Seller Common Stock outstanding immediately prior to the Merger.

     2.19 MATERIAL ADVERSE EFFECT. Since September 30, 1997, there has been no Material Adverse Effect with respect to the Seller.

     2.20 MATERIAL CONTRACTS. Except as disclosed in SECTION 2.20 of the Seller Disclosure Schedule (which may reference other sections of such Schedule) and, except as included as exhibits in the Seller SEC Reports, neither the Seller nor any Seller Subsidiary is a party to or obligated under any contract, agreement or other instrument or understanding that is not terminable by the Seller or the Seller Subsidiary without additional payment or penalty within 60 days and obligates the Seller or any Seller Subsidiary for payments or other consideration with a value in excess of $50,000, or would require disclosure by the Seller pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act.

     2.21 OPINION OF FINANCIAL ADVISOR. The Seller has received the opinion of Keefe, Bruyette & Woods, Inc. on the date of this Agreement to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Seller's stockholders is fair to the Seller's stockholders from a financial point of view, and Seller will promptly, after the date of this Agreement, deliver a copy of such opinion to the Company.

     2.22 VOTE REQUIRED. The affirmative vote of a majority of the votes that holders of the outstanding shares of Seller Common Stock are entitled to cast is the only vote of the holders of any class or series of the Seller capital stock necessary to approve the Merger.

     2.23 INTANGIBLE PROPERTY. The Seller or Seller Subsidiaries are the owners of all right, title and interest in and to each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of their respective businesses, except where the failure to own such rights, title and interest would not have a Material Adverse Effect with respect to the Seller. The Seller or Seller Subsidiaries have the right and authority to use each item of intangible personal property and each other invention, process, design, formula, license, royalty arrangement, trade secret, know how and proprietary technique necessary for the conduct of the business of the Seller and/or the Subsidiaries; and such use does not conflict with, infringe upon or violate any patent, trademark, trade name, trademark or trade name registration, copyright, copyright registration or any pending application relating thereto of any other person, firm or corporation.

     2.24 LOANS.

          (a) The Seller and Seller Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Seller, any Seller Subsidiary nor any director, officer or employee of the Seller or any Seller Subsidiary has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

          (b) All evidences of indebtedness and leases that are reflected as assets of the Seller or any Seller Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies) and are not subject to any known or to the best of Seller's knowledge threatened defenses, offsets or counterclaims that may be asserted against the Company or any Subsidiary or the present holder thereof. The credit files of the Seller and the Seller Subsidiaries contain all material information known to the Seller or any Seller Subsidiary that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the

Seller and the Subsidiaries (including loans that will be outstanding if any of them advances funds they are obligated to advance). The Seller has disclosed all of the substandard, doubtful, loss, nonperforming or loans identified by the Seller or any Seller Subsidiary as problem loans on the internal watch list of the Seller or any Seller Subsidiary, a copy of which as of a recent date has been provided to the Company.

     2.25 STATE TAKEOVER STATUTES; ABSENCE OF SUPERMAJORITY PROVISION. No provision of the DGCL or the Seller's Certificate of Incorporation or Bylaws or other governing instruments of the Seller Subsidiaries or the terms of any rights plan or other takeover defense mechanism of the Seller would, directly or indirectly, restrict or impair the ability of the Seller or the Company to consummate the Merger nor will any such provisions restrict or impair the ability of the stockholders of the Company to exercise the same rights to vote or otherwise exercise the same rights as the other stockholders of the Seller in the event that the stockholders of the Company were to acquire securities of the Seller.

        ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                                THE SUBSIDIARY

     Except as set forth in the Disclosure Schedule delivered by the Company to the Seller prior to the execution of this Agreement (the "Company Disclosure Schedule"), which shall identify exceptions by specific Section references, the Company and the Subsidiary hereby represent and warrant to the Seller that:

     3.1  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each subsidiary of the Company (a "Company Subsidiary" or, collectively "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Company and the Company Subsidiaries have the requisite corporate power and authority and are in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Company Approvals") necessary to own, lease and operate their respective properties and to carry on their respective business as now being conducted and neither the Company nor any Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Approvals, except in each case where the failure to be so organized, existing and in good standing or to have such power, authority, Company Approvals and revocations or modifications would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The deposit accounts of FIRSTPLUS Bank Strategic Origination, a Company Subsidiary and California industrial loan company, are insured by the FDIC to the extent permitted by law.

     (b) The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     (c) A true and complete list of all of the Company Subsidiaries, except for the Subsidiary, is set forth in Exhibit 21 to the Company's Annual
Report on Form 10-K for the year ended September 30, 1997 ("Exhibit 21") previously delivered to the Seller. The Company and/or one or more of the Company Subsidiaries owns beneficially and of record substantially all of the outstanding shares of capital stock of each of the Company Subsidiaries. Except for the Company Subsidiaries, set forth on Exhibit 21, the Company does not directly or indirectly own any equity or similar interests in, or any interests convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, other than in the ordinary course of business, and in no event in excess of 5% of the outstanding equity securities of such entity.

     (d)  The minute books of the Company and each of the Company
Subsidiaries since December 31, 1994 contain true, complete and accurate records in all material respects of all meetings and other corporate actions held or taken of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

     3.2 ARTICLES OF INCORPORATION AND BYLAWS. The Company has previously furnished to the Seller a complete and correct copy of the Company Articles and the Company Bylaws. The Company Articles and Company Bylaws are in full force and effect. The Company is not in violation of any of the provisions of the Company Articles or the Company Bylaws.

     3.3  CAPITALIZATION.

     (a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Voting Company Common Stock of which, as of January 30, 1998, 37,342,461 shares were issued and outstanding, 25,000,000 shares of nonvoting Company Common Stock of which, as of January 30, 1998, 623,679 shares were issued and outstanding. In addition, as of January 30, 1998, 3,334,685 shares of Company Common Stock were reserved for issuance under stock option plans of the Company. All of the outstanding shares of the Company's capital stock have been duly authorized and validity issued and are fully paid and non-assessable. Except as set forth above, as of the date of this Agreement there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any share of Company Common Stock or the Capital Stock of any Company Subsidiary.

     (b) The shares of Company Common Stock to be issued pursuant to the Merger will, upon issuance in accordance with the provisions of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     3.4 AUTHORITY. The Company and the Subsidiary have the requisite corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the Subsidiary and the consummation by the Company and the Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Subsidiary and no other corporate proceedings on the part of the Company and the Subsidiary are necessary to authorize this Agreement or to consummate the transactions so contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Subsidiary and constitutes the valid and binding obligation of the Company and the Subsidiary and assuming the authorization, execution and delivery by the Seller, is enforceable against the Company and the Subsidiary in accordance with its terms, except as enforcement may be limited by laws affecting insured depository institutions, general principles of equity, whether applied in a court of law or a court of equity, and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

     3.5  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) The execution and delivery of this Agreement by the Company and the Subsidiary does not, and the performance of this Agreement by the Company and the Subsidiary shall not, (i) conflict with or violate the Company Articles or Company Bylaws or the Articles of Incorporation or Bylaws of any Company Subsidiary, (ii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or its or any of their respective properties is bound or affected, except in the case of clause (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in aggregate, have a Material Adverse Effect with respect to the Company.

     (b) The execution and delivery of this Agreement by the Company and the Subsidiary does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HOLA, and the filing of appropriate merger or other documents as required by applicable law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the

Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect with respect to the Company.

     3.6 COMPLIANCE; PERMITS. Neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in aggregate, have a Material Adverse Effect with respect to the Company.

     3.7  SECURITIES AND BANKING REPORTS; FINANCIAL STATEMENTS.

     (a) The Company and each Company Subsidiary have filed all forms, reports and documents required to be filed with the SEC, and as of the date of this Agreement have delivered or made available to Seller, in the form filed with the SEC, (i) its Transitional Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, (ii) its Annual Reports on Form 10-K for the fiscal years ended September 30, 1996 and 1997, respectively, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since February 14, 1996, (iv) all Current Reports on Form 8-K filed by the Company with the SEC since February 14, 1996, (v) all other reports or registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (i) above) filed by the Company with the SEC since February 14, 1996, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since February 14, 1996 (collectively, the "Company SEC Reports") and any other applicable federal or state securities authorities (all such reports and statements are collectively referred to with the Company SEC Reports as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement, (i) were or will be prepared in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports, including any Company SEC Reports filed since the date of this Agreement and prior to or on the Effective Time, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of its operations and changes in financial position for the periods indicated, except that any unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

     (c) Except (i) for the liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of the Company included in the Company Form 10-Q for the quarter ended December 31, 1997, (ii) for the liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1997, and (iii) neither the Company nor any Company Subsidiary has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company.

     3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, since December 31, 1997 to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1997, there has not been
(i) any change in the financial condition, results of operations or business of the Company or any of the Company Subsidiaries having a Material Adverse Effect with respect to the Company, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect with respect to the Company, (iii) any change by the Company or any Company Subsidiaries in its accounting methods, principles or practices, (iv) any revaluation by the Company or any Company Subsidiaries of any of its assets in any respect, or (v) to the date of this Agreement, any entry by the Company or any of the Company Subsidiaries into any commitment or transactions which have had or are reasonably expected to have a Material Adverse Effect with respect to the Company.

     3.9  ABSENCE OF LITIGATION.

     (a) Neither the Company nor any of the Company Subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of the Company Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect with respect to the Company.

     (b) There is no injunction, order, judgement, decree or regulatory restriction imposed upon the Company, any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect with respect to the Company.

     3.10 EMPLOYEE BENEFIT PLANS.

     (a) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company's "employee benefit plans" within the meaning of Section 3(3) of ERISA, for the benefit of employees of the Company and the Company Subsidiaries (the "Company Plans") has been operated in all respects in accordance with the requirements of all applicable Law and all persons who participate in the operation of such

Company Plans and all Company Plan "fiduciaries" (within the meaning of
Section 3(21) of ERISA) have acted in accordance with the provisions of all applicable Law, except where such violations of applicable Law would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. The Company and the Company Subsidiaries have performed all obligations required to be performed by any of them under, are not in any respect in default under or in violation of, and the Company and the Company Subsidiaries have no knowledge of any defaults or violation by any party to, any Company Plan, except where such failures, defaults or violations would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company. No legal action, suit or claim is pending or, to the knowledge of the Company or the Company Subsidiaries, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such action, suit or claim.

     (b) QUALIFICATION OF CERTAIN PLANS. Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust, established in connection with such a Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the
Code) has either received a favorable determination letter from the IRS (as defined herein) that it is so qualified, or the Company is actively pursuing such action as may be necessary to ensure qualified status or operation, and the Company is not aware of any fact or event that has occurred since the date of any such determination letter from the IRS which may adversely affect the qualified status or operations of any Company Plan or the exempt status of any such trust, except where such failure or event would not have a Material Adverse Effect with respect to the Company. No trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees' beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

     (c) ABSENCE OF CERTAIN LIABILITIES AND EVENTS. There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan. The Company and each of the Company Subsidiaries has not incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

     (d) PLAN CONTRIBUTIONS. All contributions, provisions or payments required to be made with respect to any Company Plan have been made on or before their due dates.

     3.11 REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the registration statement on Form S-4 of the Company (the "Registration Statement") pursuant to which the shares of Company Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading. The information supplied by the

Company for inclusion in the Proxy Statement/Prospectus shall not, at the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Seller Stockholders' Meeting and at the Effective Time, be false or misleading with respect to any material fact required to be stated therein, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, the Company will promptly inform the Seller. The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Seller which is contained in any of the foregoing documents.

     3.12 TITLE TO PROPERTY. The Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other liens, charges and encumbrances except liens for taxes not yet due and payable and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company's and each of the Company Subsidiaries' buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     3.13 ABSENCE OF AGREEMENTS. Neither the Company nor any of the Company Subsidiaries is a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), in any manner relates to its capital adequacy, its credit policies, or its management, except for those the existence of which has been disclosed to Seller prior to the date of this Agreement, nor has the Company been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission.

     3.14 TAXES. The Company and the Company Subsidiaries have timely filed all material Tax Returns required to be filed by them, or will duly and timely file (including all extension periods) such Tax Returns, and the Company and the Company Subsidiaries have timely paid and discharged all material Taxes due in connection with or with respect to the filing of such Tax Returns and have timely paid all other material Taxes as are due, except such as are being contested in good faith by appropriate proceedings and with respect to which Seller is maintaining reserves adequate for their payment. To the best knowledge of the Company, neither the IRS nor any other governmental entity or taxing authority or agency is now asserting, either through audits, administrative proceedings or court proceedings, any deficiency or claim for additional Taxes. Neither the Company nor any of the Company's Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. Except for statutory liens for current taxes not yet due, there are no material tax liens on any assets of the Company or any of the Company Subsidiaries. Except as otherwise disclosed in SECTION 3.14 of the Company Disclosure Schedule neither the Company nor any of the Company Subsidiaries has received a ruling or entered into an agreement with the IRS or any other taxing authority that would have a Material Adverse Effect with respect to the Company, after the Effective Time.

     No agreements relating to allocating or sharing of Taxes exist among the Company and the Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries has made an election under Section 341(f) of the Code.

     3.15 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     3.16 TAX MATTERS AND POOLING. Neither the Company nor, to the Company's knowledge, any of its affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying (i) as a reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling-of-interests accounting treatment under GAAP.

     3.17 MATERIAL ADVERSE EFFECT. Since December 31, 1997 there has been no Material Adverse Effect with respect to the Company.

     3.18 ENVIRONMENTAL MATTERS. The Company represents and warrants that to the best of the Company's knowledge: (i) each of the Company, the Company Subsidiaries and properties owned and operated by the Company or the Company Subsidiaries, are in compliance with all applicable federal, state and local laws including common law, rules, guidance, regulations and ordinances and with all Environmental Laws, except for violations which, either individually or in the aggregate would not have a Material Adverse Effect with respect to the Company; (ii) there is no asbestos or any material amount of ureaformaldehyde materials in or on any property owned or operated by the Company or Company Subsidiaries and no electric transformers or capacitors, other than those owned by public utility companies, on any such properties contain any PCB's; (iii) there are no underground or aboveground storage tanks located on, in or under any properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries;
(iv) the Company or the Company Subsidiaries have not received any notice from any governmental agency or third party notifying the Company or the Company Subsidiaries of any Environmental Claim; (v) there are no circumstances with respect to any properties currently owned or operated by the Company or any of the Company Subsidiaries that to the best of the Company's knowledge (a) will form the basis on an Environmental Claim against the Company or the Company Subsidiaries or any properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries or (b) will cause any properties currently owned or operated by the Company or any of the Company Subsidiaries to be subject to any restrictions or ownership, occupancy, use or transferability under any applicable
Environmental Law or require notification to or consent of any Governmental Authority or third party pursuant to any Environmental Law; and (vi) neither the Company nor any Company Subsidiary has received any written communication from any federal or state agency naming the Company or any Company Subsidiary as a potentially responsible party for environmental contamination with respect to any property on which the Company or any Company Subsidiary holds a security interest.

                         ARTICLE IV--COVENANTS OF THE SELLER

     4.1 AFFIRMATIVE COVENANTS. The Seller hereby covenants and agrees with the Company that from and after the date of this Agreement and prior to the Effective Time, unless the prior written consent of the Company shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Seller Subsidiary to:

     (a) operate its business only in the ordinary course consistent with past practices;

     (b) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers;

     (c) use all reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

     (d) use all reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

     (e) use all reasonable efforts to perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

     (f) take such reasonable actions as are requested by the Company to complete the Merger; and

     (g) provide to the Company the Seller's audited consolidated financial statements for the year ended December 31, 1997 promptly upon their completion.

     4.2 NEGATIVE COVENANTS. Except as specifically contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Seller shall not do, or permit any Seller Subsidiary to do, without the prior written consent of the Company, any of the following:

     (a) except as required by applicable Law or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Seller or any Seller Subsidiary and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, and subject to the specific provisions of ANNEX B, or, except as required by applicable law, increase in any manner the base salary, bonus incentive compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);

     (b) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock, except for dividends by a Seller Subsidiary to the Seller;

     (c)(i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any substantial portion of the assets, or more than 5% of any class of stock, of any corporation, bank or other business other than in the ordinary course of business and consistent with past practice; (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; or
(v) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

     (d) except with respect to options listed on SECTION 2.10(h) of the Seller Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale of, any shares of any class of capital stock of the Seller or any Seller Subsidiary (including shares held in treasury) or any rights, warrants or options to acquire, any such shares, other than the issuance of Seller Common Stock issuable upon exercise of employee or director stock options outstanding as of the date of this Agreement or pursuant to Seller Plans, in effect as of the date of this Agreement;

     (e) authorize, permit or cause any of its officers, directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal that constitutes, a "Takeover Proposal" (as defined in SECTION 8.1(g)), or (i) recommend, endorse or agree to any Takeover Proposal, (ii) participate in any discussions or negotiations with respect to a Takeover Proposal, or (iii) provide third parties with any nonpublic information relating to any such inquiry or proposal; provided, however, that the Seller may, and may authorize and permit its officers, directors, employees or agents to, provide third parties with nonpublic information, otherwise facilitate any effort or attempt by any third party to make or implement a takeover proposal and participate in discussions and negotiations with any third party relating to any takeover proposal, if the Seller, after having consulted with and considered the advice of outside counsel, has determined in good faith that such actions are necessary for the discharge of the fiduciary duties of the Seller's Board of Directors. The Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than the Company with respect to any of the foregoing. The Seller will notify the Company immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Seller, and the Seller shall keep the Company informed, on a current basis, of the status of any such discussions and negotiations;

     (f) propose or adopt any amendments to its Certificate of Incorporation or Bylaws in any way adverse to the Company;

     (g) change any of its methods of accounting in effect at September 30, 1997 or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except as may be required by Law or GAAP;

     (h) change in any material respect any lending, investment, liability management or other material policies concerning the business or operations of the Seller or any of the Seller Subsidiaries, except as required by Law, including, without limitation: (i) acquire or sell any contracts for the purchase or sale of financial or other futures or any put or call options, or enter into any hedges or interest rate swaps relating to cash, securities, or any commodities whatsoever or enter into any other derivative transaction; (ii) sell, assign, transfer, pledge, mortgage or otherwise encumber, or permit any encumbrances to exist with respect to, any of its assets with a value in excess of $50,000 individually, except in the ordinary course of business consistent with past practice; (iii) make any investment with an interest maturity of five years or more except in the ordinary course of business consistent with past practice; (iv) except for transactions disclosed in SECTION 4.2(h) of the Seller Disclosure Schedule, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $50,000 individually except for borrowings from the FHLB or pursuant to repurchase agreements consistent with past practices; (v) enter into any agreement with respect to any acquisition of a material amount of assets or securities or any discharge, waiver, satisfaction, release or relinquishment of any material contract rights, liens, encumbrances, debt or claims, not in the ordinary course of business and consistent with past practices and in no event with a value in excess of $50,000 individually except for satisfaction of liens on loans receivable consistent with past practice; (vi) settle any claim, action, suit, litigation, proceeding, arbitration, investigation or controversy of any kind, for any amount in excess of $50,000, net of any insurance proceeds, or in any manner which would restrict in any material respect the operations or business of the Seller or any of the Seller Subsidiaries; (vii) make any capital expenditure, except in the ordinary course and consistent with past practice and in no event in excess of $50,000 individually; or (viii) take any action or fail to take any action which individually or in the aggregate can be expected to have a Material Adverse Effect with respect to the Seller;

     (i)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax-free reorganization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP; and

     (j)  agree in writing or otherwise to do any of the foregoing.

     4.3 LETTER OF THE SELLER'S ACCOUNTANTS. The Seller shall use its reasonable best efforts to cause to be delivered to the Company "comfort" letters of Deloitte & Touche LLP, the Seller's independent public accountants, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to the Company, in a form reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     4.4  ACCESS AND INFORMATION.

     (a) From the date of this Agreement and until the Effective Time and upon reasonable notice, and subject to applicable laws relating to the exchange of information, the Seller shall, and shall cause each Seller Subsidiary to, afford to the Company's officers, employees, accountants, legal counsel and other representatives of the Company, access, during normal business hours, to all its properties, books, contracts, commitments and records. From the date of this Agreement and until the Effective Time, the Seller shall (and shall cause each Seller Subsidiary to) furnish promptly (as soon as available or received by the Seller or any Seller Subsidiary) to the Company (i) a copy of each Seller Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited the Seller shall promptly so notify the Company) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws, the HOLA or any other federal or state banking laws or any other applicable Laws promptly after such documents are available,
(ii) the monthly financial statements of the Seller and the Seller Subsidiaries (as prepared by the Seller in accordance with its normal accounting procedures) promptly after such financial statements are available without further request by the Company, (iii) a copy of any action, including all minutes, taken by the Board of Directors, or any committee thereof, of the Seller and the Seller Subsidiaries and any documents or other materials of any kind provided to such Boards or committees promptly after such action, minutes, materials or other documents become available without further request by the Company, (iv) a copy of each Tax Return filed by the Seller and each

Seller Subsidiary for the three most recent years available, a copy of any correspondence received from the IRS or any other governmental entity or taxing authority or agency and any other correspondence relating to Taxes, and any other documents relating to Taxes as the Company may reasonably request, and (v) all other information concerning its business, properties and personnel as the Company may reasonably request, other than in each case reports or documents which the Seller is not permitted to disclose under applicable Law or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents and copies.

     4.5  UPDATE DISCLOSURE; BREACHES.

     (a) From and after the date of this Agreement until the Effective Time, the Seller shall update the Seller Disclosure Statement on a regular basis by written notice to the Company to reflect any matters which have occurred from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, (i) to the extent that any information that would be required to be included in an update under this SECTION 4.5(a) would have in the past been contained in internal reports prepared by the Seller or any Seller Subsidiary in the ordinary course, such update may occur by delivery of such internal reports prepared in accordance with past practice, with appropriate steps taken by the Seller to identify relevant information contained therein, and (ii) to the extent that updating required under this Section is unduly burdensome to the Seller, the Seller and the Company will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Seller shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to herein, given prompt written notice thereof to the Company and use its best efforts to prevent or promptly remedy the same.

     4.6  AFFILIATES.  Within thirty (30) days after the date of this Agreement,
(a) the Seller shall deliver to the Company a letter identifying all persons who are then "affiliates" of the Seller, including, without limitation, all directors and executive officers of the Seller, for purposes of Rule 145 promulgated under the Securities Act and/or for the purposes of applicable SEC accounting releases with respect to pooling-of-interests accounting treatment (each a "Seller Affiliate") and (b) the Seller shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws and regulations governing pooling-of-interests accounting treatment and shall use reasonable efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as ANNEX A. The Seller shall use its reasonable best efforts to obtain from any person who becomes an affiliate of the Seller after the Seller's delivery of the letter referred to above, and on or prior to the Effective Time, a written agreement substantially in such form as soon as practicable after attaining such status.

     4.7 TAX TREATMENT AND POOLING. The Seller will use its reasonable best efforts to cause the Merger to qualify for pooling of interests accounting treatment and as a reorganization under Section 368(a)(2)(E) of the Code.

     4.8 EXPENSES. All Expenses (as defined below) incurred by the Company and the Seller shall be borne solely and entirely by the party which has incurred the same, except that the parties shall share equally in the out-of-pocket expenses relating to the printing of the Registration Statement and the Proxy Statement/Prospectus, and all SEC, New York Stock Exchange ("NYSE"), and other regulatory filing and listing fees incurred in connection herewith. "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby.

     4.9 DELIVERY OF STOCKHOLDER LIST. The Seller shall arrange to have its transfer agent deliver to the Company or its designee, from time to time prior to the Effective Time, a true and complete list or computer tape setting forth the names and addresses of the Seller stockholders, their holdings of stock as of the latest practicable date, and such other stockholder information as the Company may reasonably request.

                         ARTICLE V--COVENANTS OF THE COMPANY

     5.1 AFFIRMATIVE COVENANTS. The Company hereby covenants and agrees with the Seller that from and after the date of this Agreement and prior to the Effective Time, unless the prior written consent of the Seller shall have been obtained and except as otherwise contemplated herein, it will and it will cause each Company Subsidiary to:

     (a) maintain its corporate existence in good standing and maintain all books and records in accordance with accounting principles and practices as utilized in the Company's or the Company Subsidiaries', as the case may be, financial statements applied on a consistent basis;

     (b) conduct its business in the ordinary course of business consistent with past practices and in a manner that does not violate any Law, except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future will not, have a Material Adverse Effect with respect to the Company; and

     (c) use all reasonable efforts to preserve intact its business organization and assets, maintain its rights and franchises, retain the services of its officers and key employees and maintain its relationships with customers.

     5.2 NEGATIVE COVENANTS. Except as otherwise contemplated by this Agreement, from the date of this Agreement until the Effective Time, the Company shall not do, or agree to commit to do, or permit any Company Subsidiaries to do, without the prior written consent of the Seller any of the following:

     (a) solely in the case of the Company, declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock unless appropriate adjustment or adjustments are made to the Exchange Ratio as set forth in SECTION 1.6;

     (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or in a violation of any provision of this Agreement except, in every case, as may be required by applicable Law;

     (c)  take or cause to be taken any action which would disqualify the Merger
(i) as a tax free organization under Section 368(a)(2)(E) of the Code or (ii) for pooling of interests accounting treatment under GAAP;

     (d) amend its Articles of Incorporation or Bylaws or other governing instrument in a manner which would adversely affect in any manner the terms of the Company Common Stock or the ability of the Company to consummate the transactions contemplated hereby;

     (e) enter into any agreement providing for, or otherwise participate in, any merger consolidation or other transaction in which the Company or any surviving corporation would be required not to consummate the Merger or any of the other transactions contemplated hereby in accordance with the terms of this Agreement, as the case may be; or

     (f)  agree to do any of the foregoing.

     5.3  ACCESS AND INFORMATION.

     (a) From the date of this Agreement and until the Effective Time and upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each Company Subsidiary to, afford to the Seller's officers, employees, accountants, legal counsel and other representatives of the Seller, access, during normal business hours, to all its properties, books, contracts, commitments and records. From the date of this Agreement and until the Effective Time, the Company shall (and shall cause each Company Subsidiary to) furnish promptly

(as soon as available or received by the Company or any Company Subsidiary) to the Seller (i) a copy of each Company Report filed by it or received by it (to the extent not prohibited by Law and if so prohibited, the Company shall promptly so notify the Seller) after the date of this Agreement and prior to the Effective Time pursuant to the requirements of federal or state securities laws or any other applicable Laws promptly after such documents are available and (ii) all other information concerning the business, properties and personnel of the Company or the Company Subsidiaries as the Seller may reasonably request, other than in each case reports or documents which the Company is not permitted to disclose under applicable law or binding agreement entered in to prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Unless otherwise required by Law, the parties will hold any such information which is nonpublic in confidence until such time as such information becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party or destroy such documents or copies.

     5.4  UPDATE DISCLOSURE: BREACHES.

     (a) From and after the date of this Agreement until the Effective Time, the Company shall update the Company Disclosure Statement on a regular basis by written notice to the Seller to reflect any matters which have occurred from and after the date of this agreement which, if existing on the date of this Agreement, would have been required to be described therein; provided that, to the extent that updating required under this Section is unduly burdensome to the Company, the Company and the Seller will use their best efforts to develop alternate updating procedures utilizing, wherever possible, existing reporting systems.

     (b) The Company shall, in the event it becomes aware of the impending or threatened occurrence of any event or condition which would cause or constitute a material breach (or would have caused or constituted a material breach had such event occurred or been known prior to the date of this Agreement) of any of its representations of agreements contained or referred to herein, give prompt written notice thereof to the Seller and use its best efforts to prevent or promptly remedy the same.

     5.5 STOCK EXCHANGE LISTING. The Company shall use all reasonable efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

     5.6 TAX TREATMENT AND POOLING. The Company will use its reasonable best efforts to cause the Merger to qualify (i) as a reorganization under Section 368(a)(2)(E) of the Code and (ii) for pooling of interests accounting treatment under GAAP.

                          ARTICLE VI--ADDITIONAL AGREEMENTS

     6.1 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as practicable after the execution of this Agreement, the Seller and the Company shall prepare and file with the SEC the Proxy Statement/Prospectus and Registration Statement under the Securities Act and the Exchange Act relating to the approval of the Merger by the stockholders of the Seller and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. The Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Seller in favor of the Merger.

     6.2 MEETING OF THE SELLER'S STOCKHOLDERS. The Seller shall promptly after the date of this Agreement take all action necessary in accordance with the DGCL and Seller Certificate and the Seller Bylaws to convene the Seller Stockholders' Meeting. The Seller shall use its best efforts to solicit from stockholders of the Seller proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL to approve the Merger.

     6.3 APPROPRIATE ACTION; CONSENTS; FILINGS. The Seller and the Company shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain all consents, licenses, permits, waivers, approvals, authorizations or orders required under Law (including, without limitation, all foreign and domestic (federal, state and local) governmental and regulatory rulings and approvals and parties to contracts) required in connection with the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby,
(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, (B) applicable federal or state banking laws and (C) any other applicable Law; provided that, the Company and the Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Seller and the Company shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use all reasonable efforts to take all such necessary action.

     6.4 EMPLOYEE STOCK OPTIONS AND OTHER EMPLOYEE BENEFIT MATTERS. ANNEX B sets forth certain agreements and obligations of the Seller and the Company with respect to the Stock Plans and the Seller's employee benefit plans and other employee benefit matters, including but not limited to: (i) the treatment of outstanding options under the Stock Plans;
(ii) the granting of options under the Company stock option plans; (iii) payments pursuant to existing employment agreements; (iv) the entering into of new employment and noncompetition agreements between the Company and certain officers of the Seller; and (v) the defined benefit plans.

     6.5 NOTIFICATION OF CERTAIN MATTERS. The Seller shall give prompt notice to the Company, and the Company shall give prompt notice to the Seller, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Seller or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this SECTION 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     6.6 PUBLIC ANNOUNCEMENTS. The Company and the Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with or rule of the National Association of Securities Dealers, Inc.

     6.7 CUSTOMER RETENTION. To the extent permitted by law or applicable regulation, the Seller shall use all reasonable efforts to assist the Company in its efforts to retain the Seller's customers for the Surviving Corporation.
Such efforts may include making introductions of the Company's employees to such customers, assisting in the mailing of information prepared by the Company and reasonably acceptable to the Seller, to such customers and actively participating in any "transitional marketing programs" as the Company shall reasonably request.

     6.8 TAIL POLICY. The Company shall purchase, and for a period of four (4) years after the Effective Time, the Company shall use its best efforts to maintain, directors and officers liability insurance "tail" or "runoff" coverage with respect to wrongful acts and/or omissions committed or allegedly committed prior to the Effective Time. Such coverage shall have an aggregate coverage limit under the Seller's existing directors and officers liability policy, and in all other respects shall be at least comparable to such existing policy; provided, however, that in no event shall the Company be required to expend on an annual basis more than 200% of the current amount expended by the Seller (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if the Company is unable to maintain or obtain the insurance called for by this SECTION 6.8 Company shall use all reasonable efforts to obtain as much comparable insurance as available for the Insurance Amount. In the event the Company or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the obligations set forth in this section. The provisions of this SECTION 6.8 are intended to be for the benefit of, and shall be enforceable by, each such director and officer and his or her heirs and representatives.

     6.9 INDEMNIFICATION. For a period of six (6) years following the Effective Time, the Company will indemnify the individuals serving as directors and officers of the Seller immediately prior to the Effective Time against all liabilities and claims relating to their service in such capacities with the Seller prior to the Effective Time to the same extent as such directors and officers would have been indemnified by the Seller pursuant to the Seller Certificate. The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each such director and officer and his or her heirs and representatives.


                          ARTICLE VII--CONDITIONS OF MERGER

     7.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, on or prior to the Effective Time, have been initiated or, to the knowledge of the Company or the Seller, threatened by the SEC.

     (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Seller.

     (c) REGULATORY APPROVALS. (i) The Merger shall have been approved by the applicable regulatory authorities, including, without limitation, the OTS, which approvals shall not contain any materially burdensome conditions that would significantly adversely affect the Company; (ii) all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approval shall have been satisfied; and (iii) all waiting periods relating to such approval shall have expired.

     (d) NO ORDER. No federal or state governmental or regulatory authority or other agency or commission, or federal or state court of competent jurisdiction, shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect restricting, preventing or prohibiting consummation of the transactions contemplated by this Agreement.

     (e) POOLING OF INTERESTS. The Seller and the Company shall have received a letter of the Seller's independent public accountants, dated as of the closing date of the Merger (the "Closing Date"), in form and substance reasonably satisfactory to the Seller and the Company, stating that the Seller is an entity that qualifies for pooling of interests accounting treatment pursuant to GAAP and applicable SEC regulations. The Seller and the Company shall also have received a letter of the Company's independent accountants, dated the Closing Date, in form and substance reasonably satisfactory to the Seller and the Company, stating that the transactions effected pursuant to this Agreement will qualify as a pooling of interests pursuant to GAAP and applicable SEC regulations.

     (f) HART-SCOTT-RODINO ACT. If filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), is required to be made prior to consummation of the Merger, early termination shall have been granted or applicable waiting periods shall have expired under the HSR Act.

     7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller contained in this Agreement, without giving effect to any update to the Seller Disclosure Schedule or notice to the Company under
SECTION 4.5 or 6.5, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representation and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect with respect to the Seller. Company shall have received a certificate signed on behalf of the Seller by the Chief Executive Officer or President and the Chief Financial Officer of the Seller to the foregoing effect.

     (b) AGREEMENTS AND COVENANTS. The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) CONSENTS OBTAINED. All Seller Approvals and all filings required to be made by the Seller for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Seller, except those for which failure to obtain such Seller Approvals or make such filings would not individually or in the aggregate, have a Material Adverse Effect with respect to the Seller.

     (d) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of the Seller, which in either case is reasonably likely to have a Material Adverse Effect with respect to the Seller or the Company.

     (e) COMFORT LETTERS. The Company shall have received from Deloitte & Touche LLP the "comfort" letters referred to in SECTION 4.3.

     (f) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Seller and the Seller Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Seller. The Company shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of the Seller to that effect.

     (g) OPINION OF COUNSEL. The Company shall have received from Patton Boggs, L.L.P., independent counsel to the Seller ("Seller's Counsel") an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Company, covering the matters set forth in ANNEX C, which opinion shall be based on such assumptions and containing such qualifications and limitations as are appropriate and reasonably satisfactory to the Company.

     (h) VOTING AGREEMENT. Within thirty (30) days of the date of this Agreement, the directors of the Seller shall have entered into the Voting Agreements, substantially in the form of ANNEX E.

     7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the Merger is also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Company set forth in this Agreement, without giving effect to any notice to the Seller under SECTION 5.4 or 6.5, shall be true and correct as of the date of this Agreement and (except to the extent such representation and warranties speak as of an earlier date) as of the Effective Time, as though made on and as of the Effective Time; provided, however, that for purposes of determining the satisfaction of the condition contained in this clause, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided, further, however, that, for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, represent a Material Adverse Effect with respect to the Company. The Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or President and the Chief Financial Officer of the Company to the foregoing effect.

     (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

     (c) CONSENTS UNDER AGREEMENTS. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made by the Company for the authorizations, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where failure to obtain any consents, waivers, approvals, authorizations or orders required to be obtained or any filings required to be made would not have a Material Adverse Effect with respect to the Company.

     (d) FEDERAL TAX OPINION. The Seller shall have received an opinion of Seller's Counsel, in form and substance reasonably satisfactory to the Seller, dated as of the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368 of the Code, and that, accordingly, for federal income tax purposes:

          (i) No gain or loss will be recognized by the Seller as a result of the Merger;

          (ii) No gain or loss will be recognized by the stockholders of the Seller (except with respect to cash received in lieu of a fractional share interest in Company Common Stock); and

          (ii) The aggregate tax basis of the company Common Stock received by stockholders of Seller pursuant to the Merger will be the same as the aggregate tax basis of the Seller Common Stock surrendered in exchange therefor reduced by any amount allocable to a fractional share interest for which cash is received). In rendering such opinion, Seller's Counsel may require and rely upon representations and covenants contained in certificates of officers of Company, the Seller and others.

     (e) NO CHALLENGE. There shall not be pending any action, proceeding or investigation before any court or administrative agency or by a government agency (i) challenging or seeking material damages in connection with, the Merger or the conversion of Seller Common Stock into Company Common Stock pursuant to the Merger or (ii) seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by the Company or the Company Subsidiaries of all or any portion of the business or assets of Seller, which in either case is reasonably likely to have a Material Adverse Effect with respect to the Seller or the Company.

     (f) NO MATERIAL ADVERSE CHANGES. Since the date of the Agreement, there has not been any change in the financial condition, results of operations or business of the Company and the Company Subsidiaries, taken as a whole, that either individually or in the aggregate would have a Material Adverse Effect with respect to the Company. The Seller shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of the Company to that effect.

     (g) OPINION OF COUNSEL. The Seller shall have received from Company Counsel an opinion dated the Effective Time, in form and substance reasonably satisfactory to the Seller, covering the matters set forth in ANNEX D, which opinion shall be based on such assumptions and contain such qualifications and limitations as are appropriate and reasonably satisfactory to the Seller.

                  ARTICLE VIII--TERMINATION, AMENDMENT AND WAIVER

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

     (a) by mutual consent of the Company and the Seller by a vote of a majority of the members of the entire Boards of Directors of the Company and Seller;

     (b) by either the Company or the Seller if any approval of the stockholders of the Seller required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;

     (c) by the Seller or the Company (i) if there has been a breach in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have been breached in any respect) of any representation, warranty, covenant or agreement on the part of Seller, on the one hand, or the Company, on the other hand, set forth in this Agreement, or (ii) if any representation or warranty of Seller, on the one hand, or the Company, on the other hand, shall be discovered to have become untrue in any material respect (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall have become untrue in any respect), in either case (i) or
(ii) which breach or other condition has not been cured within 10 business days following receipt by the nonterminating party of notice of such breach or other condition, or which breach by its nature, cannot be cured prior to Closing; provided, however, neither party shall have the right to terminate this Agreement pursuant to this SECTION 8.1(c) unless the breach of any representation or warranty (but not breaches of covenants or agreements), together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under SECTION 7.2(a) (in the case of a breach of a representation or warranty by the Seller) or SECTION 7.3(a) (in the case of a breach of a representation or warranty by the Company); and, provided further that notwithstanding anything in this Agreement to the contrary, the Seller may declare the Company in breach of SECTION 3.8(iii) or (iv) only in the event the Company is otherwise in breach of such sections and the Company Share Value determined in accordance with SECTION 1.6(a) is less than 30, in which event the Company may cure such breach by issuing additional Company Common Stock in connection with the Merger to bring such Company Share Value to 30; and, provided further this Agreement may not be terminated pursuant to this clause
(c) by the breaching party or party making any representation or warranty which shall have become untrue in any material respect;

     (d) by either the Company or the Seller if any permanent injunction preventing the consummation of the Merger shall have become final and nonappealable;

     (e) by either the Company or the Seller if the Merger shall not have been consummated by November 1, 1998, for a reason other than the failure of the party seeking termination to comply with its obligations under this Agreement; provided that if the Merger shall not have been consummated on or prior to November 1, 1998 as a result of proceedings of a governmental authority or litigation, then the date on which either the Company or the Seller may terminate this agreement under this SECTION 8.1(e) shall be extended to the earlier of (i) the elapse of a reasonable period of time necessary to consummate the Merger following the final termination of proceedings of a governmental authority or litigation or (ii) December 31, 1998;

     (f) by either the Company or the Seller if any regulatory authority has denied approval of the Merger, and neither the Company nor the Seller has, within 30 days after the entry of such order denying approval, filed a petition seeking review of such order as provided by applicable law;

     (g) by the Seller, upon three business days' prior notice to the Company, if as a result of a Takeover Proposal with respect to the Seller that the Board of Directors of the Seller has determined to be a Superior Takeover Proposal, and the Board of Directors of the Seller determines in good faith (after consultation with and based on the advice of its outside counsel) that the acceptance of such Superior Takeover Proposal could reasonably be required by the fiduciary obligations of such directors under applicable law; provided, however, that prior to any such termination, the Seller shall advise the Company in writing of the determination of the Board of Directors of the Seller that the Board of Directors of the Seller has determined that such Takeover Proposal is a Superior Takeover Proposal, which notice will include a summary of such Takeover Proposal. During such three business day period, the Company may propose to the Seller an alternative transaction, and the Company shall, and shall cause its respective financial and legal advisors to, negotiate with the Company in good faith with respect to such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal would not constitute a Superior Takeover Proposal and thereby enable the Seller to proceed with the transactions contemplated herein. "Takeover proposal" shall mean (i) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Seller or Seller Subsidiaries, (ii) any proposal or offer to acquire from the Seller in any manner, directly or indirectly, any equity or voting securities of the Seller in excess of 15% of the equity voting securities of the Seller or Seller Subsidiaries thereof or a material amount of the assets of the Seller and Seller Subsidiaries, taken as a whole, or (iii) any proposal or offer to acquire from the stockholders of the Seller by tender offer, exchange offer or otherwise more than 15% of the outstanding common stock of the Seller; provided, however, that a "Takeover Proposal" shall not mean the Merger or any alternative transaction between the Company and the Seller that may be proposed as contemplated hereby. "Superior Takeover Proposal" means any bona fide Takeover Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the common stock of the Seller then outstanding or all or substantially all of the assets of the Seller on terms that the Board of Directors of the Seller determines in its good faith reasonable judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Seller's stockholders than the Merger; or

     (h) by the Company if the Board of Directors of the Seller or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval by the Board of Directors of the Seller of this Agreement or the Merger or take any action having such effect.

     8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to SECTION 8.1, this Agreement shall forthwith become void and all rights and obligations of any party shall cease except: (i) as set forth in SECTION 9.1 of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement or shall restrict either party's rights in the case thereof.

     8.3  SELLER TERMINATION PAYMENTS.  If this Agreement is terminated:

          (i)   pursuant to Section 8.1(g) (fiduciary out);

          (ii) pursuant to SECTION 8.1(b) (failure to obtain stockholder approval), following a failure of the stockholders of the Seller to grant the necessary approval described in SECTION 7.1(b) if at the time prior to the Seller Stockholders' Meeting called for the purpose of voting on the Merger there shall have been a Takeover Proposal with respect to the Seller and the Board of Directors of the Seller shall have withdrawn its recommendation of this Agreement or the Merger; or

          (iii) as a result of a material breach of SECTION 6.2 by the Seller (approval of stockholders),

then the Seller shall pay the Company a termination fee equal to $7.0 million, payable in cash or immediately available funds within five business days of such termination (the "Termination Fee").

     8.4 WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE IX--GENERAL PROVISIONS

     9.1 NON-SURVIVAL OF REPRESENTATIONS; WARRANTIES AND AGREEMENTS. The representation, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to ARTICLE VIII, except that the agreements set forth in ARTICLE I, SECTION 6.4 (including ANNEX B), SECTION 6.8 and SECTION 8.3, shall survive the

Effective Time and those set forth in SECTIONS 4.4(b), 4.8, 5.3(b) and ARTICLE IX hereof shall survive termination indefinitely.

     9.2 ENFORCEMENT OF AGREEMENT. The parties agree that irreparable damage would occur in the event that the provisions contained in each of SECTIONS 4.4(b), 5.3(b) and 6.4 (including ANNEX B) of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of SECTIONS 4.4(b), 5.3(b) and 6.4 (including ANNEX B) of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.3 NOTICES. All Notices and other communications given or made pursuant hereto shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by register or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be effective upon receipt:

     (a)  If to the Company:

               FIRSTPLUS Financial Group, Inc.
               1600 Viceroy, 8th Floor
               Dallas, Texas 75235
               Telecopier: (214) 599-7651
               Attention: President

          With a copy to:

               Jenkens & Gilchrist, a Professional Corporation
               1445 Ross Ave., Suite 3200
               Dallas, Texas 75202
               Telecopier: (214) 855-4300
               Attention: Ronald J. Frappier

     (b)  If to the Seller:

               Life Financial Corporation
               10540 North Magnolia Avenue
               Suite B
               Riverside, California 92505-1814
               Telecopier: (909) 637-4220
               Attention: Daniel L. Perl

          With a copy to:

               Patton Boggs, L.L.P.
               2550 M Street, N.W.
               5th Floor
               Washington, D.C. 20037-1350
               Telecopier: (202) 457-6315
               Attention: Joseph G. Passaic, Jr.

     9.4  CERTAIN DEFINITIONS.  For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which any person (either alone, or though or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

     (b) "business day" means any day other than a day on which federally-chartered banks are required or authorized to be closed;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act); and

     (e) "subsidiary" or "subsidiaries" of Seller, the Company, the Surviving Corporation, or any other person, means any corporation, partnership, joint venture or other legal entity of which the Seller, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     9.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     9.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that the Company may assign all or any of its rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than SECTION 6.4 (including ANNEX B) and SECTION 6.8 (which are intended to be for the benefit of the directors, officers and employees of the Seller and the Seller Subsidiaries and may be enforced by such persons).

     9.10 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

     9.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     9.12 TIME IS OF THE ESSENCE. Time is of the essence with respect to this Agreement.

     9.13 AMENDMENT. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Seller, no amendment may be made, without further approval of such stockholders which would reduce the amount or change the type of consideration into which each share of Seller Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

     IN WITNESS WHEREOF, the Seller, the Company and the Subsidiary have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                               LIFE FINANCIAL CORPORATION


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------


                               FIRSTPLUS FINANCIAL GROUP, INC.


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------


                              LIFE FINANCIAL ACQUISITION, INC.


                              By:
                                 ----------------------------------
                              Name:
                                   --------------------------------
                              Title:
                                    -------------------------------

                    CROSS REFERENCES TO SELLER DISCLOSURE SCHEDULE

(Seller Reps & Warranties)
Section 2.1(c)      -    List of Seller Subsidiaries
Section 2.8         -    Absence of Certain Changes or Events
Section 2.9         -    Litigation
Section 2.10(a)     -    Employee Benefit Plans
Section 2.10(b)     -    Certain Types of Plans ("controlled group")
Section 2.10(c)     -    Compliance with Applicable Law
Section 2.10(d)     -    Qualification of Certain Plans
Section 2.10(e)     -    Certain Liabilities and Events
Section 2.10(h)     -    Stock Options
Section 2.10(i)     -    Employment Contracts
Section 2.10(j)     -    Effect of Agreement re Compensation
Section 2.13        -    Environmental Matters (properties owned/compliance)
Section 2.15        -    Taxes
Section 2.16        -    Insurance
Section 2.20        -    Material Contracts
Section 4.2(h)      -    Transactions

                                                                    APPENDIX B

Board of Directors
LIFE Financial Corporation
10540 North Magnolia Avenue, Suite B
Riverside, CA  92505-1814

Members of the Board:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of LIFE Financial Corporation ("LIFE") of the Exchange Ratio in the proposed merger (the "Merger") of LIFE with and into FIRSTPLUS Financial Group ("FP"), pursuant to the Agreement and Plan of Merger dated as of March 6, 1998 between LIFE and FP (the "Agreement"). Under the terms of the Merger, each outstanding share of LIFE common stock will be converted into the right to receive such number of shares of FP common stock as is equal to the number determined by dividing $20.00 (which represents the deman per share dollar value of the LIFE common stock) by the FP Share Value (as defined below). The "FP Share Value" will be a number equal to the per share dollar value of the average closing sale price of the FP common stock as reported on the New York Stock Exchange, Inc. for the thirty consecutive trading days immediately preceding the second business day prior to the date the Merger is consummated pursuant to the terms of the Agreement; provided, however, that the FP Share Value shall in no event be less than $30 nor greater than $40 It is our understanding that the Merger will be accounted for as a pooling accounting transaction under generally accepted accounting practices.

     Keefe, Bruyette & Woods, Inc. as part of its investment banking business, is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, LIFE and FP and as a market maker in securities we may from time to time have a long or short position in, and buy or sell, debt

LIFE Inc.
Board of Directors
Page 2


or equity securities of LIFE and FP for our own account and for the accounts of our customers. We have acted exclusively for the Board of Directors of LIFE in rendering this fairness opinion and will receive a fee from LIFE for our services.

     In rendering our opinion, we have (i) reviewed, among other things, the Merger Agreement, Annual Reports to stockholders and Annual Reports on Form 10-K of LIFE and Annual Reports on Form 10-K of FP, certain interim reports to stockholders and Quarterly Reports on Form 10-Q of LIFE and Quarterly Reports on Form 10-Q of FP and certain internal financial analyses and forecasts for LIFE prepared by management; (ii) held discussions with members of senior management of LIFE and FP regarding past and current business operations, regulatory relationships, financial condition and future prospects of the respective companies; (iii) compared certain financial and stock market information for LIFE and FP with similar information for certain other companies the securities of which are publicly traded; (iv) reviewed the financial terms of certain recent business combinations in the banking industry; and (v) performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of LIFE as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of LIFE and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed, without independent verification, that the aggregate allowances for loan losses for LIFE and FP are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of LIFE or FP, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of LIFE and FP; (ii) the assets and liabilities of LIFE and FP; and (iii) the nature and terms of certain other merger transactions involving thrift and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

LIFE Inc.
Board of Directors
Page 3


     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the common stockholders of LIFE.


                                                  Very truly yours,


                                                  KEEFE, BRUYETTE & WOODS, INC.

                                   PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICER

     (a) The Amended and Restated Articles of Incorporation, as amended, of FP, together with its Amended and Restated Bylaws, as amended, provide that FP shall indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances.

     (b) FP also has adopted provisions in its Amended and Restated Articles of Incorporation, as amended, that limit the liability of its directors and officers to the fullest extent permitted by the laws of the State of Nevada. Under FP's Amended and Restated Articles of Incorporation, as amended, and as permitted by the laws of the State of Nevada, a director or officer is not liable to FP or its stockholders for damages for breach of fiduciary duty. Such limitation of liability does not affect liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of any unlawful distribution.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)   Exhibits:

           Exhibit
           Number       Description
           -------      -----------

           2.1 Agreement and Plan of Merger, dated March 11, 1998, among LIFE, FP and LFA is Appendix A to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference

           4.1+ Amended and Restated Articles of Incorporation of FP, as amended (Exhibit 3.1)

           4.2+         Amended and Restated Bylaws of FP, as amended (Exhibit
                        3.2)

           4.3+         Form of FP Common Stock Certificate (Exhibit 4)

           5.1* Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of the shares being registered

           8.1*         Opinion of Patton Boggs, L.L.P. regarding tax matters

           23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in its opinion filed as Exhibit
                        5.1 hereto)

           23.2         Consent of Ernst & Young LLP regarding FP

           23.3         Consent of Deloitte & Touche LLP regarding LIFE

           23.4         Consent of Grant Thornton LLP regarding LIFE

           23.5         Consent of Keefe, Bruyette & Woods, Inc.

           24           Power of Attorney (on signature page)

           99.1*        Form of Proxy of LIFE

           99.2* Form of Employment Agreement between Daniel L. Perl and FP



     (b)    Financial Statement Schedules:

               Not Applicable

---------------------

*    To be filed by amendment.
+ Filed as the exhibit shown in parenthesis contained in FP's Registration Statement on Form S-1 (No. 33-96688) effective February 1, 1996, incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

(a)

     (1) FP hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) FP undertakes that every prospectus (a) that is filed pursuant to paragraph (1) immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) FP hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) FP hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) FP hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on August 28, 1998.

                                   FIRSTPLUS FINANCIAL GROUP, INC.

                                   By:  /s/ Daniel T. Phillips
                                        ------------------------------------
                                        Daniel T. Phillips
                                        President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below in so signing also makes, constitutes and appoints Daniel T. Phillips, William
P. Benac and Ronald M Bendalin, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, for him in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any or all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

         Signature                        Title                      Date
         ---------                        -----                      ----
 /s/ Daniel T. Phillips     Chairman of the Board and Chief    August 28, 1998
 ----------------------     Executive Officer (Principal
 Daniel T. Phillips         Executive Officer)


 /s/ Eric C. Green          President and Director             August 28, 1998
 ----------------------
 Eric C. Green


 /s/ William P. Benac       Chief Financial Officer            August 28, 1998
 ----------------------     (Principal Accounting Officer)
 William P. Benac


 /s/ John Fitzgerald        Director                           August 28, 1998
 ----------------------
 John Fitzgerald


 /s/ Daniel Jesse           Director                           August 28, 1998
 ----------------------
 Daniel Jesse


 /s/ Paul Nussbaum          Director                           August 28, 1998
 ----------------------
 Paul Nussbaum


 /s/ Paul Seegers           Director                           August 28, 1998
 ----------------------
 Paul Seegers


 /s/ Sheldon I. Stein       Director                           August 28, 1998
 ----------------------
 Sheldon I. Stein


 /s/ J. Danforth Quayle     Director                           August 28, 1998
 ----------------------
 J. Danforth Quayle


 /s/ James R. Adams         Director                           August 28, 1998
 ----------------------
 James R. Adams